Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DOLPHIN MERGER SUB, LLC, as Merger Sub LLC,

DOLPHIN MERGECO, INC., as Merger Sub,

INOTIV, INC., as Parent,

ENVIGO RMS HOLDING CORP., as the Company,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Securityholder Representative

Dated September 21, 2021

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is being entered into effective as of September 21, 2021 (the "Effective Date"), by and among Inotiv, Inc., an Indiana corporation ("Parent"), Dolphin MergeCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Dolphin Merger Sub, LLC, an Indiana limited liability company and a wholly owned subsidiary of Parent ("Merger Sub LLC" and together with Merger Sub, "Merger Subs"), Envigo RMS Holding Corp., a Delaware corporation (the "Company"), and Shareholder Representative Services LLC, solely in its capacity as the securityholder representative, agent and attorney-in-fact of the Securityholders (the "Securityholder Representative" and together with the Company, the "Company Parties").

RECITALS:

WHEREAS, the parties intend for Parent to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as may be amended from time to time, the "Delaware Law"), Merger Sub shall be merged with and into the Company (the "First Merger"), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and each outstanding share of the Company Stock will be converted into the right to receive the Per Share Merger Consideration and each In-the-Money Option will be entitled to receive the Company Option Consideration;

WHEREAS, immediately following the First Merger, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Law and the Indiana Uniform Business Organization Transactions Act (as may be amended from time to time, the "Indiana Act"), the Company shall be merged with and into Merger Sub LLC (the "Second Merger" and, together with the First Merger, the "Mergers"), with Merger Sub LLC surviving the Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the "Company Board") has, by resolutions, duly adopted: (a) determined that it is in the best interests of the Company and the holders of shares of the Company Stock, and declared it advisable, to enter into this Agreement with Parent and Merger Subs; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the First Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the First Merger and adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent (the "Parent Board") and Merger Sub and the Board of Managers of Merger Sub LLC have each: (a) determined that it is in the best interests of Parent, Merger Sub, and Merger Sub LLC, as applicable, and their respective stockholders and sole member, as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the First Merger and Second Merger will, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers to provide for the acquisition of the Company Group's business of providing research-quality animals for use in laboratory tests, as well as standard and custom laboratory animal diets and bedding and other associated services, including specialized surgical modifications such as cannulation, implants, and the creation of surgically derived disease state models, contract breeding, contract colony management, health monitoring, quarantine, cryopreservation, rederivation and revitalization services, antibody development and production, as well as various support services, for contract research organizations, biopharmaceutical companies, universities, governments and other research organizations (collectively, the "Business"), and wish to provide for the Mergers and certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

WHEREAS, contemporaneously with the execution hereof, Parent has delivered to the Company the Parent Voting and Support Agreements by and between Parent and certain of its stockholders each in the form of Exhibit E hereto (the "Parent Voting and Support Agreements").

NOW, THEREFORE, pursuant to the above recitals and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

For purposes of this Agreement:

"280G Approval" has the meaning set forth in Section 6.13.

"Adjustment Deficit Amount" has the meaning set forth in Section 3.4(d)(ii).

"Adjustment Escrow Account" means the escrow account to be established by the Escrow Agent under the Escrow Agreement for the purpose of holding the Adjustment Escrow Amount until disbursed pursuant to the Escrow Agreement.

"Adjustment Escrow Amount" means Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

"Adjustment Surplus Amount" has the meaning set forth in Section 3.4(d)(iii).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the Preamble.

"Allocable Percentage" means, with respect to a Stockholder or Optionholder, as the case may be, the percentage determined by dividing (a) the number of shares of Company Stock (i) owned by such Stockholder and (ii) underlying In-the-Money Options held by such Optionholder (other than Rollover Options), by (b) the number of Fully Diluted Shares.

"Alternate Financing" has the meaning set forth in Section 6.3(a).

"Annual Statements" has the meaning set forth in Section 4.14(a).

"Anti-Corruption Laws" has the meaning set forth in Section 4.7(d).

"Antitrust Laws" means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

"Applicable Tax Refunds" has the meaning set forth in the definition of "Current Assets."

"Base Cash Consideration" means Two Hundred Million Dollars ($200,000,000.00), plus an additional amount (which shall only be positive) equal to the net proceeds in excess of One Hundred Ten Million Dollars ($110,000,000) received by Parent or any of its Affiliates from any financing or indebtedness (other than senior secured financing) raised or incurred by Parent prior to the Closing for the purpose of paying a portion of the Base Cash Consideration or otherwise in connection with the transactions contemplated by this Agreement (such additional amount the "Excess Financing Amount"; provided that such additional amount shall not exceed Ten Million Dollars ($10,000,000).

"Book-Entry Shares" means uncertificated shares of Company Stock represented by book entry immediately prior to the Effective Time.

"Business" has the meaning set forth in the Recitals.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Indiana or New York are authorized or required to be closed.

"Cancelled Shares" has the meaning set forth in Section 3.1(a).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.

"Cash" means cash and cash equivalents less the sum of: (a) all outstanding and uncleared checks of the Company Group; and (b) all uncleared wire transfers in transit initiated by the Company Group.

"Cash Consideration Amount" means (a) the Base Cash Consideration, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, less (d) the Closing Indebtedness. For the avoidance of doubt, no items included in the definitions or calculations of "Working Capital Adjustment" or "Closing Indebtedness" shall be double counted for the purposes of calculating the Cash Consideration Amount (including with respect to the calculation of the Working Capital Adjustment).

"Cash Preference Amount" means the amount of the Cash Preference Amount as set forth on and calculated in accordance with Schedule A.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

"Certificate of Merger" has the meaning set forth in Section 2.3(a).

"Certificates" has the meaning set forth in Section 3.1(d).

"Charter Proposals" has the meaning set forth in Section 6.4(a).

"Chosen Courts" has the meaning set forth in Section 11.2(a).

"Claims" means any threatened or actual claims, actions, suits, damages and demands and all liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

"Clayton Act" means the Clayton Antitrust Act of 1914, as amended.

"Closing" has the meaning set forth in Section 2.2.

"Closing Balance Sheet" has the meaning set forth in Section 3.4(a).

"Closing Cash" means all Cash of the Company Group as of immediately prior to the Effective Time.

"Closing Cash Payment" means an amount in cash equal to (i) the Cash Consideration Amount, less (ii) the Escrow Amount, less (iii) the Estimated Company Expenses, less (iv) the Expense Fund Amount.

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Indebtedness" means, without duplication, all Indebtedness of the Company Group as of immediately prior to the Effective Time that is not included as a Current Liability for purposes of determining Closing Net Working Capital.

"Closing Net Working Capital" means Current Assets of the Company Group, less the Current Liabilities of the Company Group, determined as of the Effective Time and in accordance with the illustrative calculation attached hereto as Exhibit B.

"Closing Statement" has the meaning set forth in Section 3.4(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercial Tax Obligation" means any customary obligation to assume responsibility, or reimburse another Person, for specified Taxes that is part of a larger commercial agreement not primarily related to Taxes, such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant's obligation to make tax escalation payments to a landlord.

"Commitment Letter" has the meaning set forth in Section 5.10(a).

"Commitment Parties" has the meaning set forth in Section 5.10(a).

"Company" has the meaning set forth in the Preamble.

"Company Accredited Investor" means an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

"Company Acquisition Agreement" has the meaning set forth in Section 6.9(a).

"Company Adverse Recommendation Change" means the Company Board or any committee thereof withholding or withdrawing (or amending, modifying, or materially qualifying, in a manner adverse to Parent or Merger Subs), the Company Board recommendation.

"Company Board" has the meaning set forth in the Recitals.

"Company Class A Common Stock" means the Company's Class A Common Stock, par value $0.01 per share.

"Company Class B Common Stock" means the Company's Class B Common Stock, par value $0.01 per share.

"Company COVID Action" means any COVID-19 Measure and any other reasonable action taken or omitted to be taken after the date of this Agreement that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) mothballing, suspending or reinitiating operation of all or a portion of the Company's or any of its Subsidiaries' respective businesses or operations (including suspending any studies or changing any protocols as a result of lack of hospital access or capacity); (C) workforce reductions; (D) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Company and its Subsidiaries; or (E) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

"Company Debt Documents" means, collectively, the (i) Floating Rate Senior Secured Note Due 2022, dated as of June 3, 2019, by and between the Company and Covance Preclinical Corporation (as may be amended from time to time), (ii) Credit Agreement, dated as of November 4, 2020, by and among the Company, the other guarantors party thereto and Harbor Bankshares Asset Management, LLC, and (iii) Second Lien Credit Agreement, dated as of November 4, 2020, by and among the Company, the other guarantors party thereto and Birch Grove Capital LP and the other lenders party thereto.

"Company Disclosure Schedules" means the disclosure schedules delivered by the Company to Parent and Merger Subs contemporaneously with the execution and delivery of the Agreement.

"Company Expenses" means, without duplication, any and all costs, fees of outside professionals and other expenses incurred by the Securityholders (to the extent payable or reimbursable by the Company Group) or the Company Group in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid at Closing, including (a) legal, accounting, brokerage, management, investment banking or other similar fees and expenses incurred as a result of or in anticipation of the Closing; (b) all change of control, transaction, closing and/or severance or retention or similar bonuses, benefits or payments payable or owing to any Employee or director of the Company Group that become payable upon or in connection with the Closing of the transactions contemplated hereby, triggered solely as a result of the transactions contemplated hereby (including the employer portion of payroll, employment or similar Taxes); (c) one-half of the fees of the Escrow Agent, the Paying Agent and any exchange agent agreed upon in writing by Parent and the Company; (d) the costs of obtaining the D&O Tail Policy; and (f) the Cash Preference Amount.

"Company Group" means, collectively, the Company and each of its wholly owned Subsidiaries.

"Company Group Law Firm" has the meaning set forth in Section 11.16(a).

"Company Intellectual Property Contracts" means any written Contracts to which the Company Group is a party under which the Company (i) receives any rights under any intellectual property of any other Person or (ii) grants to any Person any rights under Intellectual Property, except, in either case, for Contracts in which the grant of rights under intellectual property is merely incidental to the primary purpose of the Contract, non-exclusive license granted to customers in the ordinary course of business and shrink-wrap, click-wrap and other standard license of software products or services.

"Company Option" means an option to purchase shares of Company Class A Common Stock under the Company Option Plan.

"Company Option Consideration" has the meaning set forth in Section 3.8(a).

"Company Option Plan" means that certain Envigo RMS Holding Corp. Equity Incentive Plan.

"Company Parties" has the meaning set forth in the Preamble.

"Company Plan" has the meaning set forth in Section 4.9(a).

"Company Privileged Communications" has the meaning set forth in Section 11.16(b).

"Company Projections" has the meaning set forth in Section 4.25.

"Company Shareholders Agreement" means that certain Shareholders Agreement, dated as of June 3, 2019, by and among the Company and the shareholders party thereto from time to time.

"Company Stock" means Company Class A Common Stock and Company Class B Common Stock.

"Company Takeover Proposal" means an inquiry, proposal, or offer from or on behalf of, or indication of interest in making a proposal or offer (including any amendment or modification to any existing indication of interest, inquiry, offer or proposal) by or on behalf of, any Person or group relating to any transaction or series of related transactions (other than any such inquiry, proposal, offer or indication of interest made by or on behalf of Parent, Merger Subs or one or more of their Subsidiaries as contemplated by this Agreement), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company's and its Subsidiaries' consolidated assets, taken as a whole, or to which 15% or more of the Company's and its Subsidiaries' revenues, income or EBITDA on a consolidated basis, taken as a whole, are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, license agreement, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

"Company's Knowledge" means the actual knowledge of Adrian Hardy, Stephen Symonds, Mark Bibi and Greg O'Reilly, after reasonable due inquiry.

"Confidential Information" means any information of the Company Group related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to the Company Group's personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confidentiality Agreement" means that certain Mutual Non-Disclosure Agreement dated May 20, 2021, by and between the Company and Parent.

"Consent" has the meaning set forth in Section 4.13(b).

"Continuing Employee" has the meaning set forth in Section 6.18.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"COVID-19" means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.

"Current Assets" means accounts receivable, unbilled revenue, inventory, and prepaid expenses, including the pending U.S. federal income Tax carryback refunds due from the Internal Revenue Service with respect to the 2014, 2015 and 2016 taxable years of the Envigo International Holdings, Inc. consolidated group totaling approximately $961,585 and any overpayment interest thereon solely to the extent not received prior to Closing (the "Applicable Tax Refunds") but excluding (a) Cash, (b) the portion of any prepaid expenses of which Surviving Entity will not receive a benefit following the Closing, (c) income, gross receipts and franchise Tax assets (including deferred income, gross receipts and franchise Tax assets) other than the Applicable Tax Refunds, and (d) receivables from any of the Company Group's Affiliates, managers, employees, officers, stockholders or members of the Company Board, and any of their respective Affiliates, in all cases determined in accordance with GAAP consistently applied.

"Current Liabilities" means accounts payable, deferred revenue, and accrued expenses, but excluding (a) Indebtedness, (b) payables to any of the Company Group's Affiliates, managers, employees, officers, stockholders or members of the Company Board and any of their respective Affiliates, (c) income, gross receipts and franchise Tax liabilities (including deferred income, gross receipts and franchise Tax liabilities), and (d) Company Expenses in all cases, determined in accordance with GAAP consistently applied.

"D&O Tail Policy" has the meaning set forth in Section 6.16(b).

"DEA" means the U.S. Drug Enforcement Administration.

"Delaware Law" has the meaning set forth in the Recitals.

"Dissenting Share" has the meaning set forth in Section 3.7.

"Dissenting Stockholder" has the meaning set forth in Section 3.7.

"DOJ" means the Antitrust Division of the United States Department of Justice.

"EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval database.

"Effect" has the meaning set forth in the definition of "Material Adverse Effect."

"Effective Date" has the meaning set forth in the Preamble.

"Effective Time" has the meaning set forth in Section 2.3(a).

"Employee" means any current employee, individual consultant or director of the Company Group. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company Group.

"Employee Plan" means any trust, plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (including bonuses and incentive compensation), retirement or pension benefits, bonus, severance, termination pay, change in control benefits, deferred compensation, performance awards, stock or stock-related awards, stock purchase or ownership, vacation or paid time off, health and welfare, fringe benefits or other employee benefits of any kind, funded or unfunded, subject to ERISA or not, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is currently maintained, contributed to, or required to be contributed to, by the Company Group for the benefit of any current or former Employee, or with respect to which the Company Group has or may have any liability or obligation. For the avoidance of doubt, "Employee Plan" shall include any plan sponsored or maintained by a professional employer organization for the benefit of Employees.

"End Date" has the meaning set forth in Section 10.1(d).

"Environmental Claim" means any written notice or claim by any Person or any Governmental Authority alleging potential Liability of the Company (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Materials of Environmental Concern at any location owned, leased or operated by the Company Group or (b) any violation of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 4.19(e).

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"Environmental, Health and Safety Requirements" means all Legal Requirements and all judicial and administrative orders and determinations, in each case concerning worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern), each as amended and as now in effect.

"Equity Interests" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including partnership interests or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants, and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt).

"Equity Plan" has the meaning set forth in Section 5.2(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Escrow Agent" means U.S. Bank, National Association.

"Escrow Agreement" has the meaning set forth in Section 3.3(b)(vii).

"Escrow Amount" means the Adjustment Escrow Amount.

"Estimated Closing Cash" means Closing Cash as shown on the Pre-Closing Statement.

"Estimated Closing Indebtedness" means Closing Indebtedness as shown on the Pre-Closing Statement.

"Estimated Closing Net Working Capital" means Closing Net Working Capital as shown on the Pre-Closing Statement.

"Estimated Company Expenses" means Company Expenses as shown on the Pre-Closing Statement.

"Estimated Working Capital Adjustment" means the Working Capital Adjustment as shown on the Pre-Closing Statement.

"Excess Financing Amount" has the meaning set forth in the definition of Base Cash Consideration.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Exclusivity Agreement" means that certain Due Diligence and Exclusivity Agreement dated August 11, 2021, by and among the Company and Parent.

"Expense Fund" has the meaning set forth in Section 3.12.

"Expense Fund Amount" has the meaning set forth in Section 3.12.

"Expense Fund Distribution Amount" has the meaning set forth in Section 3.12.

"Expense Fund Distribution Date" has the meaning set forth in Section 3.12.

"Export Controls" means (a) U.S. Legal Requirements restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services, including the Export Administration Regulations and the International Traffic in Arms Regulations, and, to the extent applicable to the Company Group, or (b) any United Kingdom, European Union, European Union member state, or other non-U.S. Legal Requirements restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services.

"FDA" means the United States Food and Drug Administration.

"Fee Letter" has the meaning set forth in Section 5.10(a).

"Filing" has the meaning set forth in Section 4.13(b).

"Financial Statements" has the meaning set forth in Section 4.14(a).

"Financing" has the meaning set forth in Section 5.10(a).

"Financing Sources" means the Persons that have committed to provide or have otherwise entered into agreements to provide the Financing, including the Commitment Parties.

"First Merger" has the meaning set forth in the Recitals.

"Food, Drug and Safety Laws" means all applicable Legal Requirements relating to the use, manufacture, fabrication, processing, testing, handling, storage, packaging, licensing, labeling, distribution, marketing, advertising or sale of any food, drug, device, natural health product, cosmetic, biological or other medical product, including the U.S. Federal Food, Drug, and Cosmetic Act, Public Health Service Act, regulations of the FDA, guidance documents issued by the FDA, and all substantially similar applicable Legal Requirements in any other jurisdiction, including all applicable Legal Requirements regarding GMPs.

"Foreign Plan" has the meaning set forth in Section 4.9(i).

"FTC" means the United States Federal Trade Commission.

"Fully Diluted Shares" means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time assuming the exercise of all of the In-the-Money Options then outstanding (other than Rollover Options).

"Fundamental Representations" means the representations and warranties set forth in Section 4.1 (Organization and Good Standing; Ownership of Equity Interests) (other than the last two sentences thereof), Section 4.2 (Capitalization), Section 4.3(a), Section 4.3(b) and Section 4.3(c) (other than the last sentence thereof) (Subsidiaries), Section 4.12(a) (Authority; Binding Nature of Agreement), Section 4.24 (No Brokers or Finders), in the case of the Company, and Section 5.1 (other than the last two sentences of Section 5.1(a)) (Organization; Standing and Power; Organizational Documents), Section 5.2(a) and Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority; Binding Nature of Agreement), and Section 5.7 (No Brokers or Finders) in the case of Parent.

"GAAP" means United States generally accepted accounting principles.

"GMP" means current good manufacturing practices as defined by any Governmental Authority charged with overseeing Food, Drug and Safety Laws and such practices, including those set forth in any applicable Legal Requirement.

"Government Official" has the meaning set forth in Section 4.7(d).

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Healthcare Legal Requirement" means any applicable Legal Requirement relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers; the Federal Food Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security, or confidentiality Legal Requirements; Legal Requirements pertaining to licensure, certification, registration, or operation requirements of healthcare facilities, laboratory testing services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments of 1988, as amended.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"IBCL" means the Indiana Business Corporation Law, as amended.

"In-the-Money Option" means a vested outstanding Company Option as to which the Per Share Merger Consideration exceeds the applicable exercise price per share of such Company Option.

"Indebtedness" means, with respect to any Person, without duplication, (i) indebtedness for borrowed money (including principal and accrued and unpaid interest) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services (including all earn-outs and "seller notes" for the maximum amount potentially owed), (iii) indebtedness evidenced by any note, bond, debenture, mortgage, convertible note or other debt instrument or debt security, (iv) letters of credit, performance bonds, bankers acceptances or similar obligations, in each case, to the extent drawn, (v) obligations under any interest rate, currency or other hedging agreement, (vi) all Taxes (including payroll Taxes) relating to events, transactions, or payments occurring prior to the Closing that were deferred under any COVID-19 Measure, (vii) with respect to all originally filed final income, gross receipts or franchise Tax Returns for Pre-Closing Tax Periods (including Straddle Periods) that are not required to be filed until after the Closing Date (taking into account any valid extensions thereof), the aggregate amount of cash Taxes shown as due and payable on all such Tax Returns, net of the aggregate amount of cash refunds or overpayments shown on all such Tax Returns, with such aggregate amount of cash Taxes due and payable and/or such aggregate amount of refunds or overpayments being determined (1) taking into account all estimated Taxes paid on or prior to the Closing Date and any overpayments or other amounts paid or arising on or prior to the Closing Date that, in each case, may be credited against any such cash Taxes and (2) in the case of any Tax Return in respect of a Straddle Period, solely by reference to the pre-Closing portion of such Straddle Period, in accordance with Section 7.1; provided that, if the aggregate amount of refunds and overpayments described above exceeds the aggregate amount of cash Taxes shown as due and payable as described above, the amount determined under this clause (vii) shall be zero dollars ($0), (viii) 50% of the Transfer Taxes and (ix) guarantees with respect to any indebtedness, obligation, or Liability of any other Person of a type described in clauses (i) through (v) above; provided that the sums of the amounts determined pursuant to clauses (vii) and (viii) shall in no event exceed $2 million.

"Indemnified Party" has the meaning set forth in Section 6.16.

"Independent Accounting Firm" means a mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Parent and the Company Group.

"Indiana Act" has the meaning set forth in the Recitals.

"Information Statement" has the meaning set forth in Section 6.15(b).

"Information Systems" means the internal information and reporting information technology systems of the Company Group that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Intellectual Property" means any patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; Internet domain names and registrations or applications therefor; and trade secrets.

"Interim Period" has the meaning set forth in Section 6.1(a).

"Interim Statements" has the meaning set forth in Section 4.14(a).

"Interim Surviving Corporation" has the meaning set forth in Section 2.1(a).

"Interim Surviving Corporation Common Stock" has the meaning set forth in Section 3.1(c).

"Internal Revenue Service" means the United States Internal Revenue Service.

"Investor Questionnaire" means an investor questionnaire in a form to be reasonable agreed by Parent and the Company in respect of such Stockholder confirming that such Stockholder is an "accredited investor" for purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act.

"Leased Real Property" has the meaning set forth in Section 4.18(a).

"Legal Requirement" means any national, federal, state, local, municipal, county, administrative, provincial, foreign, multi-national or other Permit, law, rule, decree, statute, regulation, ordinance, directive, code, Order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Letter of Transmittal" has the meaning set forth in Section 3.9(a).

"Liabilities" means debts, liabilities, and obligations, whether accrued or fixed, absolute, or contingent, matured or unmatured, determined or determinable, including those arising under any applicable Legal Requirement or Contract, excluding any liabilities or obligations with respect to Taxes.

"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever, but excluding any licenses or grants related to intellectual property.

"Listed Intellectual Property" has the meaning set forth in Section 4.4(a).

"Major Holders" means Jermyn Street Associates LLC and Savanna Holdings LLC.

"Material Adverse Effect" means any event, occurrence, state of facts, condition, effect, circumstance, development, action, omission or change (each, an "Effect") that has, or would reasonably be expected to have, individually or in the aggregate with one or more Effects, a materially adverse effect on (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby; provided that no Effect to the extent, directly or indirectly, resulting or arising from or related to any of the following shall be deemed to constitute a "Material Adverse Effect," or be taken into account, in whole or in part, in determining whether a Material Adverse Effect has occurred or may, would or could occur: (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which the Company or any of its Subsidiaries operates, (B) the United States or worldwide economy, (C) the United States or worldwide financial or securities markets, or (D) political conditions in the United States or worldwide, (iii) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including COVID-19) or public health emergencies, (iv) changes in Legal Requirements (including COVID-19 Measures) or GAAP or other applicable accounting standards (or authoritative interpretation thereof), (v) any action required to be taken by Parent or the Company pursuant to the terms of this Agreement or actions or omissions taken with Parent's consent, (vi) the announcement or pendency or consummation of the transactions contemplated by this Agreement, including the Mergers, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, partners, employees, Governmental Authority or other third Persons, or (vii) any failure to meet any internal or published budgets, projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating performance for any period, except, in the case of the foregoing clauses (i) and (ii), if such Effect (excluding any Effect arising from, resulting from or related to COVID-19 or any COVID-19 Measure) materially affects the Company and its Subsidiaries, taken as a whole, disproportionately to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

"Material Contracts" has the meaning set forth in Section 4.5(a).

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos, polychlorinated biphenyls, radiation or radon, in each case with respect to which Liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation, or other similar matter.

"Maximum Premium" has the meaning set forth in Section 6.16(b).

"Merger Consideration" means (i) in the case of Company Accredited Investors, the sum, without duplication, of (a) the Cash Consideration Amount, plus (b) the Adjustment Surplus Amount, if any, plus (c) (x) the Parent Stock less (y) the Stock Preference Amount and (ii) in the case of Stockholders that are not Company Accredited Investors, the amount as calculated in accordance with Section 3.13 below.

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub LLC" has the meaning set forth in the Preamble.

"Merger Subs" has the meaning set forth in the Preamble.

"Mergers" has the meaning set forth in the Recitals.

"Most Recent Balance Sheet" means the most recent consolidated balance sheet of the Company Group included in the Interim Statements.

"NASDAQ" means the NASDAQ Capital Market on which the Parent Common Shares are traded.

"NASDAQ Proposals" has the meaning set forth in Section 6.4(a).

"Necessary Shareholder Matters" has the meaning set forth in Section 6.4(a).

"Net Option Payment" has the meaning set forth in Section 3.8(a).

"New Commitment Letter" has the meaning set forth in Section 6.3(a).

"Non-Recourse Party" means, with respect to any party, (i) any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of such Person, or (ii) any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons specified in the foregoing clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.

"Objection Notice" has the meaning set forth in Section 3.4(b).

"OFAC" means the Office of Foreign Asset Control of the U.S. Department of the Treasury.

"Optionholder" means a holder of a Company Option.

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Authority.

"Organizational Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

"Owned Real Property" has the meaning set forth in Section 4.18(b).

"Parent" has the meaning set forth in the Preamble.

"Parent Balance Sheet" has the meaning set forth in Section 5.5(d).

"Parent Benefit Plans" has the meaning set forth in Section 6.18.

"Parent Board" has the meaning set forth in the Recitals.

"Parent Charter Amendment" has the meaning set forth in Section 6.4(a).

"Parent Closing Date Tax" means any Tax of any member of the Company Group, or any Tax for which any such member becomes liable, in each case resulting from any action taken on (or as of) the Closing Date and after the Closing by Parent, the Company or any of their respective Affiliates which action is not in the ordinary course of business.

"Parent Common Shares" has the meaning set forth in Section 5.2(a).

"Parent Consents" has the meaning set forth in Section 9.4(c).

"Parent COVID Action" means any COVID-19 Measure and any other reasonable action taken or omitted to be taken after the date of this Agreement that Parent reasonably determines to be necessary or prudent for Parent or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) mothballing, suspending or reinitiating operation of all or a portion of Parent's or any of its Subsidiaries' respective businesses or operations (including suspending any studies or changing any protocols as a result of lack of hospital access or capacity); (C) workforce reductions; (D) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of Parent and its Subsidiaries; or (E) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

"Parent Disclosure Schedules" means the disclosure schedules delivered by Parent to the Company contemporaneously with the execution and delivery of the Agreement.

"Parent Financial Statements" has the meaning set forth in Section 5.6(b).

"Parent Material Adverse Effect" means any Effect that has, or would reasonably be expected to have, individually or in the aggregate with one or more Effects, a materially adverse effect on (a) the business, results of operations, financial condition or assets of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent to consummate the transactions contemplated hereby; provided that no Effect to the extent, directly or indirectly, resulting or arising from or related to any of the following shall be deemed to constitute a "Parent Material Adverse Effect," or be taken into account, in whole or in part, in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which Parent or any of its Subsidiaries operates, (B) the United States or worldwide economy, (C) the United States or worldwide financial or securities markets, or (D) political conditions in the United States or worldwide, (iii) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including COVID-19) or public health emergencies, (iv) changes in Legal Requirements (including COVID-19 Measures) or GAAP or other applicable accounting standards (or authoritative interpretation thereof), (v) any action required to be taken by Parent or the Company pursuant to the terms of this Agreement or actions or omissions taken with the Company's consent, (vi) the announcement or pendency or consummation of the transactions contemplated by this Agreement, including the Mergers, including the impact thereof on the relationships, contractual or otherwise, of Parent and its Subsidiaries with customers, suppliers, partners, employees, Governmental Authority or other third Persons, or (vii) any failure to meet any internal or published budgets, projections, forecasts, estimates or predictions in respect of revenues, earnings, or other financial or operating performance for any period, except, in the case of the foregoing clauses (i) and (ii), if such Effect (excluding any Effect arising from, resulting from or related to COVID-19 or any COVID-19 Measure) materially affects Parent and its Subsidiaries, taken as a whole, disproportionately to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

"Parent Option" has the meaning set forth in Section 3.8(b).

"Parent Preferred Shares" has the meaning set forth in Section 5.2(a).

"Parent Projections" has the meaning set forth in Section 5.12(ii).

"Parent Shareholder Matters" has the meaning set forth in Section 6.4(a).

"Parent Shareholders" has the meaning set forth in Section 6.4(a).

"Parent Stock" means a number of Parent Common Shares equal to (a) 9,365,173 minus (b) the Rollover Share Amount; provided that, to the extent there is an Excess Financing Amount, the number Parent Common Shares pursuant to this definition shall be further reduced by a number of Parent Common Shares equal to the quotient of (rounded down to the nearest whole number of shares) (a) the amount the Base Cash Consideration is increased by any Excess Financing Amount, divided by (b) $30.4319.

"Parent Stock Closing Price" means the volume-weighted average price per Parent Common Share as reported on the NASDAQ for the five (5) consecutive trading days ending with the last completed trading day prior to the date of the Effective Time.

"Parent Voting and Support Agreements" has the meaning set forth in the Preamble.

"Parent's Knowledge" means the actual knowledge of Robert Leasure, Jr., Beth Taylor, Brennan Freeman or John Sagartz, after reasonable due inquiry.

"Paying Agent" has the meaning set forth in Section 3.11(a).

"Paying Agent Agreement" has the meaning set forth in Section 3.11(a).

"Payoff Letters" has the meaning set forth in Section 9.5(e).

"PCI DSS" means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

"Per Share Adjustment Surplus Amount" means (a) the Adjustment Surplus Amount, divided by (b) the Fully Diluted Shares.

"Per Share Cash-Equivalent Merger Consideration" means (a) the Per Share Closing Cash Payment Amount, plus (b) the Per Share Closing Parent Stock Amount, plus (c) the Per Share Adjustment Surplus Amount, plus (d) the Per Share Escrow Amount.

"Per Share Closing Cash Payment Amount" means (a) the Closing Cash Payment as set forth on the Pre-Closing Statement, divided by (b) the Fully Diluted Shares.

"Per Share Closing Parent Stock Amount" means (a) the Parent Stock Closing Price, multiplied by (b) the number of Parent Common Shares comprising the Parent Stock, divided by (c) the Fully Diluted Shares.

"Per Share Escrow Amount" means (a) the Escrow Amount, divided by (b) the Fully Diluted Shares.

"Per Share Merger Consideration" means the quotient of (a) the sum of (i) the Merger Consideration; plus (ii) the aggregate exercise price in respect of all In-the-Money Options outstanding immediately prior to the Effective Time, divided by (b) the Fully Diluted Shares.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; (g) non-exclusive licenses or sublicenses of Intellectual Property; (h) Liens which are disclosed on the Financial Statements; (i) Liens incurred in the ordinary course of business that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby; and (j) Liens pursuant to the Company Debt Documents.

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society, or Governmental Authority.

"Personal Information" means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, that is governed, regulated, or protected by one or more Privacy and Security Laws or any information that is subject to PCI DSS requirements, as applicable.

"Pre-Closing Statement" has the meaning set forth in Section 3.3(a).

"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

"Privacy and Security Laws" means all applicable Legal Requirements and guidance issued by a Governmental Authority concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, including but not limited to HIPAA, the Federal Trade Commission Act, the Telephone Consumer Protection Act, state privacy Legal Requirements, state data security Legal Requirements, state data breach notification Legal Requirements and state health information Legal Requirements.

"Privacy and Security Policies" has the meaning set forth in Section 4.23(d).

"Products and Services" has the meaning set forth in Section 4.7(g).

"Proxy Statement" has the meaning set forth in Section 6.4(a).

"Qualified Benefit Plan" has the meaning set forth in Section 4.9(b).

"Real Property" has the meaning set forth in Section 4.18(d).

"Real Property Laws" has the meaning set forth in Section 4.18(g).

"Real Property Leases" has the meaning set forth in Section 4.18(a).

"Related Party" means (i) any Affiliate of the Company Group, and (ii) any director or officer of the Company Group and, to the Company's Knowledge, any member of their immediately family or their respective Affiliates.

"Representative Losses" has the meaning set forth in Section 11.15(c).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors, or other agents.

"Required Amount" means, collectively, an amount sufficient for the payment of all amounts required under the terms of this Agreement to be paid by Parent, Merger Sub and Merger Sub LLC in cash in connection with the Merger and the other transactions contemplated hereby.

"Required Company Statutory Approvals" has the meaning set forth in Section 4.13(b).

"Required Stockholder Vote" has the meaning set forth in Section 4.12(a).

"Resolved Items" has the meaning set forth in Section 3.4(c).

"Restricted Amendment" has the meaning set forth in Section 6.3(b).

"Review Period" has the meaning set forth in Section 3.4(b).

"Rollover Option" has the meaning set forth in Section 3.8(b).

"Rollover Option Ratio" means the ratio equal to (i) the Per Share Cash-Equivalent Merger Consideration, divided by (ii) the Parent Stock Closing Price.

"Rollover Share Amount" means 898,652 Parent Common Shares.

"Rule 144" means 17 C.F.R. § 230.144, as amended, modified, supplemented or replaced.

"Sanctioned Country" means any country, region or territory that is the subject or target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

"Sanctioned Person" means any individual or entity that is the subject or target of Sanctions, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. Sanctions- or export-related restricted party list, including, without limitation, OFAC's designation of "specially designated nationals" and "blocked persons" List and the EU Consolidated List; (ii) any individual or entity operating, organized or resident in a Sanctioned Country; or (iii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) or (ii).

"Sanctions" means all applicable U.S. and non-U.S. Laws relating to economic or financial sanctions or trade embargos imposed, including, without limitation, the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of Commerce or the U.S. Department of State and including, without limitation, the designation of a "specifically designated national" or "blocked person"), the United Nations Security Council, the European Union and Her Majesty's Treasury.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder, as amended.

"SEC" means the U.S. Securities and Exchange Commission.

"SEC Clearance Date" has the meaning set forth in Section 6.4(d).

"SEC Filings" has the meaning set forth in Section 5.5(a).

"Second Certificate of Merger" has the meaning set forth in Section 2.3(b).

"Second Effective Time" has the meaning set forth in Section 2.3(b).

"Second Merger" has the meaning set forth in the Recitals.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Securityholder" means, collectively, the Stockholders and the Optionholders and, individually, a Stockholder or an Optionholder.

"Securityholder Representative" has the meaning set forth in the Preamble.

"Shareholder Agreement" means a shareholder agreement in substantially the form attached hereto as Exhibit E among Parent and certain shareholders of the Company, including the Major Holders.

"Special Meeting" has the meaning set forth in Section 6.4(a).

"Stock Preference Amount" means the number of Parent Common Shares indicated as the Stock Preference Amount as set forth on and calculated in accordance with Schedule A.

"Stockholder" means a holder of record of Company Stock.

"Stockholder Written Consent" means a written consent of the Stockholders, substantially in the form attached hereto as Exhibit A.

"Straddle Period" means any Tax period that begins on or prior to, and ends after, the Closing Date.

"Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

"Surviving Entity" has the meaning set forth in Section 2.1(b).

"Target Working Capital" means Forty-Five Million Dollars ($45,000,000.00).

"Tax Return" means any and all returns, reports, information statements and amendments thereto, filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or in accordance with any Legal Requirements.

"Tax Sharing Obligation" means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company or any of its Subsidiaries, on one hand, and any other Person on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Obligation.

"Taxes" means all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments, of any kind whatsoever, including interest, additions to tax and penalties with respect thereto.

"Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Subs, Securityholders, the Company Group, or any of their respective Affiliates.

"Top Customers" has the meaning set forth in Section 4.22.

"Top Suppliers" has the meaning set forth in Section 4.22.

"Transaction Documents" means: (a) the Agreement; (b) the Escrow Agreement; (c) the Parent Voting and Support Agreements, (d) the Shareholder Agreement and (e) any such other assignments, agreements, documents, and certificates as may be contemplated hereby.

"Transfer Agent" means Computershare Ltd. and any successor thereto as transfer agent for the Parent Stock.

"Transfer Taxes" has the meaning set forth in Section 7.3.

"Union" has the meaning set forth in Section 4.8(b).

"Unresolved Items" has the meaning set forth in Section 3.4(c).

"Waived 280G Benefits" has the meaning set forth in Section 6.12.

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Legal Requirements related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Adjustment" means the amount (if any) by which the Closing Net Working Capital is less or more than the Target Working Capital (it being understood that if the Closing Net Working Capital is the same as the Target Working Capital, the Working Capital Adjustment shall be $0). For the avoidance of doubt, if the Closing Net Working Capital is less than the Target Working Capital, the Working Capital Adjustment shall be expressed as a negative number, and if the Closing Net Working Capital is greater than the Target Working Capital, the Working Capital Adjustment shall be expressed as a positive number.

Article II.
THE MERGERS

Section 2.1.             The Mergers.

(a)                First Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Law, at the Effective Time: (i) Merger Sub will merge with and into the Company; (ii) the separate corporate existence of Merger Sub will cease; and (iii) the Company will continue its corporate existence under the Delaware Law as the surviving entity of the First Merger and a wholly owned subsidiary of Parent (sometimes referred to herein as the "Interim Surviving Corporation").

(b)                Second Merger. As part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Law and the Indiana Act, the Interim Surviving Corporation shall be merged with and into Merger Sub LLC, whereupon the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub LLC shall continue its existence under Indiana law as the surviving company in the Second Merger (the "Surviving Entity") and a direct wholly owned subsidiary of Parent.

Section 2.2.             Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the "Closing") will take place at the offices of Ice Miller LLP at One American Square, Suite 2900, Indianapolis, Indiana 46282, or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. Eastern Standard Time on the date that is the fifth (5th) Business Day following the satisfaction and/or waiver of all conditions to the Closing set forth in Article IX (other than conditions that are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date or location is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date." Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3.             Effective Time and Second Effective Time.

(a)                Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of Delaware in accordance with the relevant provisions of the Delaware Law and shall make all other filings or recordings required under the Delaware Law. The First Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the Delaware Law (the effective time of the First Merger being referred to herein as the "Effective Time").

(b)                Second Effective Time. Immediately following the Effective Time on the Closing Date, the Company and Merger Sub LLC will cause a certificate of merger (the "Second Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of Delaware and the Secretary of State of Indiana in accordance with the relevant provisions of the Delaware Law and the Indiana Act and shall make all other filings or recordings required under the Delaware Law and the Indiana Act. The Second Merger will become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of Delaware and the Secretary of State of Indiana or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Certificate of Merger in accordance with the Delaware Law and the Indiana Act (the effective time of the Second Merger being referred to herein as the "Second Effective Time").

Section 2.4.                Effects of the Mergers.

(a)                First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the First Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Interim Surviving Corporation.

(b)                Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law and Indiana Act. Without limiting the generality of the foregoing, and subject thereto from and after the Second Effective Time, the effects of the Second Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Interim Surviving Corporation and Merger Sub LLC shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Interim Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 2.5.                Organizational Documents.

(a)                Interim Surviving Corporation. At the Effective Time: (i) the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit D, and, as so amended and restated, shall be the certificate of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be amended and restated to be the same as the bylaws of the Interim Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Interim Surviving Corporation's name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Interim Surviving Corporation, and applicable Legal Requirement.

(b)                Surviving Entity. At the Second Effective Time: (i) the articles of organization of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be amended and restated to be the same as the articles of organization of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the operating agreement of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be amended and restated to be the same as the operating agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the articles of organization of the Surviving Entity, and applicable Legal Requirement, except that the name of the Surviving Entity shall be Inotiv Research Models, LLC.

Section 2.6.             Directors and Officers.

(a)                Interim Surviving Corporation. At the Effective Time, the initial directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Interim Surviving Corporation until their death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Interim Surviving Corporation.

(b)                Surviving Entity. At the Second Effective Time, the initial managers and officers of the Surviving Entity shall be the directors and officers, respectively, of the Interim Surviving Corporation immediately prior to the Second Effective Time, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of the Surviving Entity.

Article III.
EFFECT OF THE MERGERS ON CAPITAL STOCK; PAYMENTS AT CLOSING

Section 3.1.             Effect of the First Merger on Capital Stock. At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Subs, the Company, any holder of Company Stock, any holder of capital stock of Parent or Merger Sub, or any holder of any membership interest in Merger Sub LLC:

(a)                Cancellation of Certain Company Stock. Each share of Company Stock that is owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration.

(c)                Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, of the Interim Surviving Corporation ("Interim Surviving Corporation Common Stock") with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. From and after the Effective Date, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Interim Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)                Cancellation of Shares. At the Effective Time, (i) all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, (ii) no holder of record of a certificate or certificates or any Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of the Company Stock ("Certificates") shall have any rights as a Stockholder, and (iii) such Certificates or Book-Entry Shares representing any outstanding shares of Company Stock (except for Cancelled Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement.

(e)                Fractional Shares. No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account all shares of Company Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder's certificates or book-entry shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Stock on the NASDAQ on the last complete trading day prior to the date of the Effective Time.

Section 3.2.             Effect of the Second Merger on Capital Stock. At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Subs, the Company or the Interim Surviving Corporation or any holder of capital stock of Parent, Merger Sub, the Company or the Interim Surviving Corporation or the holder of any membership interests in Merger Sub LLC, each share of Interim Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one common unit of the membership interest of the Surviving Entity, and each unit of membership interest of Merger Sub LLC issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a common unit of the membership interest of Surviving Entity.

Section 3.3.             Payments at Closing.

(a)                At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the "Pre-Closing Statement") setting forth the following information: (i) for each Securityholder, such Securityholder's name, address, and email address; (ii) for each Stockholder, the number of shares of Company Stock held by each such Stockholder immediately prior to the Effective Time, and for each Optionholder, the number of shares of Company Stock underlying such Company Options, the exercise price, date of grant, the date such Company Options are first exercisable, and the number of shares vested and unvested underlying such Company Option as of immediately prior to the Effective Time and whether all or a portion of such Company Option is a Rollover Option; (iii) the respective aggregate amounts payable to each Securityholder at the Effective Time, and that portion thereof payable in respect of shares of Company Stock and Company Options that are not Rollover Options; (iv) the Allocable Percentage for each Securityholder; (v) the amount of the Expense Fund Amount that will be allocated to each Securityholder pursuant to each Securityholder's Allocable Percentage; (vi) the amount of the Adjustment Escrow Amount that will be allocated to each Securityholder pursuant to each such Securityholder's Allocable Percentage; (vii) an estimate of Closing Cash as of immediately prior to the Effective Time; (viii) an estimate of Closing Indebtedness as of immediately prior to the Effective Time; (ix) an estimate of Closing Net Working Capital as of immediately prior to the Effective Time; (x) an estimate of the Working Capital Adjustment as of immediately prior to the Effective Time; (xi) a calculation of the Closing Cash Payment, showing each component thereof, calculated using such estimated amounts; (xii) a list of all Company Expenses payable in connection with the Closing, including the recipients of such Company Expenses, the amounts to be paid to each such recipient (before any applicable Tax withholding), and, to the extent available, wire transfer instructions or a mailing address for payment to be made; and (xiii) a list, including amounts, payees and wire instructions, of all Indebtedness of the Company Group to be repaid at Closing in accordance with the Payoff Letters. The Pre-Closing Statement shall be prepared (and the estimates, determinations and calculations contained therein shall be made) in good faith in accordance with the applicable definitions set forth in this Agreement.

(b)                Subject to the terms and conditions of this Agreement, at the Closing, Parent shall:

(i)                 Deposit with the (A) Paying Agent that portion of the Closing Cash Payment then payable in respect of Company Stock set forth in the Pre-Closing Statement, which amount the Paying Agent shall pay to the applicable Stockholders in accordance with the terms of this Agreement including the exchange process set forth in Section 3.9, and (B) Surviving Entity that portion of the Closing Cash Payment then payable in respect of Company Options set forth in the Pre-Closing Statement (for further distribution to each Optionholder in accordance with the Surviving Entity's ordinary payroll practices);

(ii)               Deliver to the Transfer Agent (or an exchange agent mutually agreed upon in writing by the Parent and the Company) through book-entry delivery the Parent Stock for distribution to the accounts of each of the applicable Securityholders in accordance with the terms of this Agreement;

(iii)             Deliver the Stock Preference Amount to the Transfer Agent (or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent, such exchange agent) through book-entry delivery to the account of the Person entitled to receive the Stock Preference Amount as set forth on Schedule A.

(iv)              Pay to each holder of Closing Indebtedness the full amount of such Indebtedness in accordance with the information in the Pre-Closing Statement and the Payoff Letters;

(v)                Pay all outstanding Company Expenses in the amounts, to the recipients and pursuant to the instructions set forth in the Pre-Closing Statement;

(vi)              Pay to the Securityholder Representative the Expense Fund Amount; and

(vii)            Deposit, or cause to be deposited, the Adjustment Escrow Amount in immediately available funds into the Adjustment Escrow Account, in each case, such funds to be held and maintained by the Escrow Agent pursuant to an escrow agreement, in a form to be reasonably agreed between the parties hereto to be entered into on the Closing Date by and among Parent, the Securityholder Representative, and the Escrow Agent (the "Escrow Agreement"), and Parent will be deemed to have contributed on behalf of each Securityholder, his or her pro rata portion of the Adjustment Escrow Amount into the applicable escrow account. The parties hereto agree for U.S. federal and all applicable state and local income Tax purposes that (A) the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and (B) if, and to the extent any portion of the escrow account is actually distributed to the Securityholders, interest may be imputed on such portion, as required by Section 483 or 1274 of the Code.

(c)                Payments to the Securityholders.

(i)                 At the Closing (or, if a duly executed Letter of Transmittal has not been delivered by such holder of Company Stock prior to the Closing, following the Closing):

(A)              the Paying Agent will pay and deliver to each such holder of Company Stock that is a Company Accredited Investor and has delivered to the Paying Agent a duly executed Letter of Transmittal in accordance with Section 3.9 and has provided the Paying Agent with payment instructions and any requested tax forms, an amount (without interest) equal to that portion of the Closing Cash Payment, and

(B)              the Transfer Agent (or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent, such exchange agent) will deliver to each such holder of Company Stock that is a Company Accredited Investor and has delivered to the Paying Agent a duly executed Letter of Transmittal in accordance with Section 3.9 and has provided the Transfer Agent with applicable instructions and any requested tax forms a number of Parent Common Shares equal to that portion of the Parent Stock;

in each case of clauses (1) and (2) attributable to such shares of Company Stock surrendered which such Stockholder has the right to receive pursuant to Section 3.1, which amount shall be set forth on the Pre-Closing Statement.

(ii)               At the Closing (or, if a duly executed Letter of Transmittal has not been delivered by such holder of Company Stock prior to the Closing, following the Closing), the Paying Agent will pay and deliver to each such holder of Company Stock that is not a Company Accredited Investor and has delivered to the Paying Agent a duly executed Letter of Transmittal in accordance with Section 3.9 and has provided the Paying Agent with payment instructions and any requested tax forms, an amount (without interest) equal to the consideration as calculated in accordance with Section 3.13 below.

(iii)             At the Closing, the Surviving Entity will pay (in accordance with the Surviving Entity's ordinary payroll practices), with respect to each In-the-Money Option held by such Optionholder immediately prior to the Effective Time, an amount (without interest) equal to that portion of the Closing Cash Payment attributable to such In-the-Money Option which such Optionholder has the right to receive pursuant to Section 3.8, which amount shall be set forth on the Pre-Closing Statement.

Section 3.4.             Post-Closing Adjustments.

(a)                Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a written statement (the "Closing Statement") which shall include (i) a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and (ii) Parent's calculations of (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Net Working Capital, (D) the Working Capital Adjustment, (E) the Company Expenses, and (F) based on the foregoing, a calculation of the Cash Consideration Amount, in each case as of immediately prior to the Effective Time (without giving effect to the transactions contemplated by this Agreement). The Closing Statement shall be prepared in accordance with the methodologies and practices used by the Company in the preparation of the Pre-Closing Statement and shall include reasonable supporting documentation for the calculations and components contained therein. The Closing Statement shall be prepared (and the determinations and calculations contained therein shall be made) in good faith in accordance with the applicable definitions set forth in this Agreement.

(b)                The Securityholder Representative shall have forty-five (45) days following its receipt of the Closing Statement (the "Review Period") to review the same. During the Review Period, the Surviving Entity and Parent shall provide the Securityholder Representative with full access to (i) such information as may be reasonably requested by the Securityholder Representative with respect to their review of the Closing Statement, including without limitation all accountant work papers and the books and records of the Company Group and the Surviving Entity and (ii) any personnel of Parent (or any of its subsidiaries, including the Surviving Entity) or the Company Group, including Third Party accountants and auditors who are familiar with such matters or otherwise involved in the preparation of the Closing Balance Sheet and other information contained in the Closing Statement and/or any components thereof. On or before the expiration of the Review Period, the Securityholder Representative shall deliver to Parent a reasonably detailed written statement accepting or objecting to the Closing Statement. In the event that the Securityholder Representative shall object to the Closing Statement, such written statement (an "Objection Notice") shall include a reasonable explanation of the Securityholder Representative's objections and the reasons therefor. The Securityholder Representative may object to any component of the Closing Statement and/or any of the calculations set forth therein and/or any component of any of the numbers set forth in the Closing Statement or any other matters set forth therein. If the Securityholder Representative does not deliver an Objection Notice to Parent within the Review Period, the Securityholder Representative shall be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further appeal.

(c)                In the event that the Securityholder Representative shall have duly delivered an Objection Notice to Parent within the Review Period, Parent and the Securityholder Representative shall promptly in good faith attempt to resolve the objections contained therein. All such objections that are resolved in a signed writing between the parties shall be final, binding and conclusive on the parties and not subject to further appeal (the "Resolved Items"). Any such objections which cannot be resolved between Parent and the Securityholder Representative within thirty (30) days following Parent's receipt of the Objection Notice (such specific remaining objections, collectively, the "Unresolved Items") shall be resolved in accordance with this Section 3.4(c); provided, that neither Parent nor the Securityholder Representative shall be permitted to raise any objection to the Pre-Closing Statement or the Closing Statement, as applicable, unless such objection is raised in the initial Closing Statement or the initial Objection Notice, respectively, as opposed to any amendment or restatement thereof, none of which shall be permitted. Should the Securityholder Representative and Parent not be able to resolve such Unresolved Items within the thirty (30) day period described above, upon notice from either Parent or the Securityholder Representative to engage the Independent Accounting Firm, Parent and the Securityholder Representative shall mutually engage and submit such Unresolved Items to the Independent Accounting Firm for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each of Parent and the Securityholder Representative agree to execute, if required, a customary engagement letter with the Independent Accounting Firm. Such Independent Accounting Firm shall review only the Unresolved Items and shall deliver a written statement, within thirty (30) days of the submission of the Unresolved Items to such Independent Accounting Firm (it being understood that all Unresolved Items must be submitted at the same time), setting forth its own calculation of each of the Unresolved Items. The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement or the Objection Notice, as applicable, and shall be made using the same methodologies and practices used by the Company Group in the preparation of the Most Recent Balance Sheet, consistently applied, and shall be based solely on the materials submitted to the Independent Accounting Firm by Parent or the Securityholder Representative, and not by independent review. Neither Parent not the Securityholder Representative shall have or conduct any communication, either written or oral, with the Independent Accounting Firm without the other party being present or receiving a concurrent copy of any written communication. The Independent Accounting Firm's calculations of the Unresolved Items, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. Each party shall bear its own costs and expenses in connection with the resolution of such Unresolved Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be allocated between Parent and the Securityholder Representative so that the amount of fees and expenses paid by the Securityholder Representative (with the remainder of such amount being paid by Parent) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount actually in dispute that is ultimately not awarded to the Securityholder Representative (as determined by the Independent Accounting Firm) and the denominator of which is the amount actually contested by the Securityholder Representative. The parties agree that the procedure set forth in this Section 3.4(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Independent Accounting Firm's determination may be enforced in any court of competent jurisdiction.

(d)                Adjustments.

(i)                 Once Closing Cash, Closing Indebtedness, Closing Net Working Capital and the Working Capital Adjustment as of the Effective Time are finally determined pursuant to this Section 3.4(d), the parties shall recalculate the Closing Cash Payment using such finally determined amounts of Closing Cash, Closing Indebtedness, Closing Net Working Capital and the Working Capital Adjustment instead of Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Net Working Capital and Estimated Working Capital Adjustment, respectively.

(ii)               To the extent that the amount of the recalculated Closing Cash Payment is less than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (such difference, the "Adjustment Deficit Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to disburse to Parent a portion of the Adjustment Escrow Amount equal to the Adjustment Deficit Amount. In no event shall the Securityholders or the Securityholder Representative be liable under this Section 3.4 for any amount in excess of the Adjustment Escrow Amount, which shall represent Parent's sole and exclusive recourse with respect to the Adjustment Deficit Amount.

(iii)             To the extent that the amount of the recalculated Closing Cash Payment is greater than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (such difference, the "Adjustment Surplus Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, Parent shall, or shall cause the Surviving Entity to, (A) pay (x) the portion of the Adjustment Surplus Amount allocable to the Stockholders to the Paying Agent, for the benefit of, and for further distribution to, such Stockholders in accordance with their Allocable Percentage, and (y) the portion of the Adjustment Surplus Amount allocable to the Optionholders to the Surviving Entity, for the benefit of, and for further distribution in accordance with the Surviving Entity's ordinary payroll practices to, such Optionholders in accordance with their respective Allocable Percentage.

(iv)              After giving effect to clauses (ii) and (iii) of this Section 3.4(d), Parent and the Securityholder Representative shall, within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, jointly instruct the Escrow Agent to, (A) disburse (x) the portion of the remainder of the funds from the Adjustment Escrow Account, if any, allocable to the Stockholders to the Paying Agent, for the benefit of, and for further distribution to, such Stockholders in accordance with their Allocable Percentage, and (y) the portion of the remainder of the funds from the Adjustment Escrow Account, if any, allocable to the Optionholders to the Surviving Entity, for the benefit of, and for further distribution in accordance with the Surviving Entity's ordinary payroll practices to such Optionholders in accordance with their respective Allocable Percentage.

Section 3.5.           Withholding. Each of Parent, Merger Subs, and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Legal Requirement; provided, however, that except with respect to any compensatory payments to current or former employees of the Company Group, Parent shall (a) promptly provide such Persons with written notice of any amounts intended to be deducted or withheld reasonably (and not less than three (3) Business Days) in advance of the payment thereof, (b) cooperate in good faith with such Persons to seek to eliminate or reduce any such withholding or deduction, and (c) provide such Persons a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under any such applicable Legal Requirement. To the extent that amounts are so deducted and withheld by Parent, Merger Subs, or the Surviving Entity and duly paid to the applicable Governmental Authority, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subs, or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 3.6.             Tax Treatment. The Mergers are intended to constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code. Accordingly, the parties hereto intend the First Merger and the Second Merger, taken together, to constitute integrated steps in a single "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement. Neither the parties hereto nor any of their respective Affiliates will take any position that is inconsistent with this Section 3.6 unless required to do so by applicable Legal Requirements or the good faith resolution of a Tax audit.

Section 3.7.             Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a Stockholder who has properly exercised his, her or its appraisal rights under the Delaware Law (such share being a "Dissenting Share" and such Stockholder being a "Dissenting Stockholder"), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to this Agreement, including Section 3.1, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the Delaware Law; provided, however, that if any Dissenting Stockholder fails to perfect such stockholder's appraisal rights under the Delaware Law or effectively waives, withdraws or otherwise loses such rights with respect to any Dissenting Shares, or if a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the Delaware Law, such Dissenting Shares shall thereupon automatically be converted into the right to receive the applicable amounts provided in this Agreement, including Section 3.1, pursuant to the exchange procedures set forth in Section 3.9. The Company shall give (A) Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the Delaware Law, and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 3.8.                Treatment of Company Options.

(a)                Immediately prior to the Effective Time, each Company Option that is outstanding and unexercised shall become fully vested and exercisable in full. At the Effective Time, each In-the-Money Option (other than a Rollover Option) shall be cancelled and terminated, and, upon the cancellation and termination thereof, converted into the right to receive for each share of Company Class A Common Stock subject to such Company Option immediately prior to the Effective Time (such aggregate amount, the "Company Option Consideration"): (i) an amount of cash, without interest, equal to the excess, if any, of the sum of (x) the Per Share Closing Cash Payment Amount, plus (y) the Per Share Closing Parent Stock Amount, minus the exercise price of such Company Option (the "Net Option Payment"), plus (ii) the Per Share Adjustment Surplus Amount, if any. Promptly (and, in any case, within two (2) Business Days after the Closing Date), each holder of Company Options as of immediately prior to the Effective Time shall be entitled to receive from the Surviving Entity the applicable Net Option Payment for each share of Company Stock underlying such In-the-Money Options less any required withholding of Taxes under applicable Legal Requirements. Promptly after the date on which the Per Share Adjustment Surplus Amount, if any, is determined to be payable to the Securityholders (and in no event later than the next regularly scheduled payroll period), Parent shall, or shall cause the Surviving Entity to, disburse the amounts due to the former holders of such In-the-Money Options pursuant to clauses (i) and (ii) above, less any required withholding of Taxes under applicable Legal Requirements. For the avoidance of doubt, at the Effective Time, any Company Option that is not an In-the-Money Option or Rollover Option shall be cancelled and terminated without consideration.

(b)                As of the Effective Time, Parent shall assume the number of Company Options held by each Optionholder set forth on Schedule 3.8 opposite the Optionholder's name (each, a "Rollover Option") and each Rollover Option shall be converted, subject to the same terms and conditions applicable to such Rollover Option immediately prior to the Effective Time, into an option to purchase the number of Parent Common Shares equal to (i) the number of shares of Company Stock subject to such Rollover Option, multiplied by (ii) the Rollover Option Ratio, rounding down to the nearest whole number of Parent Common Shares, at an exercise price per Parent Common Share equal to (x) the exercise price per share of Company Stock subject to such Rollover Option, divided by (y) the Rollover Option Ratio, rounding up to the nearest whole cent (each, a "Parent Option"); provided that the exercise price, the number of Parent Common Shares and the terms and conditions of such Parent Option shall be determined consistent with the applicable requirements for nonstatutory stock options not providing for the deferral of compensation under Section 409A of the Code, subject to equitable adjustment by agreement between the Company and Parent consistent with Section 409A of the Code to limit the number of shares issuable to holders of Rollover Options to the Rollover Share Amount.

(c)                At the Effective Time, Parent shall assume all rights and obligations in respect of the Company Option Plan, including each Rollover Option to be converted in accordance with the foregoing provisions of this Section 3.8 except that: (i) the shares of stock covered by such options shall be Parent Common Shares; and (ii) all references in the Company Option Plan to shares of Company Stock shall be amended or deemed amended to refer instead to Parent Common Shares. Parent shall take all actions that are necessary for the assumption of the Rollover Options pursuant to this Section 3.8, including the reservation, issuance and listing of Parent Common Shares as necessary to effect the transactions contemplated by this Section 3.8. If registration of the Parent Common Shares issuable with respect to the Rollover Options is required under the Securities Act, Parent shall file with the SEC on the Closing Date a registration statement with respect to such shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Company Option Plan remains in effect and such registration continues to be required.

(d)                The Company and Parent shall adopt such resolutions or take such other actions as may be reasonably required to effect the transactions described in this Section 3.8 as of the Effective Time.

Section 3.9.             Letter of Transmittal; Procedures for Surrender.

(a)                As promptly as practicable following the Effective Time (and in any event within five (5) Business Days), Parent shall cause the Paying Agent to send, mail or otherwise distribute to each holder of record of outstanding shares of Company Stock immediately prior to the Effective Time whose shares of Company Stock were cancelled and converted pursuant to Section 3.1 into the right to receive the Per Share Merger Consideration (i) a letter of transmittal in a form to be reasonably agreed between the parties hereto, which shall include an Investor Questionnaire (the "Letter of Transmittal"), and (ii) instructions, which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the account of such holder at the Transfer Agent. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent, in each case together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a payment of the applicable amount provided in Section 3.1 with respect to such Certificate or Book-Entry Shares (after giving effect to any required Tax withholdings pursuant to Section 3.5) and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Parent shall cause the Paying Agent to, no later than two (2) Business Days after receipt of each Letter of Transmittal duly executed and completed in accordance with the instructions thereto and properly surrendered Certificate or Book-Entry Shares, make the payment of the applicable amount provided in Section 3.1 to the holder of such Certificate or Book-Entry Shares, in cash, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal. Parent shall cause the Transfer Agent (or an exchange agent mutually agreed upon in writing by the Parent and the Company) to, no later than two (2) Business Days after receipt of each Letter of Transmittal duly executed and completed in accordance with the instructions thereto and properly surrendered Certificate or Book-Entry Shares, make the transfer of the applicable amount of Parent Common Shares provided in Section 3.1 to the holder of such Certificate or Book-Entry Shares, to an account designated by the holder in the Letter of Transmittal. Until so surrendered, outstanding Certificates that prior to the Effective Time represented shares of Company Stock (other than Dissenting Shares and Cancelled Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive a payment of the applicable amount provided in Section 3.1. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Paying Agent, they shall be cancelled and exchanged as provided in this Section 3.9(b). No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered, it shall be a condition of such payment that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed or otherwise in proper form for transfer, in the case of certificated shares, and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Paying Agent or the Transfer Agent (or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent), as applicable that such Tax was paid or is not applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. After the Effective Time, no transfer of Company Stock shall thereafter be made on the stock transfer books of the Surviving Entity.

(b)                Any portion of the funds or shares received by the Paying Agent or the Transfer Agent, or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent, such exchange agent (including the proceeds of any investments thereof) which remains unclaimed by the Securityholders for one (1) year after the date of payment to the Paying Agent or the Transfer Agent (or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent, such exchange agent) shall be delivered to the Surviving Entity. Any Securityholder that has not theretofore surrendered any Certificates and submitted a Letter of Transmittal in accordance with the requirements set forth therein and in this Article III, or otherwise received any portion of the Merger Consideration due and payable to such Securityholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Entity for payment of the applicable portion of the Merger Consideration (after giving effect to any required Tax withholdings and without any interest thereon) upon due surrender of any applicable Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto. Notwithstanding anything to the contrary in this Section 3.9(b), none of Parent, Merger Sub, the Company, the Surviving Entity, the Securityholder Representative, the Paying Agent, the Transfer Agent or any other Person shall be liable to any Securityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Legal Requirements.

Section 3.10.          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such record holder, Parent shall cause the Paying Agent and the Transfer Agent (or to the extent Parent and the Company mutually agree upon in writing to engage an exchange agent, such exchange agent) to pay to the record holder of such Certificate the applicable payment of the applicable amounts and the applicable transfer of the applicable amount of Parent Common Shares provided in Section 3.1 to be paid in respect of the shares represented thereby upon due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to this Agreement and such Person also shall be entitled to the right to receive the payment of the applicable amounts provided in Section 3.1, following delivery of a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to indemnify Parent and the Surviving Entity against any claim that may be made against Parent or the Surviving Entity with respect to such Certificate.

Section 3.11.          Paying Agent. In connection with the Closing, Parent, the Securityholder Representative and Acquiom Financial LLC (the "Paying Agent") shall execute and deliver a paying agent agreement, in a form reasonably acceptable to the Parent and the Company (the "Paying Agent Agreement"), pursuant to which the Paying Agent shall make the distributions of payments and take the other actions contemplated to be made and taken by the Paying Agent pursuant to and in accordance with this Agreement.

Section 3.12.          Expense Fund Amount Deposit. At the Closing, and without any act of any Securityholder, Parent shall deposit $250,000 (the "Expense Fund Amount") with the Securityholder Representative for the payment, or reimbursement of the Securityholder Representative, of expenses incurred by the Securityholder Representative in performing its duties pursuant to this Agreement and any agreements ancillary hereto (the "Expense Fund"). Parent will be deemed to have contributed on behalf of each Securityholder, his, her or its Allocable Percentage of the Expense Fund Amount for retention by the Securityholder Representative. For U.S. federal and all applicable state and local income Tax purposes, the Expense Fund Amount shall be reported as having been received and voluntarily set aside by the Securityholders at the time of Closing. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may have otherwise had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund, except to the extent that a court of competent jurisdiction has finally determined such loss to be a result of its or any of its Representatives' fraud, bad faith, or willful misconduct (it being understood that any act done or omitted pursuant to the advice of counsel, accountants or other professionals and experts retained by the Securityholder Representative shall be conclusive evidence of good faith). The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Promptly after the date that the Securityholder Representative reasonably determines that its responsibilities and obligations under this Agreement have been discharged in full ("Expense Fund Distribution Date"), the Securityholder Representative shall release any amounts then remaining in the Expense Fund (the "Expense Fund Distribution Amount") to the Paying Agent or the Surviving Entity for payment to the Securityholders, in each case, in accordance with their respective Allocable Percentage of the Expense Fund Distribution Amount. Notwithstanding the delivery of any remaining portion of the Expense Fund Amount to the Paying Agent, such remaining portion shall not be available to satisfy any indemnification or other obligations owing to Parent hereunder. None of Parent or any of its Affiliates shall have any liability or obligation with respect to the use of the Expense Fund Amount by the Securityholder Representative.

Section 3.13.          Private Placement. Parent intends to issue the Parent Stock in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, or Section 4(a)(2) of the Securities Act, and in reliance on exemptions from the registration or qualification requirements of state securities or "blue sky" laws. Parent will not be required to issue any Parent Common Shares to any Stockholder, and no such Stockholder will be entitled to receive any shares of Parent Stock unless Parent has received a completed Investor Questionnaire in respect of such Stockholder confirming that such Stockholder is an "accredited investor" for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act. Stockholders who are not Company Accredited Investors will be entitled to receive from Parent the portion of the consideration otherwise payable to such holder hereunder in Parent Stock solely in cash in lieu of such Parent Stock which shall be calculated and determined in good-faith by Parent and, prior to Closing, the Company, and after Closing, the Securityholder Representative.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Subs, as of the date hereof (other than those representations and warranties provided as of a specific date):

Section 4.1.             Organization and Good Standing; Ownership of Equity Interests.

(a)                The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all corporate power and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently and previously conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to conduct its business as a foreign entity and is in good standing under the Legal Requirements of the jurisdictions listed on Schedule 4.1 of the Company Disclosure Schedules, which are all of the jurisdictions in which the ownership, leasing or holding, or the character, of its properties or assets or in which the transaction of its business requires such license or qualification, other than in such jurisdictions where the failure to so qualify or be in good standing would not result, individually or in the aggregate, in a Material Adverse Effect. The Company has made available to Parent a true and correct copy of the of the Organizational Documents of the Company as in effect on the date of this Agreement. Such Organizational Documents have not been further amended and are in full force and effect and the Company is not in material violation of any of the provisions of its Organizational Documents.

(b)                Except with respect to the dissolution of dormant Subsidiaries, no resolution has been passed, no step taken has been taken and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of the Company or any of its Subsidiaries, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of the Company or any of its Subsidiaries.

Section 4.2.             Capitalization. Schedule 4.2 of the Company Disclosure Schedules sets forth all of the issued and outstanding Equity Interests and Company Options. The Company has no outstanding Equity Interests other than the Company Stock and the Company Options set forth on Schedule 4.2 of the Company Disclosure Schedules. All of the issued and outstanding shares of Company Stock have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, except as set forth on Schedule 4.2 of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. Except as set forth on Schedule 4.2 of the Company Disclosure Schedules, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. Except as set forth on Schedule 4.2 of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

Section 4.3.             Subsidiaries.

(a)                The Company's Subsidiaries are listed on Schedule 4.3 of the Company Disclosure Schedules. Schedule 4.3 of the Company Disclosure Schedules sets forth the entire authorized Equity Interests of each Subsidiary of the Company and a true, correct and complete list of the issued and outstanding Equity Interests of each Subsidiary of the Company, including the name of the beneficial and record owner thereof and the number of Equity Interests held thereby. Each of the beneficial and record owners set forth on Schedule 4.3 of the Company Disclosure Schedules owns directly the specified outstanding Equity Interests of each of the Company's Subsidiaries, in each case, free and clear of all Liens other than restrictions imposed by federal or state securities or other Legal Requirements or as set forth on Schedule 4.3 of the Company Disclosure Schedules. All of the issued and outstanding Equity Interests of the Subsidiaries of the Company have been duly and validly issued and are fully paid and nonassessable. The offer, issuance and sale of all Equity Interests of each Subsidiary of the Company were made in compliance (i) in all material respects with all applicable securities Legal Requirements and (ii) with all applicable rights of first offer, rights of first refusal, preemptive right or other similar right. Other than as set forth on Schedule 4.3 of the Company Disclosure Schedules, there are no outstanding Equity Interests or subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements, rights or commitments of any kind to which any Subsidiary of the Company is a party relating to the issuance, transfer or sale of, or outstanding securities directly or indirectly convertible into or exercisable or exchangeable for, any Equity Interests of such Subsidiary. There are no agreements or arrangements containing profit participation or phantom equity features with respect to any Subsidiary of the Company. There are no agreements, trusts, commitments or understandings relating to the Equity Interests of any Subsidiary of the Company, including with respect to the voting of any Equity Interests of such Subsidiary or which restrict the direct or indirect transfer of any such Equity Interests, or relating to the acquisition, disposition, repurchase, transfer or registration thereof. There are no outstanding obligations (contingent or otherwise) of any Subsidiary of the Company to repurchase, redeem or otherwise acquire or retire any Equity Interests of such Subsidiary.

(b)                Other than as set forth on Schedule 4.3 of the Company Disclosure Schedules, neither the Company nor any of the Company's Subsidiaries owns or otherwise holds, directly or indirectly, or has the right or obligation (contingent or otherwise) to acquire, any Equity Interests in any other Person.

(c)                Each of the Company's Subsidiaries is an entity of the type set forth on Schedule 4.3 of the Company Disclosure Schedules, duly incorporated, organized or otherwise formed, validly existing and/or in good standing, as applicable, under the Legal Requirements of the jurisdiction of organization or formation, as applicable, set forth on Schedule 4.3 of the Company Disclosure Schedules, and has full corporate, limited liability company or similar power (as applicable) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on the Business as currently conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which such Subsidiary is duly licensed or qualified to do business as a foreign organization is listed on Schedule 4.3 of the Company Disclosure Schedules, and each Subsidiary is qualified and in good standing or validly existing, as applicable, in each jurisdiction in which the ownership, leasing or holding, or the character, of its properties or assets or in which the transaction of its business requires such license or qualification, except where the failure to be so licensed or qualified has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Copies of the Organizational Documents of each such Subsidiary of the Company, in each case, as amended have been made available to Parent, are true, correct and complete, no amendments thereto are pending, and no Subsidiary of the Company is in violation thereof.

Section 4.4.             Intellectual Property.

(a)                Schedule 4.4(a) of the Company Disclosure Schedules sets forth a list of all unexpired patents, pending patent applications, registered trademarks, registered service marks and pending trademark or service mark applications, and Internet domain names, applied for or registered in the name of, the Company Group, and all material copyright registrations or pending applications therefor owned by the Company Group, including the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). No Listed Intellectual Property or, to the Company's Knowledge, Intellectual Property licensed to the Company, has lapsed, expired, or been abandoned or canceled or, to the Company's Knowledge, is the subject of cancellation proceedings. Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company Group owns adequate rights or possesses adequate license rights, (i) free and clear of all Liens (other than Permitted Liens or Liens to be released at the Closing), to use all Listed Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity) and (ii) to use all other Intellectual Property necessary to permit the Company Group to conduct its business as currently conducted. The Company Group does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right belonging to any Person. No Claim is pending or, to the Company's Knowledge, threatened in writing to the effect that any Intellectual Property owned by the Company Group is invalid or unenforceable. To the Company's Knowledge, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property of the Company Group. The Company Group has taken commercially reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information. All Listed Intellectual Property was created or developed solely by (i) employees of the Company Group acting within the scope of their employment who have validly and irrevocably presently assigned all of their rights, title, and interests in and to such Listed Intellectual Property to the Company Group (or all such rights, title, and interests vested in a member of the Company Group by operation of Law) or (ii) other Persons, including any independent contractors or Persons acting under the direction or supervision of the Company Group's employees or independent contractors, who have validly and irrevocably presently assigned all of their rights, title, and interests in and to such Listed Intellectual Property to the Company Group.

(b)                Except as set forth in Schedule 4.4(b) of the Company Disclosure Schedules, the Company Group has not, since June 3, 2019, experienced an unauthorized disclosure or unauthorized use of Confidential Information.

(c)                Except for minor deviations and malfunctions that do not impair the overall operation thereof in a material respect, the Information Systems are fully operational and functioning consistent with the purposes for which they have been designed, and are free from significant defects or programming errors. The Company Group has implemented, or is in the process of implementing, commercially reasonable backup, security, anti-virus, and disaster recovery measures and technology to avoid or mitigate any material loss of the functionality provided by the Information Systems and to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Information Systems.

Section 4.5.             Material Contracts.

(a)                Schedule 4.5(a) of the Company Disclosure Schedules lists, as of the Effective Date, each of the following Contracts to which the Company or any of the Company's Subsidiaries is a party or by which it is bound in connection with the Business (together with all Real Property Leases listed in Schedule 4.18(a) and all Employee Plans listed in Schedule 4.9(a) of the Company Disclosure Schedules, collectively, the "Material Contracts"):

(i)                 any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year and which provides for payments to or by the Company Group in excess of $1,000,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount for the year ended December 31, 2021), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii)               any capital lease or any other lease or other Contract relating to equipment and machinery providing for rental payments in excess of $250,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021);

(iii)             any material Company Intellectual Property Contract;

(iv)              since June 3, 2019, any Contract relating to the acquisition or disposition of any business of the Company Group (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of stock, assets, equipment, materials, supplies, inventory or products in the ordinary course of business and other than any Contract pursuant to which no party thereto has any outstanding obligation (including indemnification obligations, purchase price adjustments or earn-out obligations), contingent or otherwise;

(v)                any Contract under which the Company Group has continuing material indemnification obligations, or is, or may become, obligated to pay any amount in respect of purchase price adjustment, earn-out or similar contingent payment or otherwise in connection with any (A) acquisition or disposition of assets (other than in the ordinary course of business) or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vi)              all employment, consulting and severance Contracts or Contracts containing change of control payments with or relating to the personnel, Employees, and consultants/contractors (current or former) or Affiliates of the Company Group, other than Company Plans;

(vii)            any Contract with a Governmental Authority which provides for payments to or by the Company Group in excess of $500,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount for the year ended December 31, 2021);

(viii)          [reserved];

(ix)              any Contract under which any Person has guaranteed any Indebtedness by or for the Company Group;

(x)                any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(xi)              any Contract containing covenants purporting to limit the freedom of the Company Group to compete in any business or in any geographic area;

(xii)            any agency, dealer, distributor, sales representative, service provider, consignment, marketing, or similar Contract;

(xiii)          any Contract requiring payments or distributions to any Securityholder of the Company Group, or any relative or Affiliate of any such Person; and

(xiv)          all Contracts with Top Customers and Top Suppliers.

(b)                As of the Effective Date, the Company Group has made available to Parent true and complete copies of all written Material Contracts and each amendment, supplement, waiver, or modification thereto. The Company Group does not have any oral contracts or agreements that would constitute a Material Contract. All of the Material Contracts identified on, or required to be identified on Schedule 4.5(a) of the Company Disclosure Schedules are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company Group, and to the Company's Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any required consents and neither the Company Group nor, to the Company's Knowledge, any other party thereto, has breached any provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company Group or any other party to be in default under any of the Material Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Material Contract. The Company Group has not (i) received any written notice of cancellation or termination or change in pricing (other than in the ordinary course of business) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the ordinary course of business. Except for the Consents set forth on Schedule 4.13(a) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate or modify any Material Contract.

Section 4.6.             Title; Equipment; Condition of Fixed Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, and except for intellectual property matters, which are covered by Section 4.4: (a) the assets and rights of the Company Group include all of the assets and rights of the Company Group used in the conduct of the Business as conducted as of August 31, 2021, subject only to such changes as have occurred in the ordinary course of business; (b) the Company Group has good and marketable title to all the items of tangible personal property owned or held for use in the Business by the Company Group, free and clear of all Liens, other than Permitted Liens; (c) the Company Group holds good and transferable interests in all such tangible personal property that is physically located at the premises on which the Company Group has a leasehold interest, owns real property, or conducts the Business; (d) all of the fixed assets necessary for the conduct of the Business are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to conduct the Business as currently conducted; and (e) as of the Closing, after giving effect to the transactions contemplated hereby, the Company Group will own, possess, licenses, lease or otherwise have control of all assets (including pursuant to Contracts) necessary for the conduct of the Business substantially in the manner conducted immediately prior to the Closing.

Section 4.7.             Compliance with Legal Requirements.

(a)                Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Schedule 4.7(a) of the Company Disclosure Schedules, the Company Group is not, and since June 3, 2019 has not been, in violation in any material respect of any applicable Legal Requirement, including the Food, Drug and Safety Laws, the applicable regulations promulgated thereunder, and applicable guidance standards and policies issued by any Governmental Authority.

(b)                To the extent the Company Group is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Legal Requirements.

(c)                Except as set forth in Schedule 4.7(c) of the Company Disclosure Schedules, the Company Group has not been the recipient of any of the following: (i) reports of FDA Form 483 inspection observations, (ii) establishment inspection reports with findings of material deficiencies, (iii) warning letters, and (iv) other documents that assert any lack of compliance in any material respect with any applicable Legal Requirements or regulatory requirements, in each case to the extent received since June 3, 2019, by the Company Group or any of its Affiliates from the FDA or any other Governmental Authority relating to any product or item provided by or service performed by the Company Group and/or arising out of the conduct of the Business.

(d)                Since June 3, 2019, the Company Group has not nor to the Company's Knowledge, any of their respective Employees, nor to the Company's Knowledge, its Representatives or any other Person associated with or acting on behalf of the Company Group have, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of applicable Legal Requirement; (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of state-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person acting on behalf of the foregoing (each, a "Government Official"), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company or its Subsidiaries; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Legal Requirement enacted in connection with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Legal Requirement or regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, "Anti-Corruption Laws"). To the Company's Knowledge, the Company Group has not received any communication from a Governmental Authority that alleges that the Company Group, or any of its Employees or Representatives, or any other Person associated with or acting on behalf of the Company Group, is or may be in violation of, or has, or may have, any material unresolved liability under, any Anti-Corruption Law. There have been no intentionally false or fictitious entries made in the Company Group's books and records relating to any illegal payment or secret or unrecorded fund, and the Company Group has not established or maintained any such secret or unrecorded fund.

(e)                The Company Group is, and has at all times since June 3, 2019, been, in material compliance in with all applicable Sanctions and Export Controls. The Company Group has not, nor has any director or officer of the Company Group, nor to the Company's Knowledge, any Affiliate, employee, Representative, or any other Person associated with or acting on behalf of the Company Group, is a Sanctioned Person, nor has the Company Group had any direct or, to the Company's Knowledge, indirect dealings with any Sanctioned Person or in any Sanctioned Country since June 3, 2019, in violation of applicable Sanctions. The Company Group obtained all licenses, permits, and authorizations required to comply with Sanctions and Export Controls.

(f)                 To the Company's Knowledge, since June 3, 2019, no Employee or agent of the Company Group has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke with respect to the Company Group its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) or any similar policy (except for any statement, omission, act or invocation as would not be material, individually or in the aggregate, to the Company Group) or (ii) been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar Legal Requirement.

(g)                Since June 3, 2019, the Company Group has not received written notice that any U.S. or foreign Governmental Authority (including the FDA and DEA) has (i) commenced any action to withdraw its approval or request the recall of any products made, fabricated or developed (or intended to be made, fabricated or developed) by the Company Group (including products that the Company Group, or any third party on its behalf, fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages and/or labels for sale or distribution) or the services rendered (or intended to be rendered) by the Company, its Subsidiaries or any third party on their behalf (the "Products and Services") or (ii) commenced any action to enjoin production, distribution or advertising of the Company Group's Products and Services, or (iii) declined to permit any product made, fabricated or developed by the Company Group to enter any jurisdiction anywhere in the world, except, in the case of each of clauses (i), (ii), and (iii), any such action, request or decision as would not be material, individually or in the aggregate, to the Company Group. Since June 3, 2019, except as set forth in Schedule 4.7(g) of the Company Disclosure Schedules, the Company Group has not undertaken any voluntary recall of any product that the Company Group makes, fabricates, develops or distributes. Since June 3, 2019, the Company Group has not received any FDA Form 483, warning letter, untitled letter or other similar notification under or in connection with the Food, Drug and Safety Laws in any jurisdiction with respect to the business, properties or Products and Services of the Company Group, except for any letter or notification as would not be material, individually or in the aggregate, to the Company Group. Since June 3, 2019, except as set forth in Schedule 4.7(g) of the Company Disclosure Schedules, the Company Group has not received any warning letter, written communication or document from any Governmental Authority (or any customer of the Company Group) relating to any of the Products and Services of the Company Group that assert lack of compliance by the Company Group in any material respect with any applicable Legal Requirement or regulatory requirements of any Governmental Authority. The Company Group is in compliance, in all material respects, with any applicable Legal Requirement regarding the retention of records and documents. Since June 3, 2019, the Company Group has filed all reports and notifications with each relevant Governmental Authority as required by applicable Legal Requirements in relation to the Products and Services of the Company Group.

Section 4.8.             Employee Matters.

(a)                Except as set forth on Schedule 4.8(a) of the Company Disclosure Schedules, (i) the Company Group has heretofore complied and is in compliance in all material respects with all Legal Requirements relating to employment, labor, fair employment practices, and terms and conditions of employment, including without limitation all Legal Requirements relating to wages, hours, overtime, equal employment opportunity, occupational safety and health, workers' compensation, unemployment, employment discrimination (including harassment and retaliation), pay equity, compensation and benefits, plant closings/mass layoffs, collective bargaining and labor relations, immigration and employment verification/authorization, hiring, background investigations, employment references, criminal histories, genetic and Personal Information including social security numbers and biometric information, child labor, wage payments, wage deductions, assignments, garnishments, withholding and timely payment of all Taxes and other required deductions from wages, paid and unpaid leaves of absence and protected time off (including paid sick leave and COVID-19 Measures), all other COVID-19 Measures, vacation and paid time off, meal and rest periods, benefits and benefit continuation, training, postings, reporting and recordkeeping, employee notifications, privacy and confidentiality, surveillance and monitoring, testing and examinations (including drug and alcohol testing), and termination, (ii) the Company Group has not committed any unfair labor practices, (iii) to the Company's Knowledge, no employee of the Company Group is in violation in any material respect of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer or other Person relating to, affecting, or in conflict with the right of such employee to be employed by the Company Group because of the nature of the business conducted or presently proposed to be conducted by the Company Group or to the use of trade secrets or proprietary information of others (iv) all individuals characterized and treated by the Company Group as consultants or independent contractors are properly characterized and treated in all material respects as independent contractors under all applicable Legal Requirements and, except as set forth on Schedule 4.8(a) of the Company Disclosure Schedules, all employees of the Company Group classified and treated as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly treated and classified as such in all material respects, (v) the Company Group is not delinquent in payments in any material respect to any current or former employees or independent contractors for any wages, salaries, commissions, bonuses or other compensation for any services performed or any reimbursable amounts, (vi) the Company Group has maintained workers' compensation coverage as required by applicable Legal Requirements, (vii) each employee of the Company Group is lawfully authorized to work in the position held, (viii) the Company Group is not sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non-immigrant or other visa, or the transfer or sponsorship of any such employee, is currently pending, and (ix) the Company Group has current Forms I-9 for all employees of the Company Group who work in the United States, and has complied in all material respects with required processes with respect to obtaining such Forms I-9.

(b)                Except as set forth in Schedule 4.8(b) of the Company Disclosure Schedules, (i) the Company Group is not, and has not been since June 3, 2019, a party to or otherwise bound by, nor is it negotiating, any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), (ii) to the Company's Knowledge, there is not, and has not been since June 3, 2019, any Union representing or purporting to represent any employee of the Company Group with respect to which the Company Group has or would be reasonably expected to have any material obligation, and (iii) to the Company's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company Group is not subject to any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any Union. There is not pending, nor since June 3, 2019, has there occurred, nor to the Company's Knowledge, is there threatened, any labor strike, dispute, walkout, work stoppage, slowdown, or lockout involving the Company Group.

(c)                The Company Group has not, since June 3, 2019, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has the Company Group been affected by any transaction or engaged in layoffs or employment terminations or employment losses sufficient in number to trigger application of any similar Legal Requirement.

(d)                With respect to the employment and labor practices and policies of the Company Group, (i) there is no material investigation, audit, or review pending of which the Company Group has been notified in writing (or, to the Company's Knowledge, threatened in any manner) by any Governmental Authority, (ii) except as set forth in Schedule 4.8(d) of the Company Disclosure Schedules, there are no material actions, suits, charges, complaints, investigations, arbitrations, mediations or proceedings pending (or, to the Company's Knowledge, threatened in any manner) against the Company Group or, to the Company's Knowledge, any Person providing staffing or employment services for or on behalf of the Company Group, and (iii) there are no material orders, judgments or decrees of, or before, any Governmental Authority to which the Company Group is a named party during the previous three years or to which the Company Group has any continuing or outstanding obligations.

Section 4.9.             Employee Benefits.

(a)                Schedule 4.9(a) of the Company Disclosure Schedules sets forth a list of all material Employee Plans (individually referred to as a "Company Plan"). The Company Group has made available to Parent (i) accurate and complete copies of all documents constituting each Company Plan to the extent currently effective, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iii) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, and (v) all testing results and documentation for each Company Plan (including under Sections 415, 410(b), 414(s), 401(k) and 401(m) of the Code for each Qualified Benefit Plan), as applicable, for the three immediately preceding plan years.

(b)                Each Company Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements (including, but not limited to, ERISA and the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor to the effect that such Qualified Benefit Plan is so qualified, and, to the Company's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Except as would not have a Material Adverse Effect, nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Plan have been timely paid in accordance with the terms of such Company Plan and all applicable Legal Requirements and accounting principles, and all material contributions and premiums for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(c)                With respect to each Company Plan, no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(d)                Neither the Company Group nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has since June 3, 2019, contributed to or been required to contribute to, or has any Liabilities with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA or to any plan subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(e)                There is no material pending or, to the Company's Knowledge, threatened Matter relating to a Company Plan (other than routine claims for benefits). No Company Plan has, since June 3, 2019, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)                 Each Company Plan that is subject to Section 409A of the Code has been documented and operated in material compliance with such Section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). There is no contract by which the Company Group is bound to compensate any employee for taxes or interest paid pursuant to Section 409A of the Code.

(g)                Except as set forth in Schedule 4.9(g) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances that on their own would not result in any entitlement to payment) entitle any employee of the Company Group to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Except as set forth in Schedule 4.9(g) of the Company Disclosure Schedules, there is no contract covering any employee or other service provider of the Company Group that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company Group is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h)                Neither the Company Group nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits or any other welfare benefits for retired, former or current employees (or their beneficiaries) of the Company Group or any ERISA Affiliate, except as required to avoid excise Tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. Neither the Company Group nor any ERISA Affiliate has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code. No condition exists that would prevent the Company Group or any ERISA Affiliate from amending or terminating any Company Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(i)                 Schedule 4.9(i) of the Company Disclosure Schedules identifies each Company Plan which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company Group or any ERISA Affiliate for the benefit of any current or former Employee or other service provider who performs services outside the United States. Without limiting the generality of the other provisions of this Section 4.9, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a "Foreign Plan"): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no material unfunded or underfunded Liabilities exist with respect to any Foreign Plan.

Section 4.10.          Certain Liabilities. As of the Effective Date, the Company Group has no Liabilities relating to the Business other than (a) Liabilities incurred in the ordinary course of business incurred since December 31, 2020, (b) Liabilities set forth in the Financial Statements, (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to the Company Group or the Business, or (d) Liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.11.          Legal Proceedings. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, there is no (i) Claim pending, or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries and no such Claim has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties that (x) involved a Claim for $250,000 or more, or (y) involves a Claim for an unspecified amount or which seeks injunctive relief which would be material to the business of the Company and its Subsidiaries taken as a whole, or (ii) judgment outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties, and none of the Company or any of its Subsidiaries is in violation of an Order. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or Liabilities (of any nature) that are material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, to the Company's Knowledge, no material investigation is threatened or contemplated by any Governmental Authority in respect of the Business or any member of the Company Group.

Section 4.12.          Authority; Binding Nature of Agreement.

(a)                The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the Required Stockholder Vote, to consummate the First Merger. The affirmative vote or consent of (i) the holders of at least a majority of the shares of Company Class A Common Stock and (ii) each of the "Major Investors" (as defined in the Company Shareholders Agreement) are the only votes of the holders of any Company Stock necessary under the Company's Organizational Documents and Delaware Law, to adopt this Agreement and the First Merger (the "Required Stockholder Vote") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the First Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law).

(b)                The Company Board has (i) declared that the Mergers and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law, (iii) directed that this Agreement and the Mergers be submitted to the Stockholders for their adoption and approval by written consent, and (iv) resolved to recommend that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers.

Section 4.13.          Non-Contravention; Required Consents.

(a)                Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company Group to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company Group under (other than Permitted Liens) any provision of: (i) subject to obtaining the Required Stockholder Vote, the certificate of incorporation or bylaws or other charter or Organizational Documents of the Company; (ii) any Contract or Permit to which the Company Group is a party or by which any of the properties or assets of the Company Group are bound; or (iii) assuming that all Consents, Permits, authorizations, filings or notices contemplated by Section 4.13(b) have been obtained or made and, in the case of the consummation of the First Merger, obtaining the Required Stockholder Vote, any Order applicable to the Company Group or by which any of the properties or assets of the Company Group are bound or any applicable Legal Requirement, except, in the case of the foregoing clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations, accelerations, losses, obligations, increases, guarantees, rights, entitlements or Liens that, in each case, (A) would not be material to the Company and its Subsidiaries taken as a whole, or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby on a timely basis and in any event on or before the End Date.

(b)                No consent, approval, order or authorization of ("Consent"), or registration, declaration or filing ("Filing") with, or Permit from, any Governmental Authority, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents, the compliance by the Company Group with any of the provisions hereof or thereof, and the consummation of the transactions contemplated hereby or thereby, except for: (i) Filings under and the expiration or termination of any applicable waiting period under the HSR Act and any other applicable Antitrust Laws and Filings with and Consents from, if any, the Governmental Authorities set forth in Schedule 9.1(b) of the Company Disclosure Schedules; (ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of Indiana, as applicable; (iii) such Filings and Consents as may be required by any applicable state securities or "blue sky" or takeover laws; (iv) such Filings and Consents as may be required by any securities, corporate or other applicable Laws (together with the Filings and Consents required under clauses (i) and (iii) above, the "Required Company Statutory Approvals"); and (v) such other Consents, Filings, Permits or notices which if not obtained or made (A) would not be material to the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby on a timely basis and in any event on or before the End Date.

Section 4.14.          Financial Statements.

(a)                The Company Group's fiscal year ends on December 31 of each year. Schedule 4.14(a) of the Company Disclosure Schedules contains true and complete copies of (i) the audited balance sheet and statements of income and owners' equity and statements of cash flows of the Company Group as of, and for the period from June 3, 2019, to December 31, 2019, and the annual period ended December 31, 2020 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of the Company Group as of, and for the period ended June 30, 2021 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)                Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statement is subject to normal year-end adjustments and lacks footnotes.

(c)                The Company and each of its Subsidiaries has implemented and maintains a standard system of accounting established and administered in accordance with GAAP and a system of internal accounting controls that are effective in providing reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements) and (ii) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)                Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company Group nor, to Company's Knowledge, any director, officer, employee, auditor, accountant, or representative of the Company Group, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any such complaint or claim that the Company Group has engaged in illegal or fraudulent accounting, financial reporting, or auditing practices; (ii) no attorney representing the Company Group, whether or not employed by the Company Group, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company Group or any of its officers, directors, employees or agents to the Company Board or any committee thereof, the Company Group's accountants (in any written response letter) or to any director or officer of the Company Group; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company's chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.15.          Taxes. Except as set forth on Schedule 4.15 of the Company Disclosure Schedules:

(a)                The Company Group has timely filed or caused to be timely filed all income and other material Tax Returns required to have been filed pursuant to applicable Legal Requirements and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. The Company Group has paid all material Taxes (regardless of whether shown to be due on such Tax Return) required to have been paid by it.

(b)                No deficiency or proposed adjustment which has not been paid, settled or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Company Group. The Company Group (i) has not received any written notice from a Governmental Authority that an audit or examination with respect to Taxes is contemplated or pending which audit or examination is not fully resolved (with no further liability to any such entity) and (ii) is not presently contesting any Tax applicable to it before any Governmental Authority.

(c)                The Company Group has not received from any Governmental Authority (including a Governmental Authority in a jurisdiction where any such entity does not file Tax Returns) any written (i) notice indicating an intent to open an audit or other review with respect to Taxes, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax (or Tax attributes) proposed, asserted or assessed by any Governmental Authority.

(d)                The Company Group has not (i) consented in writing to extend the time in which any material Tax may be assessed or collected by any Governmental Authority, which extension is still in effect or (ii) agreed to or been granted any extension of time for the filing of any Tax Return that has not been filed (excluding, for this purpose, automatic extensions of time granted in the ordinary course which did not involve the discretionary exercise of authority by a Governmental Authority).  There are no ongoing or pending material Tax audits or examinations by any Governmental Authority against the Company Group.

(e)                The Company Group is not a party to or bound by any Tax Sharing Obligation. No member of the Company Group (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than a Commercial Tax Obligation), or otherwise.

(f)                 The Company Group has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any Person.

(g)                The Company Group has not executed any power of attorney with respect to Taxes or any Tax item, other than any such powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax items that could affect the Company Group in respect of any taxable period that remains open have been entered into or issued by any Governmental Authority with or in respect of the Company Group.

(h)                No equity interest in the Company is or, as of the Closing Date, will be a "United States real property interest" within the meaning of Section 897(c)(1)(A) of the Code.

(i)                 None of Parent or the Company Group will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) required change, or any voluntary change made prior to Closing, in any method of accounting of any such entity with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of other applicable Legal Requirements) executed by any such entity prior to the Closing; (iii) installment sale or open transaction occurring prior to the Closing; (iv) material prepaid amount or material deferred revenue accrued on or prior to the Closing; and (v) election under Section 108(i) of the Code.

(j)                 Since June 3, 2019, no member of the Company Group has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(k)                The Company Group has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(l)                 The Company Group is in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax abatement or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax abatement or other Tax reduction agreement or order.

(m)              The Company Group has (i) properly complied with all provisions of any COVID-19 Measure pursuant to which it reduced its obligation to pay any Tax, deferred its obligation to pay any Tax, or delayed its obligation to file any Tax Return, (ii) not deferred the withholding of any Taxes under any COVID-19 Measure, (iii) not sought (nor have any of their Affiliates sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)), as added by Section 1102 of the CARES Act and (iv) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including Internal Revenue Service Notice 2020-65).

(n)                The Company Group has (i) timely paid to the appropriate Governmental Authority all material amounts required to be paid over under all escheat and unclaimed property Law and (ii) complied in all material respects with all escheat and unclaimed property Laws.

Notwithstanding anything to the contrary in this Agreement: (i) except for certain representations related to Taxes in Section 4.9 (Employee Benefits) or Section 4.25 (COVID-19 Assistance), this Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to any Tax matters, and (ii) the representations and warranties in respect of Taxes (A) other than in respect of the representations and warranties in Section 4.15(j) shall be limited to Taxes attributable to taxable periods (or portions thereof) ending on or before the Closing Date and shall not be used as a basis for any claim related to any Taxes with respect to any taxable period or portion thereof beginning on or after the Closing Date, (B) shall in no event include the existence, amount or usability of any Tax attributes of any member of the Company Group for taxable periods (or portions thereof) beginning on or after the Closing Date (such as net operating losses, capital loss carry forwards, foreign Tax credit carry forwards, asset bases and research and development credits) and (C) shall not be used as a basis for any claim related to any Parent Closing Date Tax.

Section 4.16.          Permits. Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, the Company Group is in possession of all material Permits, including all Environmental Permits, necessary for the Company Group to own, lease, and operate its properties or to carry on its business as it is now being conducted. As of the Effective Date, no suspension or cancellation of any of such Permit is pending or, to the Company's Knowledge, threatened in writing. The Company Group is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 4.17.          Absence of Certain Changes. Except as set forth on Schedule 4.17 of the Company Disclosure Schedules, since January 1, 2021, until the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Company Group has conducted the Business in the ordinary course of business other than Company COVID Actions and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.18.          Real Property.

(a)                Schedule 4.18(a) of the Company Disclosure Schedules sets forth a complete list of each real property lease, sublease, license, concession and other agreements (collectively, the "Real Property Leases"), pursuant to which the Company Group holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business (the "Leased Real Property") including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group. The Company has made available to Parent true, correct, and complete copies of each of the Real Property Leases and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease.

(b)                Schedule 4.18(b) of the Company Disclosure Schedules sets forth a complete list of the address of all real property owned by the Company Group and used or intended to be used in, or otherwise related to, the Business (the "Owned Real Property").

(c)                Except where the failure of which would not be expected to be material to the Company's and its Subsidiaries', taken as a whole, ability to use and occupy the relevant individual property, with respect to each Owned Real Property: (A) the Company Group has good and marketable title to such Owned Real Property, free and clear Liens, except Permitted Liens; (B) except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Company Group has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Company Group is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(d)                The Leased Real Property and Owned Real Property constitute in all material respects all interests in real property currently used, owned, occupied, or currently held for use in connection with the Business. Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except as set forth in Schedule 4.18(a) of the Company Disclosure Schedules, with respect to each of the Real Property Leases, to the Company's Knowledge: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company Group's possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed; (iii) neither the Company Group nor any other party to the Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (v) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) Company Group does not, and will not in the future, owe any brokerage commissions or finder's fees with respect to such Real property Lease (vii) the Company Group has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and (viii) there are no Liens on the estate or interest created by such Real Property Lease (other than Permitted Liens).

(e)                The Owned Real Property identified in Schedule 4.18(b) of the Company Disclosure Schedules and the Leased Real Property identified in Schedule 4.18(a) of the Company Disclosure Schedules (collectively, the "Real Property") comprise all of the material real property used or intended to be used in, or otherwise related to, the Business.

(f)                 To the Company's Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened in writing affecting any Real Property or any portion thereof or interest therein. To the Company's Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings pending or threatened in writing relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business thereon.

(g)                The Owned Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"), and the current use or occupancy of the Owned Real Property or operation of the Business thereon does not violate in any material respect any Real Property Laws. The Company Group has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation.

Section 4.19.          Environmental Matters. Except as disclosed on Schedule 4.19 of the Company Disclosure Schedules:

(a)                The Company Group is in compliance with all Environmental, Health and Safety Requirements. The Company Group has not received any written notice regarding any actual or alleged, violation of Environmental, Health and Safety Requirements that remain unresolved.

(b)                There is no Environmental Claim pending or, to the Company's Knowledge, threatened in writing against the Company Group, nor, to the Company's Knowledge, is there any Environmental Claim against any Person whose Liability for any Environmental Claim the Company Group has retained or assumed.

(c)                The Company Group has not released any Materials of Environmental Concern which require reporting, investigation, remediation, monitoring or other response action by the Company Group pursuant to applicable Environmental, Health and Safety Requirements.

(d)                To the Company's Knowledge, no off-site location at which the Company Group has disposed or arranged for the disposal of any waste is listed on the National Priorities List promulgated under CERCLA or on any analogous state list.

(e)                Schedule 4.19(e) of the Company Disclosure Schedules contains a list of all Environmental Permits and all written reports in the Company Group's possession regarding Materials of Environmental Concern and any environmental conditions with respect to the Business (collectively, "Environmental Documentation"), and the Company Group and its Affiliates have provided Parent with copies of all such Environmental Documentation prior to the date hereof.

Section 4.20.          Insurance.

(a)                Schedule 4.20(a) of the Company Disclosure Schedules sets forth, with respect to each insurance policy under which the Company Group is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)                With respect to each insurance policy required to be set forth on Schedule 4.20(a) of the Company Disclosure Schedules: (i) the policy is in full force and effect in accordance with its terms; and (ii) the Company Group is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy.

(c)                Except as set forth on Schedule 4.20(c) of the Company Disclosure Schedules, the Company Group has not (i) been denied any material insurance or indemnity bond coverage which it has been requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) that any insurance coverage lists on Schedule 4.20(a) of the Company Disclosure Schedules will not be available in the future substantially on the same terms as are now in effect.

Section 4.21.          Transactions with Related Parties. Except as otherwise disclosed on Schedule 4.21 of the Company Disclosure Schedules, (i) the Company Group is not involved in any business arrangement or other relationship with a Related Party that is not on arms' length terms; (ii) no Related Party owes any amount to the Company Group nor does the Company Group owe any amount to, nor has the Company Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iii) no Related Party has asserted in writing any claim or cause of action against the Company Group; (iv) no Related Party is a party to any Contract with the Company Group; except (other than in the case of clause (iii)) as permitted in accordance with Section 6.1.

Section 4.22.          Customers and Suppliers.

(a)                Schedule 4.22(a) of the Company Disclosure Schedules sets forth a true and complete list of the twenty (20) largest customers of the Company Group, determined by dollar volume of sales, for the six (6) months ended June 30, 2021, and for the twelve (12) months ended December 31, 2020 (collectively, the "Top Customers").

(b)                Schedule 4.22(b) of the Company Disclosure Schedules sets forth a true and complete list of the twenty (20) largest suppliers of the Company Group determined by dollar volume of purchases, for the six (6) months ended June 30, 2021, and for the twelve (12) months ended December 31, 2020 (collectively, the "Top Suppliers").

(c)                Except as set forth on Schedule 4.22(c) of the Company Disclosure Schedules, during the last twelve (12) months, to the Company's Knowledge there has been no termination, cancellation or threatened in writing termination or cancellation of or limitation of, or any material modification or change in the business relationship between the Company Group and any of the Top Customers or Top Suppliers, as applicable. There is no outstanding material dispute with any Top Customer or Top Supplier. To the Company's Knowledge, (i) no Top Customer or Top Supplier, prior to or as a result of the Closing or otherwise, has threatened in writing to cease to contract with the Company Group or (ii) has threatened in writing to substantially reduce its business or otherwise materially change the terms of its relationship with the Company Group.

Section 4.23.          Privacy and Security.

(a)                Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company Group's receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, and security of Personal Information materially complies, and during the past two (2) years has materially complied, with: (i) all Privacy and Security Laws; (ii) PCI DSS; (iii) applicable Contracts; (iv) Privacy and Security Policies; and (v) all consents and authorizations that apply to the Company and its Subsidiaries' receipt, access, use, and disclosure of Personal Information, in the case of the foregoing clauses (i) – (v), as applicable. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company Group have all necessary authority, consents, and authorizations to receive, access, use, and disclose the Personal Information in the Company Group's possession or under their control in connection with the Business, except as would not be material to the Company and its Subsidiaries taken as a whole.

(b)                To the Company's Knowledge, the Company Group is not under investigation by any Governmental Authority for a violation of any Privacy and Security Laws, except as would not be material to the Company and its Subsidiaries taken as a whole. The Company Group has not been subject to any Order, proceeding, or investigation with respect to any actual or alleged noncompliance with any Privacy and Security Law, except as would not be material to the Company and its Subsidiaries taken as a whole. The Company Group has not received any written complaint alleging a violation of any Privacy and Security Law.

(c)                Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company Group has not suffered, discovered, or been notified in writing of any unauthorized acquisition, use, disclosure or breach of, or access to, any protected health information (as defined in 45 C.F.R. § 160.103) or other Personal Information that constitutes a security breach violation under any Privacy and Security Law. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company Group has not notified any affected Person (including any Governmental Authority) or the media of any breach of Personal Information. To the Company's Knowledge, no third party that receives or has access to the Personal Information of the Company Group has experienced any breach of security or unauthorized or unlawful access, use, modification, theft, processing, disclosure, accidental loss, destruction, or damage of the Company Group's Personal Information or any Confidential Information in such third party's possession, custody, or control, except as would not be material to the Company and its Subsidiaries taken as a whole.

(d)                Copies of the Company Group's current policies for compliance with Privacy and Security Laws have been made available to Parent, which may include (1) website privacy policy; (2) employee privacy policy; (3) privacy policy or privacy notice pertaining to health data and protected health information (as defined in 45 C.F.R. § 160.103); (4) data protection, information security, and IT policies and procedures; (5) incident response policies and procedures; and (6) any other policy or written procedures pertaining to the collection, storage, disclosure, transfer, or other processing of any Personal Information (collectively, the "Privacy and Security Policies"). The Company Group's Privacy and Security Policies are commercially reasonable in all material respects with Privacy and Security Laws.

(e)                Except as would not be material to the Company and its Subsidiaries taken as a whole, the (i) collection, storage, processing, transfer, sharing, and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (ii) execution, delivery, and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby complies in all material respects with the Company's and its Subsidiaries' applicable Privacy and Security Policies and applicable Privacy and Security Laws.

(f)                 Except as set forth in Schedule 4.23 of the Company Disclosure Schedules, the Company and its Subsidiaries have not filed a claim for coverage relating to any data security and privacy matter under an insurance policy issued to, or on behalf of, the Company or its Subsidiaries.

Section 4.24.          No Brokers or Finders. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.25.          No Additional Representations and Warranties. Except for the representations and warranties expressly set forth in Article V, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedules), the Company Parties hereby expressly disclaim and negate (a) any other express or implied representation or warranty whatsoever (whether at law (including common law or by statute) or in equity), including with respect to (i) the Company or its Subsidiaries or any of the Company's or its Subsidiaries' respective businesses, assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinions, projections, forecasts, estimates, statements, advice, budgets or other information (including information with respect to Filings and Consents of any Governmental Authority or information with respect to the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or future business and operations), as well as any other business plan and cost-related plan information of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), made, communicated or furnished to Parent, its Affiliates or any of their respective Representatives or any other Person (this clause (ii), collectively, "Company Projections") and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.

Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBs

Parent and Merger Subs, on a joint and several basis, hereby make the following representations and warranties to the Company, each of which is true as of the date hereof (other than those representations and warranties provided as of a specific date):

Section 5.1.             Organization; Standing and Power; Organizational Documents.

(a)                Organization; Standing and Power. Each of Parent and Merger Subs is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent that the concept applies) under the laws of the state of its jurisdiction of organization. Each of Parent and Merger Subs has all requisite corporate or limited liability company power and authority, as applicable, and possesses all governmental licenses, permits, authorizations and approvals, to enable it to own or lease and to operate its properties and assets and carry on its business as currently and previously conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Subs is duly qualified to conduct its business as a foreign entity and is in good standing (to the extent that such concept applies) under the Legal Requirements of the jurisdictions in which the ownership, leasing or holding, or the character, of its properties or assets or in which the transaction of its business requires such license or qualification, other than in such jurisdictions where the failure to so qualify or be in good standing would not result, individually or in the aggregate, in a Parent Material Adverse Effect. Neither Parent nor the Merger Subs are in material violation of any of the provisions of its Organizational Documents. Parent has delivered or made available true and correct copies of the Organizational Documents of Parent and Merger Subs as of the Effective Date. Each such Organizational Document is in full force and effect as of the Effective Date.

(b)                No resolution has been passed, no step taken has been taken and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of each of Parent and Merger Sub, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of each of Parent and Merger Sub.

Section 5.2.             Capital Structure.

(a)                As of September 18, 2021, the authorized capital stock of Parent consists of: (A) 19,000,000 Common Shares ("Parent Common Shares") of which 15,929,052 shares were issued and outstanding, and (B) 1,000,000 Preferred Shares (the "Parent Preferred Shares") of which no shares were issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all of the Parent Common Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any Parent Common Shares or Parent Preferred Shares. As of the Effective Date, except for equity awards outstanding under the Equity Plan, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Parent is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, Equity Interests of Parent. As of the Effective Date, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interests of Parent.

(b)                As of September 18, 2021, there were 1,248,957 Parent Common Shares reserved for issuance pursuant to Parent's Amended and Restated 2018 Equity Incentive Plan, as amended (the "Equity Plan"), of which 852,910 Parent Common Shares were subject to outstanding options and 396,047 Parent Common Shares were available for future awards under the Equity Plan.

Section 5.3.             Authority; Binding Nature of Agreement.

(a)                Each of Parent, Merger Sub, and Merger Sub LLC has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Parent, Merger Sub, and Merger Sub LLC, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of Parent and the Parent Board, Merger Sub and its board of directors, and Merger Sub LLC and its Board of Managers, respectively. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Parent and Merger Subs and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Parent or either Merger Sub is a party will constitute, the valid and binding obligation of Parent and Merger Subs, as applicable, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                The Parent Board has (i) declared that the Mergers and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent, Merger Subs and their respective stockholders or equityholders and (ii) approved this Agreement in accordance with the provisions of the IBCL.

Section 5.4.             Non-Contravention; Consents.

(a)                The execution and delivery by Parent and Merger Subs of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent and Merger Subs with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Parent or Merger Subs to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent or Merger Subs under any provision of: (i) the Organizational Documents of Parent or Merger Subs, as applicable, (ii) any Contract or Permit to which Parent, Merger Subs or their respective Subsidiaries is a party or by which any of their respective properties or assets are bound; or (iii) assuming that all Consents, Permits, authorizations, filings or notices contemplated by Section 5.4(b) have been obtained or made and any Order applicable to Parent or its Subsidiaries or by which any of the properties or assets of Parent or its Subsidiaries are bound or any applicable Legal Requirement, except, in the case of the foregoing clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations, accelerations, losses, obligations, increases, guarantees, rights, entitlements or Liens that, in each case, (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby on a timely basis and in any event on or before the End Date.

(b)                No Consent or Filing with, or Permit from, any Governmental Authority is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents, the compliance by Parent and its Subsidiaries with any of the provisions hereof or thereof, and the consummation of the transactions contemplated hereby or thereby, except for: (i) Filings under and the expiration or termination of any applicable waiting period under the HSR Act and any other applicable Antitrust Laws and Filings with and Consents from, if any, the Governmental Authorities set forth on Schedule 9.1(b) of the Company Disclosure Schedules; (ii) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of the State of Indiana, as applicable; (iii) such Filings and Consents as may be required by any applicable state securities or "blue sky" or takeover Legal Requirements; (iv) such Filings and Consents as may be required by any securities, corporate or other applicable Legal Requirements; and (v) such other Consents, Filings, Permits or notices which if not obtained or made (A) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby on a timely basis and in any event on or before the End Date.

Section 5.5.             SEC Filings.

(a)                Parent has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since October 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Parent with the SEC since such date are herein collectively referred to as the "SEC Filings." Copies of all SEC Filings are publicly available on EDGAR. To the extent that any SEC Filing available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Parent has made available to the Company the full text of all such SEC Filing that it has so filed or furnished with the SEC. Each of the SEC Filings, at the time filed, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein, at the time filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Parent Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. None of Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)                Each of the consolidated financial statements (including, in each case, all related notes and schedules) of Parent included or incorporated by reference in (a) Parent's annual report on Form 10-K filed December 22, 2020, for the fiscal year ended September 30, 2020 (including the notes thereto), and (b) Parent's quarterly report on Form 10-Q for the period ended March 31, 2021 (collectively, the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)                Parent (including any employee thereof) has not received written notice from Parent's independent auditors that Parent's independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing. Since October 1, 2020, Parent has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices.

(d)                The audited balance sheet of Parent dated as of September 30, 2020, contained in the SEC Filings filed prior to the date hereof is hereinafter referred to as the "Parent Balance Sheet." Neither Parent nor any of its Subsidiaries has any Liabilities that are required by GAAP to be included on a consolidated balance sheet of Parent other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business, including any Parent COVID Actions; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)                Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(f)                 As of the date hereof, there are no outstanding or unresolved SEC comments from the SEC with respect to the SEC Filings. To Parent's Knowledge, none of the SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)                Since October 1, 2019, each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Filings, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 5.6.             Taxes.

(a)                Parent, Merger Sub and Merger Sub LLC (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent as of the date of such financial statements that have not been paid.

(b)                Neither Parent, Merger Sub nor Merger Sub LLC has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(c)                Neither Parent, Merger Sub nor Merger Sub LLC has engaged in or entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)                For U.S. federal income Tax purposes, (i) Parent is, and has been since its formation, classified as a corporation, (ii) Merger Sub is, and has been since its formation, classified as a corporation, and (iii) Merger Sub LLC is, and has been since its formation, classified as an entity disregarded as separate from Parent.

(e)                 Each of Merger Sub and Merger Sub LLC is, and at all times since their respective formations has been, wholly-owned by Parent.

(f)                 Parent, Merger Sub and Merger Sub LLC, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of and in accordance with the intended Tax treatment set forth in Section 3.6 hereof.

Section 5.7.             No Brokers or Finders. Except as set forth on Schedule 5.7 of the Parent Disclosure Schedules, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.8.            Registration and Listing. The issued and outstanding Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol "NOTV." As of the Effective Date, there is no Matter pending or, to Parent's Knowledge, threatened in writing against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Shares or terminate the listing of Parent on the NASDAQ. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Shares under the Exchange Act. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of NASDAQ.

Section 5.9.             Parent Stock. The shares of Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. If certificated, the Parent Stock shall bear the following legend(s) (or if held in book entry form, will be noted with a similar restriction):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT."

Section 5.10.          Financing.

(a)                Commitment Letters. Parent has delivered to the Company true, correct, and complete fully executed copies of two commitment letters, each dated as of the date of this Agreement, among the Financing Sources party thereto (the "Commitment Parties") and Parent (as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the "Commitment Letters" and each, individually, a "Commitment Letter"). Pursuant to, and subject to the terms and conditions of, the Commitment Letters, the Commitment Parties have committed to lend the amounts set forth therein or purchase the securities described therein, as applicable (the provision of such funds as set forth therein, the "Financing") for the purposes set forth in the Commitment Letters, Parent has also delivered to the Company a true, correct, and complete copy of each fee letter (which may be redacted as to fee amounts and other economic terms so long as such redactions would not adversely affect the amount or conditionality of the Financing) issued in connection with the Commitment Letters (collectively, the "Fee Letter").

(b)                No Amendments; No Side Letters. The Commitment Letters have not been amended, restated, or otherwise modified or supplemented prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, or rescinded, or otherwise modified in any respect prior to the execution and delivery of this Agreement (and, to Parent's Knowledge, no such withdrawal, termination, rescission, or other modification is pending). As of the date of this Agreement, there are no side letters or Contracts to which Parent or either Merger Sub is a party related to the conditionality, funding, or consummation of the Financing except for: (i) the Fee Letter; (ii) customary engagement letters for any take-out financing; and (iii) customary agency fee letters with respect to the Financing.

(c)                 Enforceability. As of the execution and delivery of this Agreement, each Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Parent, and, to Parent's Knowledge, the other parties thereto, enforceable in accordance with its terms against Parent and, to Parent's Knowledge, each of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(d)                No Breaches or Defaults. As of the execution and delivery of this Agreement: (i) Parent is not in breach or default under the Commitment Letters, nor, to Parent's Knowledge, has an event occurred that with notice or lapse of time or both would (A) constitute a breach or default on the part of Parent or, to Parent's Knowledge, any other applicable party to the Commitment Letters, or (B) result in a failure to satisfy any condition precedent under the Commitment Letters; and (ii) Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied at or prior to the Closing Date or that the Financing or any other funds necessary for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement will not be available to Parent at or prior to the Closing Date, in each of the foregoing clauses (i) and (ii), assuming the satisfaction of the conditions to the Closing set forth in Section 9.2(a) and Section 9.2(b). Parent has fully paid or caused to be fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing.

(e)                Sufficiency of Financing. There are no conditions precedent related to the funding of the Financing, other than as expressly set forth in the Commitment Letters. Assuming the satisfaction of the conditions to the Closing set forth in Section 9.2(a) and that the Financing is funded in accordance with the Commitment Letters, the net proceeds of the Financing, will, in the aggregate, be sufficient for the payment of the Required Amount. Parent and each Merger Sub acknowledge and agree that it is not a condition to the Closing or to any of the obligations under this Agreement that Parent and each Merger Sub obtain the Financing, or any other financing for or relating to the Merger or the other transactions contemplated by this Agreement.

Section 5.11.           No Prior Operations of Merger Subs. Each of Merger Sub and Merger Sub LLC is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Each of Merger Sub and Merger Sub LLC were formed solely for the purpose of engaging in the transactions contemplated hereby and have not engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement and the Transaction Documents.

Section 5.12.           Additional Representations and Warranties. Except for the representations and warranties expressly set forth in Article IV, Parent specifically acknowledges and agrees that neither the Company nor any of its Affiliates, Representatives or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except as otherwise expressly provided in this Article V (as modified by the Parent Disclosure Schedules), Parent and Merger Subs hereby expressly disclaim and negate (a) any other express or implied representation or warranty whatsoever (whether at law (including common law or by statute) or in equity), including with respect to (i) Parent or its Subsidiaries or any of Parent's or its Subsidiaries' respective businesses, assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinions, projections, forecasts, estimates, statements, advice, budgets or other information (including information with respect to Filings and Consents of any Governmental Authority or information with respect to the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or future business and operations, as well as any other business plan and cost-related plan information of Parent and its Subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to the Company, its Affiliates or any of their respective Representatives or any other Person (this clause (ii), collectively, "Parent Projections") and (b) all liability and responsibility for any such other representation or warranty or any such Parent Projection.

Article VI.
COVENANTS OF THE PARTIES

Section 6.1.             Conduct of the Business of the Company Group Prior to Closing.

(a)                The Company agrees that, between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article X (the "Interim Period"), except (i) as otherwise expressly contemplated by this Agreement, (ii) as otherwise consented to by Parent, in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as set forth on Schedule 6.1, (iv) in connection with a Company COVID Action, or (v) as required by applicable Legal Requirements, the Company shall, and shall cause the Company Group to, use reasonable efforts to conduct its business and operations only in the ordinary course of business. Notwithstanding the foregoing, the Company Group shall be permitted to take, and nothing in this Agreement shall prohibit the Company Group from taking, any Company COVID Action.

(b)                Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated by this Agreement, (B) as otherwise consented to by Parent, in writing (such consent not to be unreasonably withheld, conditioned or delayed), (C) as set forth on Schedule 6.1, (D) in connection with a Company COVID Action, or (E) as required by and not in contravention of applicable Legal Requirements, during the Interim Period the Company shall not, and shall cause the Company Group not to:

(i)                declare, accrue, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Interests, and shall not repurchase, redeem or otherwise reacquire any such Equity Interests;

(ii)               authorize for issuance, issue, or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests;

(iii)              amend or propose to make any change to the Company's Organizational Documents;

(iv)              issue, sell, pledge, dispose of, or encumber any Equity Interests of the Company or any of its Subsidiaries other than the settlement of Company Options;

(v)              except as required by any Company Plan or Contract in effect as of the Effective Date and disclosed to Parent (i) increase the direct compensation or bonus compensation payable or that could become payable by the Company Group to any director, officer, or employee, other than increases in compensation made to a non-officer employee in the ordinary course of business, (ii) promote any officer or employee, except in connection with the Company Group's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate or increase rights under any Company Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Plan if it were in existence as of the Effective Date, or make any contribution to any Company Plan, other than contributions required by Legal Requirement or the terms of such Company Plan as in effect on the date hereof, or that are made in the ordinary course of business;

(vi)             (A) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, other than (1) inventory and supplies in the ordinary course of business or (2) other assets in the ordinary course of business, in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate, or (B) make any loans, advances, or capital contributions to or investments in any Person other than the Company or any wholly owned Subsidiary of the Company or joint venture investment of the Company in excess of $500,000 individually or $1,000,000 in the aggregate;

(vii)            transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any tangible assets, including the capital stock or other Equity Interests in any Subsidiary of the Company, with a sale price or fair market value in excess of $1,000,000 in the aggregate during the Interim Period; provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing, or otherwise disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses or sublicense under the Company Intellectual Property, in each case in the ordinary course of business or pursuant to the Company Debt Documents;

(viii)            incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person (other than any member of the Company Group), issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any Subsidiary of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any member of the Company Group) or enter into any arrangement with any Person (other than any member of the Company Group) having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables that do not, at any time, exceed $10,000,000 in the aggregate;

(ix)              enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract, other than in the ordinary course of business;

(x)               institute, settle, or compromise any legal action or Matter involving the payment of monetary damages by the Company Group or acknowledgement of wrongdoing or fault other than (A) the settlement of claims, liabilities, or obligations reserved against on the Most Recent Balance Sheet or (B) settlements or compromises in the ordinary course of business, which in any event (1) do not exceed, in any individual case, $500,000 and (ii) would not prohibit or materially restrict the Company or any of its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted;

(xi)              make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Legal Requirement;

(xii)            (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Most Recent Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any material method of Tax accounting except as required by a Legal Requirement, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company Group, in each case, other than in the ordinary course of business;

(xiii)            enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xiv)            abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any of the Company's material Intellectual Property, or grant any right or license to any of the Company's material Intellectual Property other than in the ordinary course of business or pursuant to the Company Debt Documents;

(xv)             terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xvi)            agree or commit to do any of the foregoing.

Section 6.2.             Conduct of the Business of Parent Prior to Closing.

(a)                Parent agrees that, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement, (ii) as otherwise consented to by the Company, in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as set forth on Schedule 6.2, (iv) in connection with a Parent COVID Action, or (v) as required by applicable Legal Requirements, Parent shall, and shall cause its Subsidiaries to, use reasonable efforts to conduct its business and operations only in the ordinary course of business. Notwithstanding the foregoing, Parent and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit Parent and its Subsidiaries from taking, any Parent COVID Action.

(b)                Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated by this Agreement, (B) as otherwise consented to by the Company, in writing (such consent not to be unreasonably withheld, conditioned or delayed), (C) as set forth on Schedule 6.2, (D) in connection with a Parent COVID Action, or (E) as required by and not in contravention of applicable Legal Requirements, during the Interim Period Parent shall not, and shall cause its Subsidiaries not to:

(i)                declare, accrue, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Interests, and shall not repurchase, redeem or otherwise reacquire any such Equity Interests;

(ii)              authorize for issuance, issue, or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests;

(iii)             amend or propose to make any change to Parent's Organizational Documents;

(iv)              issue, sell, pledge, dispose of, or encumber any Equity Interests of Parent, other than settlement of any award of outstanding options under the Equity Plan;

(v)               (A) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, other than (1) inventory and supplies in the ordinary course of business or (2) other assets in the ordinary course of business, in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate, or (B) make any loans, advances, or capital contributions to or investments in any Person other than Parent or any wholly owned Subsidiary of Parent or joint venture investment of Parent in excess of $500,000 individually or $1,000,000 in the aggregate;

(vi)             transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any tangible assets, including the capital stock or other Equity Interests in any Subsidiary of Parent, with a sale price or fair market value in excess of $1,000,000 in the aggregate during the Interim Period; provided that the foregoing shall not prohibit Parent and its Subsidiaries from transferring, licensing, selling, leasing, or otherwise disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses or sublicense under the Parent Intellectual Property, in each case in the ordinary course of business;

(vii)            other than any Indebtedness incurred or repaid in connection with the transactions contemplated by this Agreement (including the Financing), incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person (other than a Subsidiary of Parent), issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Parent, guarantee any debt securities of another Person (other than a Subsidiary of Parent), enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than a Subsidiary of Parent) or enter into any arrangement with any Person (other than a Subsidiary of Parent) having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables that do not, at any time, exceed $10,000,000 in the aggregate;

(viii)           other than with respect to any Indebtedness incurred or repaid in connection with the transactions contemplated by this Agreement (including the Financing), abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any of Parent's material intellectual property, or grant any right or license to any of Parent's material intellectual property other than in the ordinary course of business;

(ix)              adopt or implement any stockholder rights plan or similar arrangement; or

(x)               agree or commit to do any of the foregoing.

Section 6.3.             Cooperation; Financial Information.

(a)                Parent shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, maintain the effectiveness of and consummate the Financing in an amount necessary to fund the Required Amount on or prior to the Closing Date, on the terms and conditions described in the Commitment Letters, including, but not limited to, using its commercially reasonable efforts to: (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof and hereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Commitment Letters on a timely basis on the terms and conditions contemplated by the Commitment Letters; (iii) satisfy on a timely basis all conditions contained in the Commitment Letters on or prior to the Closing Date that are within its control and to comply with all of its obligations pursuant to the Commitment Letters; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letters, consummate the Financing at or prior to the Closing; and (v) enforce its rights under the Commitment Letters. Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letters as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letters or it becomes reasonably likely that it would become so unavailable, Parent shall as promptly as practicable following the occurrence of such event, notify the Company thereof in writing and use its commercially reasonable best efforts to obtain as promptly as practicable following such event (x) alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement that does not contain any terms or conditions that would result in a Restricted Amendment if such terms or conditions were an amendment to the Commitment Letter or the terms and conditions to the Financing that is on terms not materially less favorable, in the aggregate, to Parent than the Commitment Letter as of the date of this Agreement (the "Alternate Financing"), and (y) one or more new financing commitment letters with respect to such Alternate Financing (each, a "New Commitment Letter"), in each case, which New Commitment Letter(s) will replace the existing Commitment Letter(s) in whole or in part. Parent shall promptly provide the Company with a true, correct, and complete copy of any New Commitment Letter, together with any related exhibits, schedules, supplements, and term sheets, and a true, correct, and complete copy of any fee letter in connection therewith (it being understood that such letter will be redacted in a customary manner and none of the redacted provisions would adversely affect the availability of the Alternate Financing or allow the financing sources thereof to reduce the amount of funding to be provided under the New Commitment Letter or the definitive documentation of the credit facilities provided thereunder or the conditions on which such funding is available). In the event that any New Commitment Letter is obtained, (A) any reference in this Agreement to the "Financing" or the "Commitment Letters" shall mean the Commitment Letters to the extent not superseded at the time in question, and any New Commitment Letter (and/or any related fee letter(s)) to the extent then in effect, and (B) any reference in this Agreement to the "Financing" will mean the Financing contemplated by the Commitment Letters as modified pursuant to the foregoing.

(b)                Parent will not consent to any amendment, restatement, replacement, supplement, termination, assignment, or modification to be made to, or any waiver of any provision (including any condition) or remedy under, the Commitment Letters without the prior written consent of the Company, to the extent such amendment, restatement, replacement, supplement, termination, assignment, modification, or waiver individually or in the aggregate would or could reasonably be expected to (i) reduce the aggregate amount of the net proceeds of the Financing to an amount that, would be less than the Required Amount; (ii) (x) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Financing or (y) expand, amend or modify any other terms of the Financing in a manner that would or would reasonably be expected to: (A) delay or prevent the Closing Date, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur; or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letters or the Financing definitive agreements (clauses (i), (ii) and (iii) collectively, the "Restricted Amendments"); provided, however, that Parent may amend the Commitment Letters to add lenders, lead arrangers, bookrunners, agents, syndication agents, documentation agents, or similar entities who had not executed the Commitment Letters as of the date of this Agreement in accordance with the provisions hereof and of the Commitment Letters if any such amendment would not reasonably be expected to result in a Restricted Amendment.

(c)                During the Interim Period, the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries and its and their respective Representatives to use its commercially reasonable efforts to, provide Parent with all cooperation reasonably requested by Parent in causing the conditions in the Commitment Letter to be satisfied or as is otherwise customary and reasonably required by Parent in connection with the Financing, including using commercially reasonable efforts to:

(i)                 participate in a reasonable number of meetings with (including participating in a reasonable number of one-on-one meetings with) the Financing Sources and prospective investors in the Financing (and to cause the members of senior management and Representatives of the Company to participate in such meetings), rating agency presentations, road shows, and due diligence sessions, and cooperating reasonably with the marketing efforts of Parent and the Financing Sources, in connection with all or any portion of the Financing;

(ii)               provide information regarding the Company and its subsidiaries reasonably requested by Parent for use in the preparation of appropriate and customary rating agency presentations, offering documents, bank information memoranda (including a version thereof that does not contain material non-public information), lender and investor presentations, and other similar marketing materials for any bank or other debt financing reasonably requested and customarily provided in connection with the Financing;

(iii)              as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Financing, deliver to Parent the historical financial statements with respect to the Company and its Subsidiaries specified in paragraph 4(a) of exhibit A of the Commitment Letter;

(iv)             cooperate reasonably with the Financing Sources' customary due diligence;

(v)              use commercially reasonable efforts to take such actions as are reasonably requested by Parent or the Financing Sources to facilitate the providing of guarantees, pledging of collateral and granting of security interests (including approvals therefore) in connection with the Financing contingent upon, and effective as of, the Closing;

(vi)             to the extent required in connection with the Financing, request the Company's independent auditor to (A) provide to Parent, consistent with customary practices, (1) customary auditor consents and (2) customary "comfort" letters, which shall provide customary "negative assurance" comfort, with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and as customary for any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act, and (B) participate in a reasonable number of accounting due diligence sessions with the Financing Sources;

(vii)            assist in the preparation and negotiation of, and facilitate the execution and delivery of, one or more credit agreements, indentures, guarantees, pledge and security documents, and other definitive financing documents and other certificates or documents as may be reasonably requested by Parent or the Financing Sources (including customary officer's and other closing certificates and back-up therefor), in each case effective no earlier than, and subject to the occurrence of, the Closing (subject, in each case, to the restrictions in the next paragraph);

(viii)           deliver notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and assist Parent in obtaining the Payoff Letters and customary Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of any Indebtedness for borrowed money of the Company or its Subsidiaries that is reasonably requested by Parent to be paid off, discharged or terminated at Closing (upon reasonable prior written notice to the Company) or that is otherwise subject to mandatory prepayment (however described) or repayment in full as a result of the consummation of the First Merger; provided the Company shall not be required to deliver any notice of prepayment or redemption or similar notice or document that is not conditioned on the consummation of the First Merger or that if the First Merger is not consummated results in liability to the Company; and

(ix)              at least four (4) Business Days prior to the Closing Date, provide all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001), that has been requested in writing at least fourteen (14) Business Days prior to Closing.

(d)                Notwithstanding the requirements of Section 6.3(c), neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.3 that would: (i) require the Company, any of its Subsidiaries, or any Persons who are officers or directors of the Company or any of its Subsidiaries to: (A) pass resolutions or consents to approve or authorize the execution of the Financing, (B) enter into, execute or approve (or commit to enter into, execute or approve) any certificate, document, agreement, instrument, or financing agreement, or (C) agree to any change or modification of any existing certificate, document, instrument, or agreement; in each case, which will be effective prior to the Closing Date (it being agreed that no officers or directors shall be required to take any of the foregoing actions in clauses (A), (B) and (C) to the extent they are not continuing, or expected to continue, as an officer or director following the Closing); provided that none of the foregoing shall apply to any (x) letters and authorizations required in order to obtain comfort letters and auditor consents as described in Section 6.3(c)(vi) and (y) customary authorization letters as described in Section 6.3(c), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay or commit to pay any commitment or other similar fee or incur any other expense, Liability (including any guarantee, indemnity, or pledge) or obligation in connection with or with respect to the Financing prior to the Closing Date, or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document, or instrument with respect to the Financing be effective prior to the Closing that would not be reimbursed or indemnified under Section 6.3(e), except that the Company shall be required to pay any and all fees, costs, and expenses in connection with obtaining any required approvals under the guarantees of Indebtedness permitting the termination thereof on the Closing Date and the release of all Liens on properties and assets of the Company securing such obligations, if any, (iv) cause any director, officer, employee, or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the Organizational Documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (vii) require the Company or any of its Representatives to provide any information or take any action, the disclosure or taking of which would violate applicable Legal Requirements, any fiduciary duty, any Contract, or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents on the basis of any such Law, duty, Contract, obligation or privilege, shall withhold only that portion of such information that is reasonably necessary to be withheld to not violate applicable Legal Requirements, duty, Contract, or obligation and to preserve attorney-client privilege, and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Law, duty, Contract, or obligation or waive attorney-client privilege) or (viii) would unreasonably interfere with the conduct of the business of the Company is its Subsidiaries. Nothing contained in this Section 6.3 shall require the Company or any of its Subsidiaries, (X) prior to the Closing, to be an issuer or other obligor with respect to the Financing, (Y) to provide (i) a description of all or any component of the Financing, including any "description of notes", (ii) risk factors relating solely to all or any component of the Financing, (iii) separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 (other than financial data sufficient to enable Parent to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for an offering of high-yield debt securities pursuant to Rule 144A) or Rule 3-16 of Regulation S-X or "segment reporting", (iv) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (v) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A or (Z) to provide (or be deemed to require the Company or any of its Subsidiaries to prepare) any (i) pro forma financial statements, (ii) projections, (iii) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership, or other post-Closing or pro forma adjustments or assumptions desired to be incorporated into any information used in connection with any financing of Parent or its Affiliates, including the Financing, and/or (iv) financial information concerning the Company or its Subsidiaries that the Company does not maintain in the ordinary course.

(e)                Parent shall, promptly upon request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs actually incurred by the Company, its Subsidiaries, or any of its or their respective Representatives in connection with its cooperation pursuant to this Section 6.3. In addition, Parent shall indemnify and hold harmless the Company, its Subsidiaries, and its and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them pursuant to this Section 6.3, and any information used in connection therewith (other than historical financial information provided in writing by the Company or any of its Subsidiaries specifically in connection with its obligations pursuant to this Section 6.3); in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, intentional misrepresentation, or intentional breach of this Agreement or fraud by their respective Representatives.

(f)                 All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.3 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Source or prospective Financing Source and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers, or placement agents in connection with such financing (and, in each case, to their respective Representatives) so long as such Persons: (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including "click through" confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(g)                Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties hereto that the Company's and each of the Company's Subsidiaries' obligations under this Section 6.3 shall be disregarded for purposes of determining whether the conditions set forth in Article IX have been satisfied (including for purposes of determining any termination rights under Article X).

(h)                To the extent reasonably requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing (including providing the Company, upon request, with copies of all definitive agreements related to the Financing), and such other information and documentation available to Parent as shall be reasonably requested by the Company (including any information requested in connection with any of the circumstances contemplated by the immediately following sentence). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice as soon as reasonably practicable in writing (and in any case, within two (2) Business Days of the occurrence of any of the following): (i) of any material breach, material default, termination, or cancellation by any party to the Commitment Letters or Financing definitive agreements that Parent becomes aware of, and (ii) of the receipt by Parent of any written notice from any Financing Source with respect to: (A) any breach, default, termination, or cancellation by any party to the Commitment Letters or Financing definitive agreements; or (B) any material dispute or material disagreement between or among any parties to the Commitment Letters or Financing definitive agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing.

Section 6.4.             Parent Special Meeting.

(a)                As soon as reasonably practicable (and in any event within three (3) days) following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC a proxy statement (the "Proxy Statement"), to be used for the purpose of soliciting proxies from the shareholders of Parent ("Parent Shareholders") to vote in favor of (i) the adoption of an amendment to the articles of incorporation of Parent, to be filed immediately prior to the Effective Time, to approve an increase in the authorized shares of Parent to 75,000,000 shares, consisting of 74,000,000 common shares and 1,000,000 preferred shares (the "Parent Charter Amendment", and all such proposals necessary to adopt the Parent Charter Amendment, the "Charter Proposals"), (ii) the issuance of the Parent Common Shares to be issued as part of the Merger Consideration and any shares that may become issuable as part of the Financing (or any Alternate Financing) pursuant to applicable NASDAQ listing rules (the "NASDAQ Proposal"), (iii) the adoption of an amendment to the Equity Plan, the form of which amendment shall be agreed to by the parties to this Agreement and approved by the Parent Board prior to filing the Proxy Statement, to increase the number of shares available for awards thereunder by up to 1,500,000 shares, (iv) to adjourn the shareholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the transactions contemplated by this Agreement for any reason, and (v) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the "Parent Shareholder Matters") at a meeting of Parent Shareholders to be called and held for such purpose (the "Special Meeting"). The Charter Proposals and the NASDAQ Proposal are referred to herein as the "Necessary Shareholder Matters".

(b)                Parent shall take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws, and the rules and regulations thereunder in connection with the issuance of any Parent Stock.

(c)                Parent shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Exchange Act with respect to the Proxy Statement. Parent will notify the Company promptly after it receives notice of: (i) the time when the preliminary Proxy Statement has been filed; (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Proxy Statement; (v) any request by the SEC for amendment of the Proxy Statement; (vi) any comments from the SEC relating to the Proxy Statement and responses thereto; and (vii) requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

(d)                As soon as practicable following the SEC completing its review of the Proxy Statement (or the expiration of the waiting period in Rule 14a-6(a) in the event the SEC does not review the Proxy Statement) (either such date, the "SEC Clearance Date"), but not later than five (5) Business Days thereafter, Parent shall (i) distribute the Proxy Statement to the Parent Shareholders, (ii) having, prior to the SEC Clearance Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the IBCL and subject to the other provisions of this Agreement, (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement to the Parent Shareholders and (iv) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Shareholder Matters. Notwithstanding the foregoing provisions of this Section 6.4(d), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, (i) after consultation with the Company and the Securityholder Representative, if, as of the time for which the Special Meeting is originally scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (ii) after consultation with the Company, in order to solicit additional proxies from Parent Shareholders for purposes of obtaining approval of the Necessary Shareholder Matters, or (iii) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(e)                Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the IBCL, as applicable, in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement does not, as of the date on which it is first distributed to Parent Shareholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party to this Agreement shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Proxy Statement). If at any time prior to the Effective Time any information relating to the parties to this Agreement, or any of their respective Affiliates, officers or directors, should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (i) the party that discovers such information shall promptly notify the other parties, (ii) Parent shall promptly correct any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (iii) Parent shall take all steps necessary to amend or supplement the Proxy Statement, as applicable, and to cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to Parent Shareholders to the extent required by applicable Legal Requirement; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(f)                 Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the holders of Parent Common Shares vote in favor of the adoption of the Parent Shareholder Matters, and shall use commercially reasonable efforts to (i) solicit from the holders of Parent Common Shares proxies in favor of the adoption of this Agreement and (ii) otherwise take all actions necessary or advisable to obtain the approval of the Parent Shareholder Matters. Neither the Parent Board nor any committee or agent or representative thereof shall withdraw, withhold, amend, modify or materially qualify or propose to withdraw, withhold, amend, modify or materially qualify, the Parent Board's recommendation that the holders of Parent Common Shares vote in favor of the adoption of the Parent Shareholder Matters.

(g)                Without the prior written consent of the Company or as required by applicable Legal Requirement, (i) the Parent Shareholder Matters shall be the only matters that Parent shall propose to be acted on by the holders of Parent Common Shares at the Special Meeting and Parent shall not submit any other proposal to such holders in connection with the Special Meeting or otherwise (including any proposal inconsistent with the approval of the Parent Shareholder Matters) and (ii) Parent shall not call any meeting of holders of Parent Common Shares prior to the Special Meeting.

(h)                Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the First Merger, in accordance with the Delaware Law.

(i)                 Immediately following the execution and delivery of this Agreement, Parent, as sole member of Merger Sub LLC, shall adopt this Agreement and approve the Second Merger, in accordance with the Delaware Limited Liability Company Act, as amended.

Section 6.5.            Directors and Officers of Parent at the Effective Time. Parent shall take all necessary action such that (i) the Parent Board at the Effective Time shall be comprised of seven (7) directors, (ii) a designee as shall be named by Jermyn Street Associates LLC by written notice to Parent no later than five (5) Business Days prior to the Closing will be elected as a director to the Board Class as set forth on Exhibit A to the Shareholder Agreement, and (iii) a designee as shall be named by Savanna Holdings LLC by written notice to Parent no later than five (5) Business Days prior to the Closing will be elected as a director to the Board Class as set forth on Exhibit A to the Shareholder Agreement. Following the Effective Time, nominees for the Parent Board will be nominated as set forth in the Shareholders Agreement.

Section 6.6.             Access to Information.

(a)                Access to Company Information. During the Interim Period, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and other Representatives to, afford to Parent and Parent's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time; provided that such access may be limited by the Company to the extent reasonably necessary (x) for the Company and each of its Subsidiaries to comply with any applicable COVID-19 Measures or (y) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of any of the Company or its applicable Subsidiary's respective Representatives or commercial partners (provided that, in the case of each of clauses (x) and (y), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Neither the Company nor any of its Subsidiaries shall be required (i) to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date hereof (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (ii) to provide access to any property for the purpose of conducting any testing or sampling of any environmental media. No investigation shall affect or be deemed to affect the Company's representations, warranties, covenants, or agreements contained herein (or Parent's reliance on the same), the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement, including the Mergers, in accordance with the terms and provisions of this Agreement or otherwise prejudice, limit or otherwise affect in any way the rights and remedies of Parent or Merger Sub pursuant to this Agreement.

(b)                Access to Parent Information. During the Interim Period, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and other Representatives to, afford to the Company and the Company's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Parent or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of Parent and its Subsidiaries as the Company may reasonably request from time to time provided that such access may be limited by Parent to the extent reasonably necessary (x) for Parent and each of its Subsidiaries to comply with any applicable COVID-19 Measures or (y) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of any of Parent or its applicable Subsidiary's respective Representatives or commercial partners (provided that, in the case of each of clauses (x) and (y), Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Neither Parent nor any of its Subsidiaries shall be required (i) to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date hereof (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or (ii) to provide access to any property for the purpose of conducting sampling of any environmental media. No investigation shall affect or be deemed to affect Parent's representations, warranties, covenants, or agreements contained herein (or the Company's reliance on the same), the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement s, including the Mergers, in accordance with the terms and provisions of this Agreement or otherwise prejudice, limit or otherwise affect in any way the rights and remedies of the Company pursuant to this Agreement.

Section 6.7.             Confidentiality. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein; provided that the term of such Confidentiality Agreement shall be extended for two (2) years following the date of termination of this Agreement.

Section 6.8.             Press Releases. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution of this Agreement. From and after the date hereof, Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement and the transactions contemplated hereby. Parent agrees that neither it nor any of its Affiliates or Representatives will, without the written approval of the Securityholder Representative (such approval not to be unreasonably withheld, conditioned or delayed), and the Company Group agrees that neither it nor any of its Affiliates or Representatives will, without the written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except any such release or announcement that Parent or the Company, as applicable, determines, after consultation with outside legal counsel, is required by applicable Legal Requirements (including securities regulations) or required by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and the party will consider any such reasonable comments that are timely provided in good faith; provided that nothing in this Section 6.8 shall prohibit or limit each of the parties from making internal announcements to their respective employees regarding the transactions contemplated by this Agreement, so long as such announcements substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party.

Section 6.9.             Company No Solicitation.

(a)                During the Interim Period, the Company shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, solicit, initiate, propose, or knowingly facilitate or knowingly encourage the submission of any Company Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Company Takeover Proposal, or: (i) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations with, disclose any non-public information relating to the Company or its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or its Subsidiaries to, or knowingly assist, knowingly facilitate, or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Takeover Proposal; (ii) (A) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or its Subsidiaries, or (B) approve any transaction under, or any Third Party becoming an "interested stockholder" under, Section 203 of the Delaware Law; (iii) enter into any agreement in principle, memorandum of understanding, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Company Takeover Proposal (each, a "Company Acquisition Agreement"); or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, in response to an inquiry or proposal from a Third Party, inform such Third Party of the restrictions imposed by the provisions of this Section 6.9. The Company Board shall not effect a Company Adverse Recommendation Change. The Company shall not, shall cause its Subsidiaries and its and their officers, employees and directors not to, and shall use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, continue any and all existing activities, discussions, or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Takeover Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company and its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information and immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Company Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.9 by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company acting at the Company's direction shall be deemed to constitute a breach of this Section 6.9 by the Company.

(b)                The Company shall notify Parent promptly (but in no event later than three (3) Business Days) after the receipt by the Company (or any of its Representatives) of any Company Takeover Proposal, any inquiry that would reasonably be expected to lead to a Company Takeover Proposal, any request for non-public information relating to the Company or its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or its Subsidiaries by any Third Party that would reasonably be expected to lead to a Company Takeover Proposal. In such notice, the Company shall identify the Third Party making, and details of the material terms and conditions of, any such Company Takeover Proposal, indication or request, including any proposed financing, and shall confirm that the Company has responded to such Company Takeover Proposal as provided in Section 6.9(a).

Section 6.10.           Efforts.

(a)                Subject to the terms and conditions set forth herein and to applicable Legal Requirements, each of the parties to this Agreement and their Subsidiaries and Affiliates shall cooperate and use its respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties to this Agreement, including their Subsidiaries and Affiliates, in doing, all things necessary, proper or advisable to cause the conditions to the Closing set forth in Article IX to be satisfied as promptly as reasonably practicable or to effect the Closing and consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Authorities or third parties, (ii) obtaining all necessary, proper or advisable Consents, registrations, notices and applications as required by any Governmental Authority or applicable Legal Requirement or as required by any Contract, lease or agreement, including those disclosed in Schedule 4.13(a) of the Company Disclosure Schedules and Schedule 9.1(b), (iii) obtaining the Required Company Statutory Approvals and all other Consents of Governmental Authorities that are necessary or proper to consummate the Merger, and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger.

(b)                In furtherance and not in limitation of the foregoing, each of Parent, the Company, and the Securityholders shall make or cause to be made any required filings of a Notice and Report Form pursuant to the HSR Act and any other necessary Filings with Governmental Authorities within ten (10) Business Days after the date hereof, including, but not limited to, any required foreign Antitrust Law or foreign direct investment Filings. Parent, the Company, and the Securityholders each shall, and shall cause its Subsidiaries and controlled Affiliates to, (a) promptly supply the other party with any information which may be required in order to effectuate such filings; (b) respond as promptly as practicable to any inquiry received from FTC, DOJ, or any other Governmental Authority for additional information or documentation; and (c) take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as promptly as practicable. Each of Parent, the Company, and the Securityholders shall (i) promptly notify the other party of any material communication between that party and FTC, DOJ, or any other Governmental Authority and, subject to applicable Legal Requirements, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) consult with the other party in advance of participating in any meeting or discussion with FTC, DOJ, or any other Governmental Authority with respect to any filing, investigation or inquiry concerning the transactions contemplated hereby and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat; and (iii) subject to applicable Legal Requirements, furnish the other party with copies of all written correspondence and communications between it or its Affiliates and their respective Representatives and any Governmental Authority with respect to the transactions contemplated by this Agreement; provided, however, that materials provided to the other party pursuant to this Section 6.10(b) may be redacted (x) to remove references concerning valuation or future plans for the Business, (y) as necessary to comply with contractual obligations of confidentiality and (z) as necessary to address reasonable privilege concerns; provided, further, that the parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.10 or any other Section of this Agreement as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel for the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the prior written consent of the party providing such materials. Subject to Section 6.10(c), and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, such actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things, necessary, proper or advisable to make effective the transactions contemplated hereby, including obtaining confirmation of the expiration or termination of any applicable waiting periods under the HSR Act, clearances and approvals, if any, from the Governmental Authorities set forth in Schedule 9.1(b), resolving any investigation or other inquiry of any Governmental Authority, providing supplemental information requested by a Governmental Authority, avoiding any suit, Claim, action, investigation or proceeding of any Governmental Authority arising from its review of the transactions contemplated hereby and defending any suit, Claim, action or proceeding initiated by any Governmental Authority or Third Party under applicable Antitrust Laws for the purpose of preventing the consummation of the of the transactions contemplated hereby. Parent, the Company, and the Securityholders each shall be responsible for paying one-half (1/2) of each of the respective filing fees required to complete each of the merger filings under the HSR Act and any other Antitrust Laws of any jurisdiction where a filing is required in accordance with this Section 6.10(b) in connection with the transactions contemplated hereby.

(c)                Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall require or obligate Parent or any of its Affiliates to, and neither the Company nor its Affiliates or Representatives shall, without the prior written consent of Parent: (i) commence any litigation with any Governmental Authority or third party; (ii) commit, agree or otherwise become subject to any restriction, condition, limitation or other understanding on or with respect to the operation of the business of Parent or any of its Affiliates or the business of the Company that would be material to the business of Parent, its Affiliates and the Company, taken as a whole; (iii) agree or otherwise be required to license, sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of any business, assets or operations of Parent or any of its Affiliates or the business of the Company that would be material to the business of Parent, its Affiliates and the Company, taken as a whole; or (iv) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any Consent, Permit or Order. For the avoidance of doubt, the matters disclosed on Schedule 6.2(b)(v)(A) shall not be prevented by this Section 6.10(c).

(d)                Neither Parent nor the Company, including their respective Subsidiaries and Affiliates, shall, without the prior written consent of the other party (not to be unreasonably withheld, delayed or conditioned), enter into any Contract, including any timing agreement, with any Governmental Authority (i) that would, or would reasonably be expected to, delay the Closing beyond the End Date or (ii) not to effect the Closing before a date that is after the End Date.

(e)                Without limiting the foregoing, in no event shall Parent effect, or permit any of its Subsidiaries or controlled Affiliates to effect, any transaction, or enter into any agreement to effect any transaction (including any merger or acquisition), that would reasonably be expected to (i) impose any material delay in the obtaining, or materially increase the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Laws; (ii) materially increase the risk of any Governmental Authority seeking or entering any injunction or other order or decree prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such injunction or other order or decree on appeal or otherwise; or (iv) prevent the consummation of the transactions contemplated by this Agreement.

Section 6.11.          Preservation of Records. Parent agrees to preserve and keep records held by it or its Affiliates relating to the Business, the Company, the Surviving Entity and their respective Subsidiaries for a period of five (5) years from the Closing Date and shall make such records reasonably available to the Securityholder Representative as may be reasonably required in connection with, among other things, filing of a tax return by any Company Party, any insurance claims by, Matters against or governmental investigations of the Company Group or a Securityholder, or in order to enable Company Parties to comply with their respective obligations under this Agreement and the Transaction Documents. After the expiration of such five (5) year period, except to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, neither Parent nor its Affiliates will destroy any of such books or records of the Business without giving the Securityholder Representative written notice thereof and the opportunity, at the Securityholder Representative's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 6.12.          280G. To the extent that any "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that reasonably would be expected to be deemed to constitute "parachute payments" (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will, prior to the Closing Date, (a) solicit from each Person who the Company reasonably believes is, with respect to the Company, a "disqualified individual," a waiver of such disqualified individual's rights to some or all of such payments or benefits (the "Waived 280G Benefits"), so that any remaining payments and/or benefits will not be deemed to be "excess parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder), and (b) thereafter, with respect to each individual who executes the waiver described in clause (a), submit to a vote of the equityholders of the Company entitled to vote on such matters, in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, the right of any such disqualified individual to receive the Waived 280G Benefits. In no event will this Section 6.12 be construed to require the Company to compel any disqualified individual to waive any existing rights under any Contract or arrangement that such disqualified individual has with the Company or its Affiliates, and in no event will the Company be deemed to be in breach of this Section 6.12 if any such disqualified individual refuses to waive any such rights. The Company will provide drafts of such waivers and disclosure and approval materials to Parent for its review and comment no later than three (3) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall consider all such comments in good faith and incorporate all such comments into such waivers and disclosure and applicable materials to the extent reasonable. To the extent that any Contract, agreement or plan will be entered into by, or at the direction of, Parent and/or any of its Affiliates and a disqualified individual at or prior to the Closing, Parent shall provide a copy of such Contract, agreement or plan to the Company at least ten (10) Business Days before the Closing and cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with other payments and/or benefits, "parachute payments". If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits will not be paid or provided. To the extent applicable, prior to the Closing Date, the Company will deliver to Parent evidence reasonably acceptable to Parent that a vote of the equityholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.12 and that either (i) the requisite number of votes of the equityholders of the Company was obtained with respect to the Waived 280G Benefits (the "280G Approval"), or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits will be made or provided.

Section 6.13.         Cooperation; Representation and Warranty Policy. During the Interim Period, the Company shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to, provide Parent with due diligence information regarding the Company and its Subsidiaries reasonably requested by Parent for its use in the procurement of a representation and warranty insurance policy, subject in each case to the limitations set forth in Section 6.6(a); provided, however, in no event shall the Company be deemed to have breached this Section 6.13 solely as a result of Parent failing to obtain a representation and warranty insurance policy. Notwithstanding anything herein to the contrary, none of the Company, its Subsidiaries or its or their respective Affiliates, securityholders or representatives shall be required to execute any document, make any representations or have any liability with respect to any such representation and warranty insurance policy. Parent acknowledges and agrees that obtaining a representation and warranty insurance policy is not a condition to Closing. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties hereto that the Company's and each of the Company's Subsidiaries' obligations under this Section 6.13 shall be disregarded for purposes of determining whether the conditions set forth in Article IX have been satisfied (including for purposes of determining any termination rights under Article X).

Section 6.14.         Termination of Certain Agreements. The Company Group shall terminate, or cause to be terminated, all agreements set forth on Schedule 6.14, as of the Closing Date, and all liabilities thereunder shall have been satisfied (except to the extent that any such agreement provides for provisions that survive any termination thereof, in which case such provisions shall survive in accordance with the terms of the terminated agreements).

Section 6.15.         Stockholder Written Consent; Information Statement.

(a)                The Company Board shall recommend that the Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement and the Company shall use its commercially reasonable best efforts to obtain, following the execution and delivery of this Agreement, the Required Stockholder Vote in the form of the Stockholder Written Consent. Promptly following receipt of such Stockholder Written Consent, the Company shall deliver a copy of such Stockholder Written Consent to Parent.

(b)               Promptly following receipt of the Stockholder Written Consent, the Company shall prepare and mail to each holder of Company Stock that did not execute the Stockholder Written Consent, in accordance with applicable Legal Requirements, including Sections 228(e) and 262(d)(2) of the Delaware Law, an information statement in a form reasonably acceptable to Parent (the "Information Statement"), which shall comply with all applicable Legal Requirements and shall (i) include a statement to the effect that the Company Board has determined that the First Merger is advisable in accordance with Section 251(b) of the Delaware Law and in the best interests of the Stockholders and unanimously approved this Agreement, the First Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with the statutory notice that this Agreement, the First Merger and the other transactions contemplated hereby have been approved by the Required Stockholder Vote in accordance with Section 228(e) of the Delaware Law and the bylaws of the Company, (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the Delaware Law (and shall include therewith a copy of Section 262 of the Delaware Law).

Section 6.16.          Director and Officer Indemnification and Insurance.

(a)                Indemnification. For a period of six (6) years from and after the Effective Time, each of Parent and the Surviving Entity shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director or manager of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan (each, an "Indemnified Party") against all Claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any Claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director or manager of another Person, whether pertaining to any act or omission occurring or existing prior to or at, but not after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, including all indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated by this Agreement, in each case to the fullest extent that the Company would have been permitted to do so by Law and its Organizational Documents; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Entity a written notice asserting a claim for indemnification under this Section 6.16(a), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. Each Indemnified Party will be entitled to advancement of expenses (including attorneys' fees) incurred in the defense of any such Claim, action, suit, proceeding or investigation from and each of Parent and the Surviving Entity within 90 days of receipt by Parent or the Surviving Entity from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides, prior to any receipt of such advances, an undertaking, to the extent required by Delaware Law or other applicable Legal Requirement, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Legal Requirement. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall become obligations of the Surviving Entity in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Person is not entitled to indemnification. For a period of six (6) years from the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain in effect the exculpation, indemnification, and advancement of expenses no less favorable than the provisions of the Organizational Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any Claim made for indemnification within such period shall continue until the disposition of such action or resolution of such Claim.

(b)                Insurance. Prior to the Closing, the Company shall: (i) obtain and fully prepay as of the Effective Time the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and fiduciary liability insurance policies (collectively, the "D&O Tail Policy") covering Persons who are currently or were officers and directors of, or in a comparable role with, the Company, for a Claims reporting or discovery period of not less than six (6) years from and after the Effective Time with respect to any Claim related to any period prior to the Effective Time from any insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to Claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Company be required to expend, with respect to the entire six (6)-year period following the Effective Time, premiums for such D&O Tail Policy under this Section 6.16 which in the aggregate exceed 300% percent of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose prior to the date of this Agreement (the "Maximum Premium"). If the D&O Tail Policy cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)               Survival. The obligations of Parent, Merger Sub and the Surviving Entity under this Section 6.16 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.16 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.16 applies shall be third party beneficiaries of this Section 6.16, each of whom may enforce the provisions of this Section 6.16).

Section 6.17.          Merger Sub and Merger Sub LLC. Parent hereby (i) guarantees the due, prompt and faithful payment, performance and discharge by the Merger Subs of, and compliance by the Merger Subs with, all of the covenants and agreements of the Merger Subs under this Agreement and (ii) agrees to take all action necessary, proper or advisable to ensure such payment, performance and discharge by the Merger Subs.

Section 6.18.          Employee Benefits. For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and its Affiliates after the Effective Time (the "Parent Benefit Plans"), Parent shall use commercially reasonable efforts to cause each employee of the Company and its Subsidiaries whose employment continues following the Effective Time (each, a "Continuing Employee")to be credited with his or her years of service with the Company or its applicable Affiliates and their respective predecessors prior to the Effective Time, to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to credit for such service under any corresponding Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, following the Effective Time, (i) Parent shall use commercially reasonably efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all corresponding Parent Benefit Plans to the extent coverage under any such Parent Benefit Plan is comparable to a Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) for purposes of each Parent Benefit Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all preexisting condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in any such Parent Benefit Plan, was subject to such conditions under the corresponding Company Plan, and (B) any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee's participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan. This Section 6.18 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.18, express or implied, shall confer upon any employee, service provider, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or engagement or continued employment or engagement for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.18, express or implied, shall be deemed an amendment of any plan providing benefits to any employee or service provider or shall confer upon any Continuing Employee or any other employee (current or former), service provider, or any legal representative or beneficiary or dependent thereof, any rights or remedies, including any right to employment or engagement or continued employment or engagement for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or preclude the ability of Parent to terminate the employment or service of any person at any time and for any reason.

Section 6.19.          NASDAQ Listing. As promptly as practicable following the date hereof, Parent shall make an application to NASDAQ for the listing of the shares of Parent Common Shares to be issued pursuant to this Agreement and shall use reasonable best efforts to cause such shares of Parent Common Shares to be approved for listing on NASDAQ subject to official notice of issuance.

Article VII.
TAX MATTERS.

Section 7.1.             Straddle Period Tax Allocation. For all purposes of this Agreement, any Tax liability with respect to any Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date, except for (1) any ad valorem property Taxes, which shall be prorated on a daily basis and (2) any Parent Closing Date Taxes, which shall be allocated to the post-Closing portion of the Straddle Period.

Section 7.2.             Tax Refund. The Securityholders shall be entitled to any refund of any Taxes that were previously included in the calculation of Indebtedness or as a Current Liability in Closing Net Working Capital, plus any interest actually received with respect thereto from the applicable Governmental Authority. Any Tax refund received by Parent or any member of the Company Group to which the Securityholders are entitled pursuant to the previous sentence, net of any applicable Taxes and any reasonable costs associated with obtaining such refund, shall be paid in cash to the Paying Agent, for the benefit of, and for further distribution to, the Stockholders, and to the Surviving Entity, for the benefit of, and for further distribution in accordance with the Surviving Entity's ordinary payroll practices to, the Optionholders, in each case in accordance with their respective Allocable Percentage, within fifteen (15) days after receipt by Parent or such member, as applicable.

Section 7.3.             Transfer Taxes. Any transfer, value added, excise, stock transfer, stamp, recording, registration, deed taxes, conveyance fees and any similar Taxes that become payable as a result of the Mergers ("Transfer Taxes"), shall be paid 100% by the Surviving Entity. The parties hereto shall cooperate in filing Tax Returns with respect to any Transfer Taxes as may be necessary, and to obtain any exemption or refund of any such Transfer Tax to the extent reasonably available.

Section 7.4.             Reorganization Status of the Mergers. Parent and its Affiliates (including the Company Group) shall not cause, or permit to be taken, any action after the Closing that would cause the Mergers or could cause the Mergers not to qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Code.

Article VIII.
Nonsurvival of representations, warranties, covenants and
agreements

Section 8.1.             Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, claims and causes of action (whether in contract or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The parties hereto hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) if any such representation or warranty (as modified by the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable) should prove untrue, the parties’ only rights, claims or causes of action shall be to exercise the specific rights set forth in Section 9.2(a), Section 9.3(a), Section 10.1(b) and Section 10.1(c), as and if applicable, and (c) the parties shall have no other rights, claims or causes of action (whether in contract or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

Article IX.
CONDITIONS TO CLOSING; CLOSING

Section 9.1.             Conditions to Each Party's Obligation. The obligations of each party to this Agreement to effect the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by each party to this Agreement at or prior to the Effective Time:

(a)                No Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Legal Requirement or Order (whether temporary, preliminary, or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement.

(b)                HSR Act. Any applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and any timing agreement entered into by Parent with the applicable Governmental Authority shall have expired or otherwise been terminated and Consents or non-jurisdiction decisions, if any, from the Governmental Authorities set forth in Schedule 9.1(b) of the Company Disclosure Schedules shall have been obtained.

(c)                Necessary Shareholder Matters. At the Special Meeting (including any adjournments thereof), the Necessary Shareholder Matters shall have been duly approved and adopted by Parent Shareholders by the requisite vote under the IBCL, Parent's Organizational Documents and NASDAQ rules and regulations.

(d)                Stockholder Approval. This Agreement shall have been adopted by the Required Stockholder Vote in accordance with applicable Legal Requirements and the Company's Organizational Documents.

Section 9.2.               Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Subs at or prior to the Effective Time:

(a)                Representations and Warranties. (i) The representations and warranties of the Company set forth in Article IV of this Agreement (except for the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 4.1 (other than the last two sentences thereof), the first sentence of Section 4.2, the first sentence of Section 4.3(a), Section 4.3(b) and Section 4.3(c) (other than the last sentence thereof), Section 4.12(a), and Section 4.24 shall be true and correct (other than de minimis inaccuracies) in all respects as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) in all respects as of that date) and (iii) the representations and warranties of the Company set forth in Section 4.2 (other than the first sentence thereof) and Section 4.3(a) (other than the first sentence thereof) shall be true and correct in all material respects as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)                Performance of Obligations. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)                No Material Adverse Effect. Since the Effective Date, there shall not have been, individually or in the aggregate, a Material Adverse Effect.

(d)                Closing Deliverables. Parent and Merger Subs shall have received all the deliverables contemplated by Section 9.5.

Section 9.3.             Conditions to Obligations of the Company. The obligations of the Company and Securityholders to effect the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a)                Representations and Warranties. (i) The representations and warranties of Parent and Merger Subs set forth in Article V of this Agreement (except for the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Parent Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the Fundamental Representations of Parent and Merger Subs shall be true and correct (other than de minimis inaccuracies) in all respects as of the Closing Date, as if made on and as of such date (except that representations and warranties that address matters only as of a particular date, which shall be true and correct (other than de minimis inaccuracies) in all respects as of that date).

(b)               Performance of Obligations. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               No Parent Material Adverse Effect. Since the Effective Date, there shall not have been, individually or in the aggregate, a Parent Material Adverse Effect.

(d)               Closing Deliverables. The Company and the Securityholder Representative, as applicable, shall have received all the deliverables contemplated by Section 9.4.

(e)               Listing. The Parent Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)                Parent Voting and Support Agreements. The Parent Voting and Support Agreements shall be in full force and effect at the Closing

Section 9.4.             Deliveries by Parent and Merger Subs. At or prior to the Closing, Parent and Merger Subs shall deliver, or cause to be delivered:

(a)                to the Persons identified in Section 3.3(b), the cash and other items required to be delivered by Parent to such Person by Section 3.3(b), including, without limitation, the Merger Consideration;

(b)               to the Securityholder Representative and the Escrow Agent, a duly executed copy of the Escrow Agreement;

(c)               to the Company, a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of its officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of their respective boards of directors and boards of managers, as applicable (and in the case of Merger Subs the resolutions of Parent as their sole equity owner) (the "Parent Consents") authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.3(a), Section 9.3(b), and Section 9.3(c);

(d)               to the Company, a certificate of good standing or existence, as applicable, of each of Parent and Merger Sub issued by the secretary of state of the state of incorporation or organization, as applicable, as of a recent date;

(e)                to the Securityholders party thereto, a duly executed counterpart to the Shareholder Agreement; and

(f)                to the Securityholder Representative and the Paying Agent, a duly executed copy of the Paying Agent Agreement;

Section 9.5.             Deliveries by the Company and Securityholders. At or prior to the Closing, the Company and the Securityholder Representative, as applicable, shall deliver, or cause to be delivered:

(a)                a counterpart of the Escrow Agreement, duly executed by the Securityholder Representative;

(b)               a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the Company's officers executing documents executed and delivered in connection herewith, (ii) copies of its Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consent of the Company Board and the Stockholder Written Consent authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c);

(c)               a certificate of good standing of the Company and each of its domestic subsidiaries issued by the Secretary of State of the jurisdiction of their respective incorporation or organization, as applicable, dated as of a recent date;

(d)               a certificate from the Company conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code together with a signed notice to the Internal Revenue Service conforming to the requirements of Treasury Regulation Section 1.897-2(h) (which notice Parent shall mail to the Internal Revenue Service promptly after Closing);

(e)                payoff letters in customary form with respect to all payments relating to any Closing Indebtedness, as set forth on Schedule 9.5(e) (the "Payoff Letters"), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and a statement that if such amounts are paid to such lender on the Closing Date, such lender will promptly release the parties thereto from any obligations thereunder and any and all Liens that it may have with respect to the Company or its Subsidiaries;

(f)                a counterpart of the Shareholder Agreement, duly executed by each Major Holder; and

(g)               a counterpart of the Paying Agent Agreement, duly executed by the Securityholder Representative.

Article X.
TERMINATION

Section 10.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                 by mutual written agreement of Parent and the Company;

(b)                by Parent (if Parent or either Merger Sub is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied) if (i) the Company is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) (A) such breach is not cured within fifteen (15) Business Days of written notice of such breach from Parent or (B) the cure of such breach is or becomes impossible (other than through the failure of Parent or either Merger Sub to comply with its obligations under this Agreement) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.2(a) or Section 9.2(b) incapable of being satisfied;

(c)                by the Company (if the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied) if (i) Parent or either Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) (A) such breach is not cured within fifteen (15) Business Days of written notice of such breach from the Company or (B) the cure of such breach is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.3(a) or Section 9.3(b) incapable of being satisfied;

(d)                by Parent or the Company, at any time after 11:59 p.m. on March 31, 2022 (the "End Date"), if the Closing shall not have occurred on or prior to such date; provided that (i) in the event the condition set forth in Section 9.1(a) (if the applicable Legal Requirement or Order relates to Antitrust Laws or to foreign direct investments) or Section 9.1(b) shall not have been satisfied on or prior to the End Date, but all other conditions set forth in Section 9.1, Section 9.2, or Section 9.3 have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the End Date, then the End Date shall be extended without further action by the parties hereto until June 30, 2022; provided, further, that if a party brings any legal action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date has not yet passed, and the End Date occurs during the pendency of such legal action, the End Date shall automatically extend by the amount of time during which such legal action is pending, plus twenty (20) Business Days; provided, further, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e)                by Parent if this Agreement has not been adopted by the Required Stockholder Vote within one (1) Business Day of the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall terminate upon the adoption of this Agreement by the Required Stockholder Vote; or

(f)                 by Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Order shall have become final and non-appealable.

Section 10.2.          Procedure Upon Termination. A termination of this Agreement pursuant to Section 10.1 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors and, in the case of Merger Sub LLC, action by Parent as its sole holder of Equity Interests. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby in accordance with Section 10.1, written notice thereof in accordance with Section 11.3 shall be given by a terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is effected, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

Section 10.3.          Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, then:

(a)                No party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) no such termination shall relieve any party from liability for any fraud or willful breach by that party, and (ii) the proviso of Section 6.7, this Section 10.3, Section 11.14 and Article XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms.

(b)                Notwithstanding anything herein to the contrary, the Company, on behalf of itself, and its Subsidiaries, and each of its controlled Affiliates and each of the other parties to this Agreement on behalf of itself, its Subsidiaries, and each of its controlled Affiliates agrees that:

(i)                 no Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) to the Company or its Subsidiaries for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 10.3(b) shall limit the liability or obligations of the Financing Sources under the Commitment Letter or any definitive agreements with respect to the Financing (or after the Closing Date, the Company and its Subsidiaries that are party to any Financing)); and

(ii)               only Parent (on behalf of itself and Merger Subs and including Parent's permitted successors and assigns under the Commitment Letter) shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Financing pursuant to the terms of the Commitment Letter.

Article XI.
MISCELLANEOUS

Section 11.1.          Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, including all matters of construction, validity and performance.

Section 11.2.          Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)                Any Matter against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in the U.S. District Court for the Southern District of Indiana (or, if the U.S. District Court for the Southern District of Indiana declines to accept jurisdiction over a particular matter, any state court sitting in Indianapolis, Indiana) (the "Chosen Courts") and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Matter; provided that a final judgment in any such Matter may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (i) objection that it may ever have to the laying of venue of any such Matter in either Chosen Court, (ii) Claim that any such Matter brought in either Chosen Court has been brought in an inconvenient forum and (iii) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Matter.

(b)                Each party agrees that service of process in any Matter may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified in Section 11.3. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)                EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY FINANCING SOURCE IN RESPECT OF THIS AGREEMENT, ANY FINANCING, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d)                Notwithstanding anything herein to the contrary, each party hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.3 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.3.          Notices. Any notice, request, consent, claim, demand, waiver or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no "bounce back" or similar message of non-delivery is received with respect thereto), in each case sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 11.3):

if to Parent, Merger Sub or the Surviving Entity after the Effective Time:

Inotiv, Inc.
2701 Kent Avenue
West Lafayette, IN 47906
Attn: Robert Leasure, Jr.
Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP
One American Square Suite 2900
Indianapolis, IN 46282
Attn: Stephen J. Hackman
Email: Stephen.Hackman@icemiller.com

If to the Company prior to the Effective Time:

Envigo RMS Holding Corp.
8520 Allison Pointe Blvd
Indianapolis, IN 46250
Attn: Dr. Adrian Hardy, CEO
Email: adrian.hardy@envigo.com

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
Attn: Jonathan Schaffzin, Kimberly Petillo-Décossard and Ross Sturman
Email: jschaffzin@cahill.com, kpetillo-decossard@cahill.com and rsturman@cahill.com

If to the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attn: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Section 11.4.          Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, assuming such assignment would not affect tax-free reorganization status, that (a) Parent shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Parent and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Business as conducted by Parent or to a successor as part of Parent's reorganization, sale or merger to or with such successor, and (b) Parent may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Parent or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent. No assignment shall relieve Parent of any of its obligations hereunder.

Section 11.5.          No Third-Party Beneficiaries. Except (a) for the right of the Company on behalf of its Stockholders to pursue damages in the event of Parent's or Merger Sub's breach of this Agreement (whether or not this Agreement has been terminated pursuant to Article X), and (b) after the Effective Time, with respect to Section 3.1, Section 3.2, Section 3.3 and Section 6.18, each party to this Agreement agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties to this Agreement, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that the Financing Sources shall be express third party beneficiaries of Section 10.3(b), Section 11.2(c), Section 11.2(d), Section 11.8 and Section 11.11, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.6.          [Reserved].

Section 11.7.          Severability. In the event that any term or other provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or incapable of being enforced by any rule, Legal Requirement, or public policy, all other conditions and provisions of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or incapable of being enforced by any rule, Legal Requirement, or public policy, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party to this Agreement or such party waives its rights under this Section 11.7 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 11.8.          Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article X, that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, including the right of a party to cause each other party to consummate the Mergers and the other transactions contemplated hereby, in any court referred to in Section 11.2, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, in no event shall the Company or any of its equityholders be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Financing. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 11.9.          Entire Agreement. This Agreement, the Confidentiality Agreement, and the Exclusivity Agreement, the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings, both written and oral, between or among the parties to this Agreement relating to the subject matter hereof and thereof.

Section 11.10.      Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 11.11.      Amendments. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Stockholder Vote, by written agreement signed by each of the parties hereto; provided, however, that, following the receipt of the Required Stockholder Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Legal Requirement would require further approval by the holders of Company Stock without such approval, and there shall be no amendment or supplement to the provisions of this Agreement which by Legal Requirement would require further approval by the holders of Parent Common Shares without such approval. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar). No amendment or waiver of Section 10.3(b), Section 11.2(c), Section 11.2(d), Section 11.5, Section 11.8 and this Section 11.11 shall be effective to the extent such amendment is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.12.      Counterparts. This Agreement may be executed in several counterparts (including by means of facsimile or email in .pdf format), each of which will constitute an original and all of which, when taken together, will constitute one agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties.

Section 11.13.      Interpretation of Agreement.

(a)                Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)                Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)                As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)                The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)                The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if."

(f)                 Unless the context otherwise requires, references in this Agreement to "Sections," "Company Disclosure Schedules," "Parent Disclosure Schedules" and "Exhibits" are intended to refer to Sections of and the Company Disclosure Schedules, the Parent Disclosure Schedules and the Exhibits attached to this Agreement. The Exhibits to this Agreement and the Company Disclosure Schedules and the Parent Disclosure Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any Section of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, shall be deemed to be referred to and incorporated in any Section to which it is specifically referenced or cross-referenced and also in any other Section of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, to which such matter's application or relevance to such other Section of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, is reasonably apparent on its face. Any capitalized term used in any Exhibit, the Company Disclosure Schedules or the Parent Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term herein.

(g)                The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(h)                When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(i)                 Unless otherwise specifically indicated, any reference herein to "$" means U.S. dollars.

(j)                 Any Contract or Legal Requirement defined or referred to herein means such Contract or Legal Requirement as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(k)                References to a person are also to its permitted successors and assigns.

(l)                 The phrases "provided to Parent" or "made available to Parent" or similar phrases shall mean the posting by the Company or its Representatives of the various materials, documents and information produced by or on behalf of the Company throughout Parent's due diligence review process to the Datasite virtual data room managed by the Company up until two (2) Business Days prior to the date of this Agreement. The phrases "provided to the Company" or "made available to the Company" or similar phrases shall mean the posting by Parent or its Representatives of the various materials, documents and information produced by or on behalf of Parent throughout the Company's due diligence review process to the Datasite virtual data room managed by Parent up until two (2) Business Day prior to the date of this Agreement.

Section 11.14.      Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

Section 11.15.      Securityholder Representative.

(a)                For purposes of this Agreement, the Company and each Securityholder by virtue of the adoption and approval of this Agreement and approval of the Mergers and/or acceptance of any consideration pursuant to this Agreement or by approving of and adopting this Agreement, the Mergers and the Transaction Documents by the Required Stockholder Vote or the Letter of Transmittal and receiving the benefits thereof, have constituted, appointed and empowered effective from and after the date thereof the Securityholder Representative, for the benefit of the Securityholders and as the exclusive agent and attorney-in-fact to act on behalf of each Securityholder, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, which shall include the power and authority to: (i) execute this Agreement and other agreements, documents and certificates pursuant to such agreements, including all amendments to this Agreement and such agreements, and take all actions required or permitted to be taken under this Agreement and such agreements; (ii) negotiate, execute and deliver such waivers, consents and amendments as the Securityholder Representative, in its sole discretion, may deem necessary or desirable; (iii) authorize or object to delivery to Parent of cash from the Adjustment Escrow Account; (iv) to deduct and/or hold back any funds that may be payable to the Securityholder Representative pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Securityholder hereunder, in each case on a basis consistent with their Allocable Percentage of such funds; (v) enforce and protect the rights and interests of the Securityholder and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein and therein, and to take any and all actions which the Securityholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Securityholders, including consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Company and their respective Representatives regarding such claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Company or any other Person, or by any Governmental Authority against the Securityholder Representative and/or any of the Securityholders, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Securityholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Securityholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Securityholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; and (F) use the Expense Fund Amount to satisfy any expenses incurred by the Securityholder Representative in connection with fulfilling its obligations hereunder from and after the Closing Date; (vi) refrain from enforcing any right of the Securityholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Securityholder Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Securityholder Representative or by the Securityholders unless such waiver is in writing signed by the waiving party or by the Securityholder Representative; (vii) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (viii) engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Securityholders in connection with any matter arising under this Agreement; and (ix) collect, hold and disburse the Expense Fund Amount and any other amounts due and payable to the Securityholder Representative for the benefit of the Securityholders, in accordance with the terms of this Agreement.

(b)                By virtue of the adoption and approval of this Agreement and approval of the Mergers or by signing the Stockholder Written Consent or the Letter of Transmittal and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Securityholder grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Securityholder Representative may lawfully do or cause to be done by virtue hereof. Each Securityholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Securityholder Representative of any documents executed by the Securityholder Representative pursuant to this Section 11.15, such Securityholder shall be bound by such documents as fully as if such Securityholder had executed and delivered such documents. No bond shall be required of the Securityholder Representative. Any and all actions taken by the Securityholder Representative on behalf of the Securityholders shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all of the Securityholders. The Securityholders shall cooperate with the Securityholder Representative and any accountants, attorneys or other agents whom the Securityholder Representative may retain to assist in carrying out the Securityholder Representative duties hereunder. The parties acknowledge that the Securityholder Representative obligations under this Section 11.15 are solely as a representative of the Securityholders as set forth in this Agreement. All notices, counter notices, or other instruments or designations delivered by any Securityholders or the Securityholder Representative shall not be effective unless, but shall be effective if, signed by the Securityholder Representative, and if not, such document shall have no force and effect whatsoever hereunder and Parent and any other Person may proceed without regard to any such document.

(c)                The Securityholder Representative shall be entitled to (i) receive reimbursement from the Securityholders for all expenses and charges incurred by the Securityholder Representative in connection with the performance of their duties and the fulfillment of their obligations under this Agreement, and (ii) be indemnified by the Securityholders. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Securityholder Representative hereunder, (A) the Securityholder Representative shall incur no responsibility whatsoever to any Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which is finally judicially determined to constitute willful misconduct, and (B) the Securityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Securityholder Representative pursuant to such advice shall in no event subject the Securityholder Representative to liability to any Securityholders. Each Securityholder shall indemnify, severally and not jointly, based on such Securityholders' Allocable Percentage, the Securityholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) ("Representative Losses"), arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(d)                All of the indemnities, immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(e)                The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and (ii) shall survive the consummation of the transactions contemplated by this Agreement, and any action taken by the Securityholder Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Securityholder notwithstanding any contrary action of or direction from such Securityholder and no Securityholder shall have any right to object, dissent, protest or otherwise contest the same, except for actions or omissions of the Securityholder Representative constituting willful misconduct.

(f)                 At a time determined by the Securityholder Representative in its sole discretion, the Securityholder Representative shall distribute to the Paying Agent (or if the Paying Agent is no longer engaged, the Surviving Entity) or in the case of payments to holders of Company Options the Surviving Entity, for further distribution to the applicable Securityholders in accordance with their respective Allocable Percentage, any portion of the Expense Fund that is unused less any reserve that the Securityholder Representative, in good faith, reasonably determines is necessary for any out of pocket costs that the Securityholder Representative may reasonably expect to arise.

(g)                Upon thirty (30) days' prior written notice to the Surviving Entity, the Securityholder Representative, shall have the right to resign its position as Securityholder Representative at its sole discretion for any reason. If the Securityholder Representative resigns or ceases to function in its capacity as Securityholder Representative for any reason whatsoever (including death or disability), then the Stockholders with an aggregate Allocable Percentage of greater than 50.0% shall, as promptly as reasonably practicable, elect a new Securityholder Representative and shall have sent notice and a copy of the duly executed written consent appointing such new Securityholder Representative to Parent, and the Paying Agent and provided evidence that such alternative replacement Securityholder Representative has accepted such appointment.

(h)                Parent acknowledges and agrees that the Securityholder Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of Parent and the Merger Subs acknowledges and agrees that the Securityholder Representative shall have no liability to, and shall not be liable for any losses of, any of Parent or the Merger Subs in connection with any obligations of the Securityholder Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except (i) to the extent such losses shall be proven to be the direct result of willful misconduct by the Securityholder Representative in connection with the performance of its obligations hereunder, and (ii) with respect to willful breaches of Section 11.15(c).

Section 11.16.      Conflicts of Interest; Privilege.

(a)                Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that Parent shall not seek or have the Company Group Law Firm disqualified from any conflict of interest based solely upon the representation of the Company by Cahill Gordon & Reindel LLP (or any successor) (the "Company Group Law Firm") prior to Closing. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising solely from such prior representations, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising solely from such representations. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.16 shall not be deemed exclusive of any other rights to which the Company Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)                All communications between the Company Group, the Company or any of its Subsidiaries, on the one hand, and the Company Group Law Firm, on the other hand, directly relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (the "Company Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Company Group and shall not pass to or be claimed by Parent. Immediately prior to the Closing, without need for further action, all right, title and interest of the Company in and to any Company Privileged Communications, whether in the possession of the Company or the Company Group Law Firm, shall transfer to and be vested solely in the Company Group. Parent shall not have access to any Company Privileged Communications or to the files of the Company Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Company Group (and not Parent) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Parent shall not be a holder thereof, (ii) to the extent that files of the Company Group Law Firm in respect of such engagement constitute property of the client, only the Company Group (and not Parent) shall hold such property rights and (iii) the Company Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent by reason of any attorney-client relationship between the Company Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates, on the one hand, and a third party other than any of the Company Group, on the other hand, Parent and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates may waive such privilege without the prior written consent of the Company Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates is legally required by order of a Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Company Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Parent's counsel, then Parent shall immediately notify the Company Group Law Firm so that it can seek a protective order on behalf of the Company Group.

(c)                If the Securityholder Representative or the Securityholders so desire, and without the need for any consent or waiver by the Company or any of its Subsidiaries or Parent, the Company Group Law Firm shall be permitted to represent the Securityholder Representative or one or more Securityholders after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, the Company Group Law Firm shall be permitted to represent the Securityholder Representative or the Securityholders, any of their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or its Subsidiaries or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with the Company Group Law Firm, unless and to the extent the Company Group Law Firm is specifically engaged in writing by the Company to represent it after the Closing and either such engagement involves no conflict of interest with respect to any Securityholder or the Securityholders consent in writing at the time to such engagement. Any such representation of the Company by the Company Group Law Firm after the Closing shall not affect the foregoing provisions hereof.

(d)                This Section 11.16 is intended for the benefit of, and shall be enforceable by, the Company Group Law Firm. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of the Company Group Law Firm, as applicable.

Section 11.17.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal), by its acceptance of the benefits of this Agreement:

(a)                Parent, Merger Sub and Merger Sub LLC each covenants, agrees and acknowledges that no persons other than the Company have any liabilities, obligations, or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a Securityholder and its Affiliates or its respective managing members or general partners may be partnership or limited liability companies, none of Parent or either Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of the Company, through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Legal requirement, or otherwise; and

(b)                the Company covenants, agrees and acknowledges that no persons other than Parent and the Merger Subs have any liabilities, obligations or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that the Company does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Parent or the Merger Subs, through Parent or the Merger Subs or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or the Merger Subs against any Non-Recourse Party of Parent or the Merger Subs, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Legal Requirement, or otherwise.

[SIGNATURE PAGES TO FOLLOW]

The parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first set forth above.

COMPANY:

ENVIGO RMS HOLDING CORP.

By:	/s/ Adrian Hardy

Name:	Adrian Hardy

Title:	Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe

Name:	Sam Riffe

Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

PARENT:

INOTIV, INC.

By:	/s/ Robert Leasure Jr.

Name:	Robert Leasure Jr.

Title:	President and Chief Executive Officer

MERGER SUB:

DOLPHIN MERGECO, INC.

By:	/s/ Robert Leasure Jr.

Name:	Robert Leasure Jr.

Title:	President and Chief Executive Officer

MERGER SUB LLC:

DOLPHIN MERGER SUB, LLC

By:	/s/ Robert Leasure Jr.

Name:	Robert Leasure Jr.

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF STOCKHOLDER WRITTEN CONSENT

WRITTEN CONSENT

OF THE STOCKHOLDERS

OF ENVIGO RMS HOLDING CORP.

(THE “COMPANY”)

This Written Consent is being entered into by the undersigned, being at least a majority of all stockholders of the Company (the “Signing Stockholders”). Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Certificate of Incorporation (the “Company Certificate”), the Company’s bylaws in effect as of the date hereof (the “Company Bylaws”), and the Shareholders Agreement (as defined below), the Signing Stockholders do hereby (x) waive all requirements of notice, including all notice requirements set forth in (i) the Company Certificate, (ii) the Company Bylaws, (iii) any contract or agreement pursuant to which the Company is obligated to deliver notice of the Merger to the undersigned, including the Shareholders Agreement, and (iv) any and all notices to which the undersigned may be entitled pursuant to the DGCL and other applicable state corporate laws, in each case, including any related notice periods, and (y) consent to and approve the following resolutions and those agreements attached as Exhibits hereto (which Exhibits form part of this written consent) and each and every action effected thereby, with the same effect as if such resolutions had been approved at a duly called meeting of the Company’s stockholders:

WHEREAS, on September [21], 2021, the Company entered into an agreement and plan of merger by and among the Company, Inotiv, Inc. (“Parent”), Dolphin MergeCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Dolphin Merger Sub, LLC, an Indiana limited liability company and wholly owned subsidiary of Parent (“NewCo”) and Shareholder Representative Services LLC, solely in its capacity as Securityholder Representative (the “Securityholder Representative”), substantially in the form attached hereto as Exhibit A, (the “Transaction Agreement”; unless otherwise specified, capitalized terms used herein have the respective meanings assigned thereto in the Transaction Agreement) pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving entity (the “First Merger”) by filing that certain Certificate of Merger with the Delaware Secretary of State (the "First Merger Certificate of Merger") and, immediately following the First Merger, the Company will merge with and into NewCo, with NewCo as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”) by filing that certain Certificate of Merger with the Delaware Secretary of State (the "Second Merger Certificate of Merger") and that certain Articles of Merger with the Indiana Secretary of State (the "Second Merger Articles of Merger");

WHEREAS, in connection with the Mergers, the Board has determined that it is advisable and in the interests of the Company to (i) enter into an escrow agreement to be entered into pursuant to the terms of the Transaction Agreement (the “Escrow Agreement”), (ii) enter into a paying agent agreement to be entered into pursuant to the terms of the Transaction Agreement (the “Paying Agent Agreement”), (iii) enter into all other agreements, documents or instruments that the Authorized Officers of the Company, or any Authorized Officer, may determine to be necessary, advisable or desirable in connection with the transactions contemplated by the Mergers (such determination to be conclusively evidenced by the execution thereof by such Authorized Officer(s) of the Company) (collectively the documents referenced in clause (i) through (iii) of this recital, together with the Transaction Agreement, the First Merger Certificate of Merger, the Second Merger Certificate of Merger and the Second Merger Articles of Merger are referred to herein as the "Transaction Documents");

WHEREAS, the Board of Directors of the Company (the "Board") determined that it desirable, advisable and in the best interests of the Company and its stockholders, and the Board approved and declared it advisable, for the Company to enter into the Transaction Documents, and to consummate the transactions contemplated thereby, including, but not limited to, the Mergers;

WHEREAS, in connection with the Mergers, among other things, and subject to the terms and conditions of the Transaction Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive Parent Common Shares and cash as set forth in the Merger Agreement, (ii) $7,500,000 of the consideration otherwise payable by Parent in connection with the Mergers shall be placed in the Adjustment Escrow Account by Parent as a source of payment with respect to a purchase price adjustment payable by the Securityholders set forth in the Merger Agreement, and (iii) $250,000 of the consideration otherwise payable by Parent in connection with the Mergers shall be deposited with the Securityholder Representative for the payment or reimbursement of the Securityholder Representative, of expenses incurred by the Securityholder Representative in performing its duties pursuant to the Transaction Agreement;

WHEREAS, the Board has submitted the Transaction Agreement to the stockholders of the Company for approval pursuant to Section 251 of the DGCL and has recommended that the stockholders of the Company approve and adopt the Transaction Documents and the transactions contemplated thereby, including the Mergers;

WHEREAS, pursuant to Section 4.03 of the Shareholders Agreement, LAB Holdings, LLC intends for the transactions contemplated by the Transaction Documents to constitute a Drag-Along Sale (as defined in the Shareholders Agreement); and

WHEREAS, after careful consideration, each undersigned Signing Stockholder has determined to execute and deliver this written consent and thereby adopt the Transaction Documents and agree to be bound by the terms of the agreements set forth on the Exhibits attached hereto.

For the purposes of the following resolutions, “Authorized Officers” or “Authorized Officer” shall mean and include the Chief Executive Officer, if any, the Chief Financial Officer, if any, the President, if any, any Vice Chairman, any Senior Vice President, any Executive Vice President, any Vice President, any Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Company, or any of them.

NOW, THEREFORE, BE IT

Approval of the Mergers and Transaction Documents

RESOLVED, that the Mergers be, and hereby are, adopted and approved by the Signing Stockholders; and that the consummation of the Mergers by the Company and the execution, delivery and performance by the Company of Transaction Documents are hereby ratified, confirmed and approved in all respects; and further

RESOLVED, that the Transaction Documents and the transactions contemplated thereby be, and hereby are, adopted and approved; and further

RESOLVED, that the escrow obligations of the Securityholders as set forth in the Transaction Agreement are hereby adopted, approved and agreed to in all respects and the creation of the Adjustment Escrow Account, as well as the contribution of $7,500,000 to the Adjustment Escrow Account, and the distributions from, the Adjustment Escrow Account, in accordance with the Transaction Agreement and the Escrow Agreement, be, and hereby are, adopted approved and agreed to in all respects; and further

RESOLVED, that $250,000 of the consideration otherwise payable by Parent in connection with the being deposited with the Securityholder Representative for the payment or reimbursement of the Securityholder Representative, of expenses incurred by the Securityholder Representative in performing its duties pursuant to the Transaction Agreement are hereby adopted, approved and agreed to in all respects; and further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and empowered to prepare, execute and file such governmental filings as may be necessary or required by law in connection with the Mergers, including, but not limited to, the filing of the certificate of merger with the Secretary of State of the State of Delaware and any antitrust filings made to any governmental or regulatory entities; and further

RESOLVED, that in executing and delivering this written consent, each of the Signing Stockholders is agreeing that it is waiving all rights of appraisal under Section 262 of the DGCL and will promptly upon consummation of the Mergers execute and deliver to the Paying Agent the Letter of Transmittal (each as defined in the Transaction Agreement) to receive the consideration to which such Signing Stockholder is entitled pursuant to the Transaction Agreement and any other agreement required to be delivered by such Signing Stockholder in order to effect the Mergers and the transactions contemplated thereby; and further

RESOLVED, that each of the Signing Stockholders consents and agrees that any payments required to be made to Leone Healthcare Holdings LLC, pursuant to the Amended and Restated Side Letter Agreement dated April 17, 2019, by and among LAB Holdings, LLC, Savanna Holdings LLC, Jermyn Street Associates LLC and Leone Healthcare Holdings LLC, shall be payable out of the proceeds received by the stockholders of the Company in connection with the Mergers; and further

Termination of Shareholders Agreement

RESOLVED, that conditioned upon the consummation of the First Merger and the transactions contemplated by the Transaction Agreement, each of the Signing Stockholders consents and agrees that the Shareholders Agreement of the Company, by and among the Company and the Shareholders (as defined therein) from time to time party thereto, dated as of June 3, 2019, and including any joinder agreements thereto (the “Shareholders Agreement”), will be terminated and no party shall any continuing rights or obligations thereunder; and further

Advisory Fees

RESOLVED, the execution, delivery and performance by the Company of a fee letter on the terms set forth therein with each of Jermyn Street Associates LLC, Savanna Holdings LLC, Harlan Family Partnership, L.P. and Leone Healthcare Holdings LLC (each an “Advisor”, and collectively, the “Advisors”), affiliates of LAB Holdings LLC, a stockholder of the Company, and, in the case of Jermyn Street Associates LLC, an affiliate of Andrew Fink and Scott Cragg, two of the Board’s members, and, in the case of Savanna Holdings LLC, an affiliate of Claus Moller and Alan Willis, two of the Board’s members, pursuant to which the Advisors are engaged to provide consulting services, negotiation assistance and strategic advice related to the Mergers is hereby ratified, confirmed and approved in all respects; and further

RESOLVED, the payment by the Company of a cash fee (the “Advisory Fee”) for such services to the Advisors in an aggregate amount equal to 1.50% of the total Gross Sales Price (as defined in the fee letters), payable concurrently with the closing of the First Merger is hereby ratified, confirmed and approved in all respects, provided, that such consulting fee shall be payable solely out of cash on hand at the Company and not with any borrowings under any debt facility or the proceeds of any debt financing; and further

Termination of Management Agreement

RESOLVED, that the Management Agreement, dated as of April 17, 2019, by and between the Company and LAB Holdings, LLC shall be terminated immediately prior to the Closing, and in connection with such termination the Company shall pay a fee, in full satisfaction of any amounts due and payable thereunder, in the aggregate amount of $2,750,000 payable as follows: (i) $2,250,000 shall be payable LAB Holdings, LLC, (ii) $250,000 shall be payable to Leone Healthcare Holdings LLC, and (iii) $250,000 shall be payable to the Harlan Family Partnership, L.P.

Interest of Directors & Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest (any such party is referred to herein individually as an "Interested Party," or collectively as the "Interested Parties," and any such contract or transaction is referred to herein as an "Interested Party Transaction"), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (A) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (B) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (C) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders;

WHEREAS, it is hereby disclosed that all of the members of the Board may have a financial interest or other interests, including: (i) all members of the Board, directly or indirectly, are shareholders or optionholders of the Company, or represent shareholders or optionholders of the Company on the Board; (ii) certain directors are affiliated with Savanna Holdings LLC, Jermyn Street Associates LLC, Harlan Family Partnership, L.P. and Leone Healthcare Holdings LLC, each of which entity is serving as an advisor to the Company in connection with the transactions contemplated by the Transaction Documents and are receiving the Advisory Fees set forth below; (iii) certain directors are affiliated with Leone Healthcare Holdings LLC, which entity is owed a preference amount in connection with the sale of the Company as set forth in the Leone Side Letter, (iv) certain directors are affiliated with Birch Grove Capital LP, which acts as a lender to the Company under its Second Lien Credit Agreement, dated as of November 4, 2020; and (v) Jermyn Street Associates LLC and Savanna Holdings LLC (affiliates of LAB Holdings LLC, a stockholder of the Company) will receive the right to appoint members to the board of directors of Parent following the closing of the Mergers;

WHEREAS, the Company previously provided information to the stockholders of the Company disclosing the material facts as to the Interested Party Transactions, and notwithstanding the potential conflicts of interest, after careful consideration, the Stockholders have determined that the terms and conditions of the Transaction Agreement and the Mergers are just and equitable and fair as to the Company and that it is desirable, advisable and in the best interests of the Company for the Company to enter into the Transaction Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated thereby (including the Mergers);

WHEREAS, the Company has disclosed, and the stockholders of the Company are aware, of the material facts related to the transactions contemplated by the Transaction Documents and have had an adequate opportunity to ask questions regarding, and investigate the nature of the relationships and interests of Interested Parties with and in the Company in connection with the transactions contemplated by the Transaction Agreements;

WHEREAS, each Stockholder (i) has been advised to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Mergers, the Transaction Agreement, and the execution of this Written Consent, (ii) acknowledges that to the extent so desired, he, she or it has availed himself, herself or itself of such right and opportunity, (iii) has carefully reviewed and considered the terms of the Mergers and the Transaction Agreement, and (iv) is competent to execute this Written Consent free from coercion, duress or undue influence;

WHEREAS, the Stockholders desire to approve and agree to all other matters contemplated by the Merger Agreement, and the other Transaction Documents, and the Consideration Transactions (including the Merger); and

WHEREAS, the undersigned has received and reviewed the Merger Agreement in its entirety (including all exhibits attached thereto) and has had the opportunity to ask any questions the undersigned may have with respect thereto;

RESOLVED, that the interests of certain stockholders, directors and officers of the Company in the transactions contemplated by the Transaction Documents have been disclosed to the Signing Stockholders, and the Signing Stockholders deem it advisable and in their respective best interests to approve the transactions contemplated by the Transaction Documents, including the payment of the Advisory Fees set forth above, the appointment of directors to the board of directors of Parent by Jermyn Street Associates LLC and Savanna Holdings LLC (affiliates of LAB Holdings LLC, a stockholder of the Company) and payments to certain officers of the Company pursuant to the employee bonus plan approved by the Board in an aggregate amount of $[500,000] to be distributed upon the closing of the transactions contemplated by the Transaction Documents to compensate key employees of the Company for their service to the Company and assistance with the transactions contemplated by the Transaction Documents, and all such interests and payments are hereby ratified, confirmed and approved in all respects; and further

Stockholder Representative

RESOLVED, that the Signing Stockholders deem it advisable and in their respective best interest to approve Shareholder Representative Services LLC as all stockholders' representative to act on their collective behalf in connection with the Mergers and in accordance with the terms and provisions of the Transaction Agreement and do hereby appoint and approve Shareholder Representative Services LLC as all stockholders' representative to act on their collective behalf in connection with the Mergers and in accordance with the terms and provisions of the Transaction Agreement; and further

Third Party Beneficiary

RESOLVED, that except in the event of a termination of the Transaction Agreement pursuant to the terms thereof, each Signing Stockholder irrevocably agrees not to withdraw, rescind or otherwise take any action to make ineffective this consent without the written consent of Parent, who the Signing Stockholders acknowledge and agree is relying upon the resolutions and agreements set forth in this written consent in executing and delivering the Transaction Agreement and is an express third-party beneficiary of these resolutions and agreements, entitled to enforce these resolutions and agreements against each Signing Stockholder; and further

Drag Along Sale

RESOLVED, that each Signing Stockholder acknowledges that, pursuant to Section 4.03 of the Shareholders Agreement, LAB Holdings, LLC intends for the transactions contemplated by the Transaction Documents to constitute a Drag-Along Sale (as defined in the Shareholders Agreement) and accordingly is requiring that each stockholder: (i) surrender all of the shares held by them as contemplated by the Transaction Documents; (ii) vote shares held by them, whether by proxy, voting agreement or otherwise in favor of the transactions contemplated by the Transaction Documents; (iii) waive their appraisal or dissenters’ rights with respect to the transactions contemplated by the Transaction Documents; and (iv) take any and all reasonably necessary action in furtherance of the foregoing; and further

General Authorization

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver such written consents, agreements and other instruments and to take such other actions as any officer of the Company shall deem necessary or appropriate in furtherance of the foregoing resolutions on the part of the Company and in furtherance of the negotiation, execution and delivery of those Transaction Documents and related documents to which it is a party, such determination to be conclusively evidenced by the execution and delivery of such agreements or other instruments or the taking of such actions by such officer; and further

RESOLVED, that all action taken and expenses incurred by any Authorized Officer heretofore in furtherance of any of the actions authorized by the foregoing resolutions are hereby expressly ratified, confirmed, adopted and approved; and further

RESOLVED, that any action taken by any Authorized Officer pursuant to the authority conferred by the Company under any of the foregoing resolutions (including, without limitation, the execution and delivery of any agreement or instrument in the name and on behalf of the Company) shall conclusively evidence the due authorization thereof by the Signing Stockholders; and further

RESOLVED, that any acts of the Authorized Officers and any person designated and authorized by an Authorized Officer, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to adoption of such resolutions, are hereby severally authorized, notified, confirmed, approved and adopted as acts in the name of the Company; and further

RESOLVED, that this written consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and further

RESOLVED, that counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes); and further

RESOLVED, that pursuant to the DGCL, each undersigned Signing Stockholder hereby directs that this written consent be delivered to the Company at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

AGREEMENTS AND WAIVER OF APPRAISAL RIGHTS

1. Each undersigned Signing Stockholder hereby agrees to accept the consideration provided by the Transaction Agreement, including as set forth in Article III thereof (the “Company Merger Consideration”), in lieu of, and waives any and all rights to, any other consideration in the Mergers to which such Signing Stockholder may be entitled pursuant to the Company Certificate, and unconditionally and irrevocably waives and releases all rights or claims that such Signing Stockholder may have or assert in respect of any such other consideration pursuant to the Company Certificate.

2. Each undersigned Signing Stockholder agrees to be bound by the Transaction Documents.

3. Each undersigned Signing Stockholder acknowledges (i) the availability of appraisal rights under Section 262 of the DGCL in connection with the Mergers; (ii) that such Signing Stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B; and (iii) that such Signing Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such stockholder’s appraisal rights.

4. Each undersigned Signing Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights or dissenters’ rights relating to the Mergers that such Signing Stockholder may have by virtue of, or with respect to, any shares of Company capital stock, including all shares of Company Stock, owned by such Signing Stockholder (including without limitation rights under Section 262 of the DGCL).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Signing Stockholder has executed this written consent on the date set forth below. By executing this action by written consent, the undersigned Signing Stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such Signing Stockholder in favor of the above resolutions.

INDIVIDUAL SIGNING STOCKHOLDER:

Name:

Date: ______, 2021

Shares of Company capital stock owned on the date hereof:

_________ shares of Company Class A Common Stock

_________ shares of Company Class B Common Stock

[Signature Page to Written Consent of the Stockholders of Envigo RMS Holding Corp.]

IN WITNESS WHEREOF, the undersigned Signing Stockholder has executed this written consent on the date set forth below. By executing this action by written consent, the undersigned Signing Stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such Signing Stockholder in favor of the above resolutions.

ENTITY SIGNING STOCKHOLDER:

Entity Name:

By:
Name:
Title:

Date: ______, 2021

Shares of Company capital stock owned on the date hereof:

_________ shares of Company Class A Common Stock

_________ shares of Company Class B Common Stock

[Signature Page to Written Consent of the Stockholders of Envigo RMS Holding Corp.]

EXHIBIT B

SAMPLE CALCULATION OF CLOSING NET WORKING CAPITAL

Envigo RMS Holdings Corp. and Subsidiaries

Net Working Capital Target

(In millions)

NWC Target
Current Assets
Accounts receivable	$35,389
Unbilled receivables	$1,707
Inventory	$29,405
Prepaid expenses	$20,902
FICA Deferral Current Portion (Receivable)	$916
Total Current Assets	$88,318

Current Liabilities
Accounts Payable	$18,917
Accrued payroll and other benefits	$7,956
Accrued Expenses and Other Liabilities	$6,268
Fees Invoiced in Advance	$10,163
Total Current Liabilities	$43,304

Net Working Capital Target	$45,014

EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENVIGO RMS HOLDING CORP.

ARTICLE I
NAME

The exact name of the corporation is Envigo RMS Holding Corp. (the "Corporation").

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

Section 2.01.               Registered Office. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Section 2.02.               Registered Agent. The name of the Corporation’s registered agent at the above address is The Corporation Trust Company.

ARTICLE III
PURPOSES

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL"). The Corporation shall have all powers necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
DURATION

The Corporation is to have perpetual existence.

ARTICLE V
CAPITAL STOCK

Section 5.01.               Classes of Stock. There shall be one (1) class of shares of the Corporation ("Common Stock"). The total number of shares of Common Stock which the Corporation shall have authority to issue is Ten Thousand (10,000). The shares of Common Stock shall have par value $0.001 per share.

Section 5.02.               Consideration. Shares of Common Stock may be issued for any consideration consistent with the DGCL, including tangible or intangible property or benefit to the Corporation, at such price and amount per share as may be determined by the Board of Directors of the Corporation (the "Board of Directors").

ARTICLE VI

COMMON STOCK

The Common Stock shall have all of the rights accorded to shares under the DGCL, including, but not limited to, voting rights and all rights to distribution of the net assets of the Corporation upon dissolution.

ARTICLE VII
AMENDMENT TO BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII
DIRECTORS

Section 8.01.               Number. The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Section 8.02.               Elections. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 8.03.               Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Section 8.04.               Removal of Directors. Any director may be removed, with or without cause, only by the stockholders of the Corporation entitled to vote for the election of that director and only at a meeting of the stockholders called for the purpose of removing the director, the notice of which shall state that the purpose or one of the purposes of the meeting is to remove the director, and only if the number of votes cast to remove the director by stockholders entitled to vote for the election of such director exceeds the number of votes cast by such stockholders not to remove the director, or pursuant to a written consent in lieu of a meeting of the stockholders entitled to vote for the election of such director. No director may be removed except as provided in this Section 8.04.

ARTICLE IX
INDEMNIFICATION

Section 9.01.                  Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any subsidiary of any predecessor of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation or any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith.

Section 9.02.                  Standard of Conduct of Directors. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Section 9.03.                  Payment of Expenses. Expenses (including attorneys' fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article IX. The indemnification and advancement of expenses provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article IX shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article IX is in effect.

Section 9.04.                  Directors Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article IX.

Section 9.05.               Survival. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

ARTICLE X
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit D

FORM OF

SHAREHOLDERS AGREEMENT
OF
INOTIV, INC.

Dated as of [___________]

TABLE OF CONTENTS

ARTICLE I	GOVERNANCE MATTERS	1

1.1	Board Composition; Representation	1
1.2	Vacancies	4
1.3	Selection of Shareholder Representatives	4
1.4	Compensation; Expense Reimbursement; Indemnification	4
1.5	Election	5

ARTICLE II	RESTRICTED ACTIVITIES; VOTING	5

2.1	Transfer Restrictions	5
2.2	Restricted Activities	6
2.3	Voting	9

ARTICLE III	REGISTRATION RIGHTS	10

3.1	Registration	10
3.2	Registration Procedures	12
3.3	Registration Expenses	15
3.4	Indemnification	16
3.5	Exchange Act Reports	18
3.6	Holdback Agreements	18
3.7	Participation in Registrations	19
3.8	Remedies	19
3.9	Rule 144	19

ARTICLE IV	DEFINITIONS	20

4.1	Defined Terms	20
4.2	Terms Generally	25

ARTICLE V	MISCELLANEOUS	25

5.1	Term	25
5.2	Representations and Warranties	25
5.3	Legends; Securities Act Compliance	25
5.4	No Inconsistent Agreements	26
5.5	Amendments, Waivers, Consents; etc	26
5.6	Successors and Assigns	26
5.7	Severability	27
5.8	Counterparts	27
5.9	Entire Agreement	27
5.10	Governing Law; Jurisdiction	27
5.11	WAIVER OF JURY TRIAL	27
5.12	Specific Performance	28
5.13	No Third-Party Beneficiaries	28
5.14	Several Obligations	28
5.15	Notices	28

Schedule I – Shareholders

Exhibit A – Continuing Company Directors

Exhibit B – Company Competitors

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement, dated as of [____________] (as it may be amended from time to time, this "Agreement"), is made by and among Inotiv, Inc., an Indiana corporation (the "Company") and each of the Persons named on Schedule I[1] (collectively, the "Shareholders", and each an "Shareholder").

R E C I T A L S

WHEREAS, the Company and Envigo RMS Holding Corp. ("Envigo") have entered into an Agreement and Plan of Merger, dated as of [__________], 2021 providing for the acquisition of Envigo by the Company through the merger of a wholly owned subsidiary of the Company with Envigo (the "Merger Agreement" and the transactions contemplated by the Merger Agreement, the "Merger");

WHEREAS, the Merger Agreement provides that the stockholders of Envigo immediately prior to the effective time of the Merger, including the Shareholders, will receive common shares of the Company ("Common Shares") as part of the merger consideration in exchange for their to the stockholders of Envigo;

WHEREAS, as a condition to the consummation of the Merger and the issuance of Common Shares to the Shareholders in connection with the Merger Agreement, the Company and the Shareholders have agreed to enter into this Agreement to set forth certain terms and conditions regarding the Shareholders' ownership of the Common Shares issuable or issued to the Shareholders in accordance with the Merger Agreement (such Common Shares, the "Shares") and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GOVERNANCE MATTERS

1.1              Board Composition; Representation.

(a)              As of the effective time of the Merger, the Company shall take any and all necessary action to increase the number of directors on the Board of Directors of the Company (the "Board") from five (5) to seven (7), and to cause the Board to be comprised of a total of seven (7) authorized directorships. As of the effective time of the Merger, (A) [ ] will resign from the Board[2] and (B) the Company will cause to be appointed to the Board in the vacancies created by the Board (1) the Shareholder Representative designated by Jermyn Street Associates LLC (“Jermyn”) not less than five (5) Business Days prior to the effective time of the Merger (who is named on Exhibit A) and the Shareholder Representative designated by Savanna Holdings LLC (“Savanna”) not less than five (5) Business Days prior to the effective time of the Merger (who is named on Exhibit A) and (2) the Approved Director, with the result that, as of the effective time of the Merger, the Board shall be comprised of: (i) the Shareholder Representatives so designated; (ii) the Approved Director and (iii) the four (4) other directors to be continued on the Board, as listed in Exhibit A. The members of the Board at the Effective Time shall be members of the Board Classes, (x) in the case of the Shareholder Representatives and the Approved Director, determined by the Company, Jermyn and Savanna and set forth on Exhibit A, and (y) in the case of directors to be continued on the Board, as set forth in Exhibit A.

1 Shareholders shall include Jermyn, Savanna, Leone, Harlan and each other shareholder who holds 2% or more of the Common Shares after giving effect to the transaction.

2 It is expected that one of the Company's current independent directors will resign at closing.

(b)           From and after the effective time of the Merger, the manner for selecting the Company's nominees for election to the Board will be as follows:

(i)                 In connection with each annual meeting of shareholders of the Company at which the term of the Shareholder Representative designated by a Nominating Holder pursuant to Section 1.1(a) or any successor Shareholder Representative designated by such Nominating Holder pursuant to this Section 1.1(b) expires and at any special meeting at which one of the matters to be considered is the election of a director to fill the seat of such Shareholder Representative or successor (each such annual or special meeting, an "Election Meeting"), for so long as a Shareholder's Percentage Interest is greater than or equal to five percent (5%) on the date of such designation and on the record date for such Election Meeting, such Shareholder shall have the right to designate for nomination one (1) Shareholder Representative pursuant to this Agreement. For the avoidance of doubt, at any time a Shareholder's Percentage Interest is less than five percent (5%), such Shareholder shall have no right to designate a Shareholder Representative for nomination pursuant to this Agreement. All nominees for director other than those designated by the Shareholders pursuant to this Section 1.1(b) shall be nominated by the Company's Nominating and Corporate Governance Committee (the "Governance Committee"); provided that, for each Election Meeting prior to the Board Designation Expiration Date at which the Approved Director's term expires, the Shareholders shall have the right to approve the person nominated to fill the Approved Director's seat on the Board (such approval not to be unreasonably withheld, conditioned or delayed).

(ii)               Each Shareholder having the right to designate a Shareholder Representative (a "Nominating Holder") shall give written notice to the Governance Committee, identifying its Shareholder Representative within a reasonable amount of time prior to the date on which the proxy statement relating to each Election Meeting at which its incumbent Shareholder Representative's term is to expire (and in any event at least 60 days prior to the later of (i) a date provided by the Company as the expected date on which a proxy statement for such Election Meeting is expected to be filed and (ii) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company's shareholders for the prior year); provided, that if a Nominating Holder fails to give such notice in a timely manner, such Nominating Holder shall be deemed to have nominated the incumbent Shareholder Representative previously designated by it in a timely manner. Following provision of such notice, the Nominating Holder shall use its commercially reasonable efforts to provide, or cause such individual to provide, to the Company such information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the listing rules of Nasdaq and the rules and regulations of the SEC to the same extent as requested from the other director nominees of the Company in connection with the applicable Election Meeting (the "Required Information"); provided, that if the Nominating Holder fails to provide or cause to be provided the Required Information in a timely manner, the Nominating Holder shall be deemed to have nominated the incumbent Shareholder Representative previously designated by it in a timely manner. If the Company reasonably determines that the nomination or election of an individual identified by a Nominating Holder would violate the listing rules of Nasdaq or the rules and regulations of the SEC, it shall promptly notify the applicable Nominating Holder and such Nominating Holder may identify a replacement for such individual. Any nomination procedures set forth in the Company Organizational Documents shall not apply to the nomination of the Shareholder Representatives; provided, that the Shareholders shall only designate an individual to be an Shareholder Representative who is (x) not prohibited from or disqualified from serving as a director of the Company pursuant to the listing rules of Nasdaq or the rules and regulations of the SEC, and (y) not engaged, directly or indirectly, in any Competitive Enterprise.

(iii)            The Company shall give written notice to each Shareholder, identifying its proposed nominee to be elected as the Approved Director within a reasonable amount of time prior to the date on which the proxy statement relating to each Election Meeting at which the incumbent Approved Director's term is to expire (and in any event at least 60 days prior to the expected date on which a proxy statement for such Election Meeting is expected to be filed); provided, that if the Company fails to give such notice in a timely manner, the Governance Committee shall be deemed to have nominated the incumbent Approved Director. Promptly (and in any event no more than 15 days) following provision of such notice, the Shareholders shall inform the Company in writing of their approval or disapproval of such nominee. If the Shareholders approve the nominee proposed by the Governance Committee, such person shall be the nominee for the Approved Director seat and the Company shall have the same obligations with respect to the election of such person as are set forth in Section 1.1(c) for Shareholder Representatives. If the Shareholders do not approve the nominee proposed by the Company (which failure or refusal to approve must be reasonable), the Governance Committee shall identify to the Shareholders one or more alternative nominees for election as the Approved Director. If the Shareholders do not approve a nominee for election as the Approved Director prior to the date that is fifteen (15) days prior to the expected mailing date of the proxy statement for the Election Meeting, then, unless the incumbent Approved Director is able and willing to continue to serve as a director, the Board shall take such action as shall be necessary to reduce the size of the Board by one member until such time as the Governance Committee identifies, and the Shareholders approve, an alternative nominee, whereupon the Board shall take such action as is necessary to expand the size of the Board by one person and to elect such alternative nominee as the Approved Director.

(c)            From and after the effective time of the Merger until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the Shareholder Representative(s) entitled to be designated by the Shareholders pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting at which a Shareholder Representative's term expires, include for election to the Board the Shareholder Representative entitled to be designated by the Nominating Holder who designated the Shareholder Representative whose term is expiring pursuant to Section 1.1(b) as part of the Company's slate of nominees for election as directors, (ii) solicit proxies in order to obtain shareholder approval of the election of such Shareholder Representative, including causing officers of the Company who hold proxies (unless otherwise directed by the Company shareholder submitting such proxy) to vote such proxies in favor of the election of such Shareholder Representative, (iii) recommend that the Company's shareholders vote in favor of such Shareholder Representative in any proxy statement used by the Company to solicit the vote of its shareholders in connection with each Election Meeting and (iv) use and/or provide the same level of effort and same level of support as is used and/or provided for the other director nominees of the Company in connection with each Election Meeting.

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(d)            If at any time a Nominating Holder is no longer entitled to designate a Shareholder Representative to serve on the Board under this Section 1.1, then, the Shareholder Representative designated by such Nominating Holder shall serve the remainder of his or her term on the Board, and the Company shall have no obligation to nominate such Shareholder Representative for another Board term.

1.2              Vacancies.

(a)             Subject to Sections 1.1 and 1.4, in the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Shareholder Representative, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by the Nominating Holder who designated the departing Shareholder Representative as promptly as practicable.

(b)             In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any director of the Company other than the Shareholder Representatives, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Governance Committee as promptly as practicable; provided that the filling of any vacancy caused by the death, resignation, retirement, disqualification or removal from office as a member of the Board of the Approved Director shall be subject to the procedures set forth in Section 1.1(b)(iii).

1.3             Selection of Shareholder Representatives. For purposes of this Agreement, "Shareholder Representative" means any person designated by a Nominating Holder to be elected or appointed to the Board in accordance with this Agreement, or his or her replacement designated in accordance with Section 1.2, provided, that such person's service as a director must not be prohibited by Law. Until the Board Designation Expiration Date, the Company shall cause each committee of the Board to include one Shareholder Representative, subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of Nasdaq, the rules and regulations of the SEC, the Company's historical corporate governance guidelines applicable to all of the members of such committee and such committee's charter.

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1.4              Compensation; Expense Reimbursement; Indemnification. Each Shareholder Representative shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such Shareholder Representative), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Shareholder Representative is a member, if any, in each case to the same extent as the other members of the Board. Each Shareholder Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. For so long as either Shareholder is entitled to designate a Shareholder Representative, the Company shall not amend, alter, repeal or waive (a) any right to indemnification or exculpation covering or benefiting any Shareholder Representative nominated pursuant to this Agreement (whether such right is contained in the Company Organizational Documents or another document) or (b) any provision of the Company Organizational Documents, if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the Shareholders or the Shareholder Representative pursuant to this Agreement. The Company shall maintain directors' and officers' liability insurance covering each Shareholder Representative to the maximum extent of the coverage available to the most favorably insured of the other directors serving on the Board.

1.5              Election. A Shareholder may elect upon written notice to the Company to irrevocably terminate any or all of their rights under this Article I at any time.

ARTICLE II
RESTRICTED ACTIVITIES; VOTING

2.1              Transfer Restrictions.

(a)               Prior to the date that is one hundred eighty (180) days after the effective time of the Merger (such period, the "Restricted Period"), without the consent of the Company, no Shareholder shall Transfer any Common Shares acquired by it in the Merger (such shares, the "Transaction Shares"), except for Transfers (A) in connection with any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction generally available to all holders of outstanding Common Shares or any transaction that has received Board Approval, (B) to an Affiliate of the Transferring Shareholder (provided that such Affiliate remains an Affiliate of the Transferring Shareholder throughout the Restricted Period) or to a Permitted Transferee, (C) by means of distributions to the partners, employees or members of such Shareholder; (D) (x) as a bona fide gift or gifts or (y) to any trust for the direct or indirect benefit of the Transferring Shareholder or the immediate family thereof (which shall be any relationship by blood, marriage or adoption, not more remote than first cousin of the Transferee), (E) to any other Shareholder, (F) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (G) pursuant to an order or decree of a Governmental Authority, or (H) to a nominee or custodian of a Person to whom a Transfer is permitted pursuant to any of the foregoing clauses; provided, however, that in the case of clauses (B), (C) and (D), (x) a direct Transfer shall only be permissible if the applicable Shareholder and the Transferee enter into a written agreement pursuant to which the Transferee agrees, effective as of the consummation of such Transfer, to be bound by the terms of this Agreement as if it were a Shareholder (it being understood that such agreement shall not affect the Shareholders' obligations and liabilities under this Agreement), (y) any such Transfer shall not involve a disposition for value and (z) any Transaction Shares so Transferred shall continue to be deemed to be owned by the Shareholders for purposes of any calculation of such Shareholder's Percentage Interest.

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(b)               Until the Sunset Date, without Board Approval and except for Transfers in connection with a transaction that has received Board Approval, no Shareholder shall (x) Transfer any Common Shares to any Person or Group who, to the Transferring Shareholder's knowledge, is a Company Competitor or (y) Transfer any Common Shares to any Person or Group (other than the Shareholders and their Permitted Transferees) who, after giving effect to such Transfer and to the Transferring Shareholder's knowledge, would own 10% or more of the issued and outstanding Common Shares. Notwithstanding anything in this Agreement to the contrary, this paragraph (b) shall not apply to any Transfer effected under a registration statement filed pursuant to this Agreement (other than an offer or sale not involving a broker, placement agent or similar intermediary and that is intended to circumvent the foregoing prohibitions), any Transfer in accordance with Rule 144 under the Securities Act (including the manner of sale requirements thereof), or any Transfer to the Company or any Permitted Transferee. For the purposes of determining "knowledge", (i) in the case of clause (x), the Transferring Shareholder shall have no obligation to make an inquiry or investigation and in no event shall the knowledge of any broker used by the Transferring Shareholder be imputed to such party (provided that the Transferring Shareholder shall have made such broker aware of the provisions of this Section 2.1), and (ii) in the case of clause (y), the Transferring Shareholder shall have no obligation to make an inquiry or investigation and shall only be required to review filings made by the prospective purchaser on the SEC's EDGAR system in order to determine whether or not such purchaser owns 10% or more of the outstanding Common Shares.

2.2              Restricted Activities.

(a)               Subject to Section 2.2(b), prior to the Sunset Date, each Shareholder agrees that it shall not and none of its respective Controlled Affiliates acting on its behalf shall, directly or indirectly, without the Board's prior written consent, take any of the following actions:

(i)                 make any public announcement, proposal or offer (including any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) any of the following: (1) any acquisition of Voting Securities in violation of Section 2.2(a)(iv), (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, (3) so long as the Company is in compliance with its obligations under Article I of this Agreement, the election of the directors of the Company other than the Shareholder Representatives or the removal of any directors of the Company other than the Shareholder Representatives, or publicly becoming a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Exchange Act) with respect to the election of directors of the Company other than the Shareholder Representatives or the removal of any directors of the Company other than the Shareholder Representatives, or (4) any acquisition of any of the Company's loans, debt securities, equity or equity-linked securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity or equity-linked securities or assets if, in each case of this clause (4), solely as a result of such acquisition (and, for the avoidance of doubt, excluding the effects of any other circumstances relating to such acquisition) the Shareholders would be required to file a Schedule 13D or an amendment thereof pursuant to Rule 13d-2 of the Exchange Act because such acquisition constitutes a material increase in the percentage of a class of Voting Securities Beneficially Owned by a Shareholder or their Reporting Affiliates reporting together as a Group on Schedule 13D that is required to be reported on the cover page of Schedule 13D; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit a Shareholder from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof), it being acknowledged and agreed that such private communications regarding any of the foregoing matters shall not in any event be restricted by this Section 2.2(a)(i);

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(ii)               publicly seek a change in the composition or size of the Board, except in furtherance of the provisions of this Agreement;

(iii)             deposit any Voting Security (other than in connection with Transfers to Affiliates) into a voting trust or subject any Voting Security to any proxy arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case, which conflicts with such Shareholder's obligations in Section 2.3;

(iv)              acquire any Voting Security or Beneficial Ownership of any Voting Securities that would result in the Shareholder and its Reporting Affiliates Beneficially Owning Voting Securities in excess of the amount of Voting Securities Beneficially Owned by the Shareholder and its Reporting Affiliates as of immediately following the effective time of the Merger;

(v)               call for, or initiate, propose or requisition a call for, any general or special meeting of the Company's shareholders in furtherance of the actions described in Section 2.2(a)(i);

(vi)              publicly disclose any intention, plan or arrangement to either (1) obtain any waiver or consent under, or any amendment of, any provision of this Section 2.2 or (2) take any action challenging the validity or enforceability of any provision of this Section 2.2; or

(vii)              intentionally and knowingly instigate, facilitate, encourage, or assist any third party to do any of the foregoing.

(b)               Notwithstanding anything to the contrary set forth in this Section 2.2, nothing in this Agreement shall in any way limit, restrict or impair, directly or indirectly, (1) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company, (2) the activities of any Shareholder and/or its Affiliates in the capacity as a lender of the Company or the holder of any interests received in exchange for or in respect of indebtedness of the Company (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case in such capacity) or in any other capacity other than as a shareholder of the Company, or (3) any Shareholder's or any of its Affiliates' ability to:

(i)                 acquire Common Shares pursuant to the exercise and/or conversion of any warrants, options and other exercisable and/or convertible Capital Stock of the Company and its Subsidiaries;

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(ii)                acquire Common Shares by way of stock splits or stock dividends paid by the Company;

(iii)              acquire Common Shares from its Affiliates;

(iv)              acquire Common Shares in transactions with or approved by the Company;

(v)               propose, commit to, participate in and/or make a loan or other debt financing to the Company or any of its Subsidiaries;

(vi)             propose, commit to, participate in and/or provide debt financing to a prospective buyer regarding the Company or any of its subsidiaries or assets in a negotiated transaction with the Company (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding), or finance a third party's effort to make a loan or other debt financing to the Company or any of its subsidiaries in a negotiated transaction (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding) with the Company or any of its Subsidiaries;

(vii)          participate in any auction or sale process approved, conducted or initiated by the Company pursuant to which the Company proposes to sell or otherwise dispose of any of the businesses or assets of the Company or any of its Subsidiaries;

(viii)        submit a proposal to the Board relating to the acquisition of all or a majority of the equity of the Company or all or a substantial portion of the assets of the Company and its Subsidiaries if the Company has entered into a definitive agreement with respect to the sale of all or a majority of the equity of the Company (including by merger) or all or a substantial portion of the assets of the Company and its Subsidiaries;

(ix)             purchase debt, debt securities or loans of the Company or its subsidiaries in open market or secondary market transactions that, in each case, are not convertible into Voting Securities at the election of the holder thereof;

(x)               make any public announcement or statement in response to any public announcement, proposal, offer or solicitation made by any other Person;

(xi)             vote or cause to be voted any Voting Securities in any manner determined by such Shareholder in its sole discretion; provided that this Section 2.2(b)(xi) shall not be deemed to limit the Shareholders' obligations under Section 2.3; or

(xii)           Transfer any Capital Stock of the Company or its Subsidiaries; provided that this Section 2.2(b)(xii) shall not be deemed to limit the Shareholders' obligations under Section 2.1.

(c)               Each Shareholder further agrees that neither it, nor any of its Controlled Affiliates acting on its behalf shall, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

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(d)               Notwithstanding the foregoing, this Section 2.2 shall not apply in respect of any Common Shares (or other Capital Stock) issued as compensation for any Shareholder Representative serving as a director of the Company or the transfer thereof to any Affiliate of a Shareholder.

For purposes of this Section 2.2, (x) the term "Voting Securities" shall be deemed to include any security of the company that is convertible into a Voting Security at any time and (y) the terms "debt" and "indebtedness" shall be deemed to include, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities. Notwithstanding the foregoing, this Section 2.2 shall not limit any Shareholder or any of its Affiliates from providing any debt or equity financing in the context of any bankruptcy or insolvency proceeding.

2.3              Voting. From and after the date of this Agreement, until the Sunset Date, each Shareholder agrees (i) to cause Voting Securities held by such Shareholder or over which such Shareholder or any of its Subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy, (ii) to vote all Voting Securities held by such Shareholder or any of its Subsidiaries or over which such Shareholder or any of its Subsidiaries otherwise has voting discretion or control (A) either (at the election of such Shareholder) (1) as recommended by the Board or (2) in the same proportion as the votes cast by other holders of Voting Securities, (x) with respect to director nominees nominated by the Governance Committee (including any directors nominated to the Board pursuant to Section 1.2, but excluding the Shareholder Representatives nominated to the Board pursuant to Section 1.1), and (y) with respect to any other nominees (excluding the Shareholder Representatives nominated to the Board pursuant to Section 1.1), and (B) in favor of the Shareholder Representatives nominated to the Board pursuant to Section 1.1, and (iii) to not vote any Voting Securities held by such Shareholder in favor of any Change of Control Transaction submitted to the Company's shareholders for approval or adoption that is not recommended by the Board and pursuant to which the per-share consideration to be received by the Shareholders in respect of their Common Shares in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by holders of Common Shares other than the Shareholders in respect of their Common Shares in such Change of Control Transaction (except to the extent that such consideration consists solely of cash and the per-share cash consideration to be received by the Shareholders is less than the per-share cash consideration to be received by such other holders), disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Common Shares in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board. For the avoidance of doubt, nothing in this Section 2.3 shall (i) require a Shareholder to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board's recommendation or in proportion to the votes cast by other holders of Voting Securities with respect to any other matter requiring shareholder approval under Law that is not expressly addressed above or (ii) limit a Shareholder's right to vote any Voting Securities or cause any such Voting Securities to be voted in favor of the election of any Shareholder Representative, whether or not nominated to the Board.

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ARTICLE III
REGISTRATION RIGHTS

3.1              Registration.

(a)               The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-1 or any successor form thereto (a "Long-Form Registration"), and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission, no later than 180 days after the effective time of the Merger. Such Long Form Registration shall cause to be registered under the Securities Act all Registrable Securities. In the event that such Long Form Registration fails to register any portion of the Registrable Securities, Shareholders owning Registrable Securities may request registration under the Securities Act of all of their Registrable Securities pursuant to another Long Form Registration. Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter. The Company shall not be required to effect a Long-Form Registration more than two times for the holders of Registrable Securities as a group; provided, that a registration statement shall not count as a Long-Form Registration requested under this Section 3.1(a) unless and until it has become effective and the holders requesting such registration are able to register and sell at least 50% of the Registrable Securities requested to be included in such registration.

(b)               After the effective time of the Merger, the Company shall use its commercially reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a registration statement on Form S-3 or any successor form thereto. At such time as the Company shall have qualified for the use of a registration statement on Form S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a registration statement on Form S-3 or any similar short-form registration statement (each, a "Short-Form Registration" and, together with each Long-Form Registration, a "Registration"). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a registration statement on Form S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter.

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(c)               The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration. The Company may postpone for up to 90 days the filing or effectiveness of a registration statement for a Registration if the Board determines in its reasonable good faith judgment that such Registration would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority of the Registrable Securities initiating such Registration shall be entitled to withdraw such request and, if such request for a Registration is withdrawn, such Registration shall not count as one of the permitted Registrations hereunder and the Company shall pay all registration expenses in connection with such registration. The Company may delay a Registration hereunder only twice in any period of 12 consecutive months.

(d)               If the holders of the Registrable Securities initially requesting a Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 3.1(a) or Section 3.1(b) and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering; provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed.

(e)               The Company shall not include in any Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Registration, which consent shall not be unreasonably withheld or delayed. If a Registration involves an underwritten offering and the managing underwriter of the requested Registration advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in the Registration, including all Registrable Securities and all other Common Shares proposed to be included in such underwritten offering, exceeds the number of Common Shares which can be sold in such underwritten offering and/or the number of Common Shares proposed to be included in such Registration would adversely affect the price per share of the Common Shares proposed to be sold in such underwritten offering, the Company shall include in such Registration (i) first, the Common Shares that the holders of Registrable Securities propose to sell, and (ii) second, the Common Shares proposed to be included therein by any other Persons (including Common Shares to be sold for the account of the Company and/or other holders of Common Shares) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

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3.2              Registration Procedures. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article III that the Shareholders requesting a Registration shall furnish to the Company such information regarding them, the Registrable Securities held by them, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and other matters referred to in this Article III as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company. With respect to any Registration which includes Registrable Securities held by a Shareholder, the Company will, subject to Section 3.1 and considerations of confidentiality, promptly:

(a)               Prepare and file with the SEC a registration statement on the appropriate form prescribed by the SEC and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter; provided that the Company shall not be obligated to maintain such registration effective for a period longer than the Effectiveness Period;

(b)               Prepare and file with the SEC such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective for a period of not less than the Effectiveness Period (but not prior to the expiration of the time period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;

(c)               Furnish to such Shareholder, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Shareholder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein as the Shareholder or underwriter or underwriters, if any, may request in order to facilitate the disposition of the securities being sold by the Shareholder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Shareholder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto);

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(d)               Notify such Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e)               In the case of an underwritten offering, enter into such customary agreements (including underwriting agreements in customary form) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in "road show" and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request and addressed to the underwriters;

(f)                Make available, for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent that are necessary to be reviewed by such person in connection with the preparation of such registration statement;

(g)               If requested, cause to be delivered, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), letters from the Company's independent certified public accountants addressed to each selling Shareholder (unless such selling Shareholder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

(h)               Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement;

(i)                 Use its commercially reasonable efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Stock is then listed or proposed to be listed by the Company, if any;

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(j)                 Make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the Securities Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;

(k)               After the filing of a registration statement, (i) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or, to the Company's knowledge, threatened by the SEC and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment;

(l)                 Subject to the time limitations specified in paragraph (b) above, if requested by the managing underwriter or underwriters or such Shareholder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or the Shareholder reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by the Shareholder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m)             As promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement, deliver a copy of such document to such Shareholder;

(n)               On or prior to the date on which the registration statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with such Shareholder, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the Shareholder or managing underwriter or underwriters, if any, requests in writing, to use its commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Effectiveness Period do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

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(o)               Cooperate with such Shareholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request;

(p)               Cooperate with such Shareholder if it owns options, warrants or other convertible securities to provide for the exercise of such rights in connection with the offering; and

(q)               Use its commercially reasonable efforts to cause the securities covered by the registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies within the United States as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities.

The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and take such further action as any Shareholder may reasonably request, all to the extent required to enable such Shareholders to be eligible to sell Registrable Securities pursuant to Rule 144 (or any similar rule then in effect).

The Shareholders, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (d) of this Section 3.2, will forthwith discontinue disposition of the securities until the Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 3.2 or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Shareholder will, or will request the managing underwriter or underwriters, if any, to, deliver, to the Company (at the Company's expense) all copies, other than permanent file copies then in such Shareholder's possession, of the prospectus covering such securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods mentioned in subsections (a), (b) and (n) of this Section 3.2 shall be extended by the number of days during the period from and including any date of the giving of such notice to and including the date when each seller of securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 3.2 hereof or the Advice.

3.3              Registration Expenses.

(a)               In the case of any Registration, the Company shall bear all expenses incident to the Company's performance of or compliance with Sections 3.1 and 3.2 of this Agreement, including, without limitation, all SEC and stock exchange or Financial Industry Regulatory Authority registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Securities by a Shareholder or fees and expenses of more than one counsel representing the Shareholders selling Registrable Securities under such Registration).

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(b)               In connection with each registration initiated hereunder, the Company shall reimburse the holders covered by such registration or sale for the reasonable fees and disbursements of one law firm chosen by the holders of a majority of the number of shares of Registrable Securities included in such registration.

(c)               The obligation of the Company to bear the expenses described in Section 3.3(b) and to reimburse the holders for the expenses described in Section 3.3(b) shall apply irrespective of whether a Registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, or is converted to another form of Registration and irrespective of when any of the foregoing shall occur; provided that the expenses for any registration statement withdrawn pursuant to Section 3.1(c) prior to its effectiveness at the request of a holder (unless withdrawn following and due to a delay notice), any registration statement withdrawn solely at the request of a holder, or any supplements or amendments to a registration statement or prospectus resulting from a misstatement furnished to the Company by a holder, shall be borne by such holder.

3.4              Indemnification.

(a)               Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder, its officers, directors, Affiliates and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) the Shareholder, including, without limitation any general partner or manager of any thereof, against all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, in which such Shareholder participates in an offering of Registrable Securities or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, except insofar as the same are made in reliance on and in conformity with any information with respect to such Shareholder furnished in writing to the Company by such Shareholder expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Shareholder from whom the Person asserting such loss, claim, damage or liability purchased the securities if it is determined that such loss, claim, damage or liability was caused by such Shareholder's failure to deliver to such Shareholder's immediate purchaser a current copy of the prospectus (if the current copy of the prospectus was required by applicable law to be so delivered) after the Company has furnished such Shareholder with a sufficient number of copies of such prospectus. The Company will also indemnify underwriters (as such term is defined in the Securities Act), their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholders.

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(b)               Indemnification by the Shareholders. In connection with any registration statement in which a Shareholder is participating, each such Shareholder will furnish to the Company in writing such information and affidavits with respect to such Shareholder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Securities of such Shareholder and, to the extent permitted by law, agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) the Company, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the information or affidavit with respect to such Shareholder so furnished in writing by such Shareholder expressly for use in the registration statement or prospectus; provided that the obligation to indemnify shall be several, not joint and several, among such Shareholders and the liability of each such Shareholder shall be in proportion to and limited to the net amount received by such Shareholder from the sale of Registrable Securities pursuant to a registration statement in accordance with the terms of this Agreement. The indemnity agreement contained in this Section 3.4 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld or delayed). The Company and the holders of the Registrable Securities hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such holder and its Affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Common Shares by such holder and its Affiliates, (c) the name and address of such holder and (d) any additional information about such holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document.

(c)               Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels; provided that such number of additional counsel must be reasonably acceptable to the indemnifying party.

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(d)               Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) of this Section 3.4 is unavailable to an indemnified party as contemplated by the preceding paragraphs (a) and (b) of this Section 3.4, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Shareholder be greater in amount than the amount of net proceeds (after deducting underwriting discount and expenses) received by such Shareholder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in paragraph (b) of this Section 3.4 had been available.

3.5              Exchange Act Reports. The Company agrees that it will use its commercially reasonable efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act to the extent the Company is required to file such reports. Notwithstanding the foregoing, the Company may de-register any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and rules and regulations thereunder.

3.6              Holdback Agreements.

(a)               Whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any similar successor form or another form used for a purpose similar to the intended use of such forms) or is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 3.1 or Section 3.2, each holder of Registrable Securities agrees by acquisition of such Registrable Securities not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 3.2 of any Registrable Securities within 10 days prior to and 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration, except as part of such registration or unless in the case of a private sale or distribution, the transferee agrees in writing to be subject to this Section 3.6. If requested by such managing underwriter, each holder of Registrable Securities agrees to execute a holdback agreement, in customary form, consistent with the terms of this Section 3.6(a). Notwithstanding the foregoing, no Shareholder will be restricted from selling any Registrable Securities if such Shareholder was not able to sell all of its Registrable Securities pursuant to such registration statement or such Shareholder and its Permitted Transferees beneficially own a number of Common Shares as of such date of determination equal to less than one percent (1%) of the outstanding Common Shares of the Company.

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(b)               The Company agrees not to effect any sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within the 10 days prior to and during the 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) beginning on the effective date of any underwritten any underwritten Registration (except as part of such underwritten Registration or pursuant to registrations on Form S-8 or S-4 or any successor forms thereto), except that such restriction shall not prohibit (i) grants of employee stock options or other issuances of Capital Stock pursuant to the terms of a Company employee benefit plan, issuances by the Company of Capital Stock pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof, (ii) the Company from issuing shares of Capital Stock in private placements pursuant to Section 4(2) of the Securities Act or in connection with a strategic alliance, or (iii) the Company from publicly announcing its intention to issue, or actually issuing, shares of Capital Stock to shareholders of another entity as consideration for the Company's acquisition of, or merger with, such entity. In addition, upon the request of the managing underwriter, the Company shall use its commercially reasonable efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the Company.

3.7              Participation in Registrations. No Shareholder may participate in any Registration hereunder which is underwritten unless such Shareholder (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

3.8              Remedies. Each Shareholder shall have the right and remedy to have the provisions of Section 3.1 specifically enforced by any court having jurisdiction in the event that the Company materially breaches such provisions, and the Company shall reimburse such Shareholder for the reasonable costs of and expenses for counsel for such Shareholder incurred in connection with such proceeding.

3.9              Rule 144. The Company shall file any reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

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ARTICLE IV
DEFINITIONS

4.1              Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

"Action" means, any claim, action, suit, arbitration, litigation or proceeding.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that (i) none of the Shareholders or any of their respective Affiliates or Affiliated Funds shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement and (ii) no "portfolio company" (as such term is customarily used in the private equity industry) of any Affiliated Fund of an Shareholder shall be deemed to be an Affiliate of such Shareholder unless such "portfolio company" is a Controlled Affiliate. "Affiliated" has a correlative meaning.

"Affiliated Fund" means, in relation to each Shareholder, any investment fund, vehicle or account the primary investment advisor to or manager of which is such Shareholder or an Affiliate thereof.

"Agreement" has the meaning set forth in the preamble.

"Approved Director" means [NAME] and any person nominated to replace or succeed such person upon the cessation of their term as a director of the Company.

"Articles of Incorporation" means the Company's Third Amended and Restated Articles of Incorporation, as amended from time to time.

"Beneficially Own" means with respect to any securities, having "beneficial ownership" thereof for purposes of Rule 13d-3 of the Exchange Act, as determined without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d). Similar terms such as "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

"Board" has the meaning set forth in Section 1.1.

"Board Class" means, at any time when the Board is divided into two or more classes, a class of directors established by the Company Bylaws and, at any other time, the entire Board.

"Board Approval" means approval by a majority of the members of the Board.

"Board Designation Expiration Date" means, with respect to a Shareholder, the earlier of (i) the date on which such Shareholder's Percentage Interest is less than five percent (5%) and (ii) the date on which this Agreement is validly terminated pursuant to Section 5.1.

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"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of Indiana or the State of New York.

"Bylaws" means the Company's Second Amended and Restated Bylaws, as amended from time to time.

"Capital Stock" means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

"Change of Control Transaction" means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company and its subsidiaries in one transaction or a series of related transactions, (ii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current shareholders of the Company fail to own, directly or indirectly, at least Majority Voting Power, or (iii) a transaction or series of transactions in which any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (A) a reincorporation or similar corporate transaction in which the Company's shareholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (B) a transaction described in clause (ii) (such as a triangular merger) in which the threshold in clause (ii) is not passed).

"Common Shares" has the meaning set forth in the Recitals.

"Company" has the meaning set forth in the Preamble.

"Company Competitor" means (a) any Person listed on Exhibit B hereto and any Subsidiary of such Person or (b) any Person whose primary business consists of a Competitive Enterprise (which, for the avoidance of doubt, shall not include any private equity or other investment firm that Controls any such Person described or any such firm's Affiliates, other than such Person).

"Company Organizational Documents" means the Articles of Incorporation and the Bylaws.

"Competitive Enterprise" means any of the entities listed on Exhibit B hereto, and any other person or entity that is engaged in or conducting a business that is the same as or competitive with any business or commercial activity engaged in or conducted by the Company or Envigo or with respect to which the Company or Envigo has taken material steps to engage in or conduct, in either case during the 12 months prior to the date of determination.

"Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. "Controlled" has a correlative meaning.

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"Controlled Affiliate" means, with respect to each of the Shareholders, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Shareholder, where such Control includes, directly or indirectly, either (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

"Effectiveness Period" means (a) ninety (90) days or (b) such shorter period when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto.

"Election Meeting" has the meaning set forth in Section 1.1(b)(i).

"Envigo" has the meaning set forth in the Recitals.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governance Committee" has the meaning set forth in Section 1.1(b)(i).

"Governmental Entity" means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

"Group" means "group" as such term is used in Section 13(d)(3) of the Exchange Act.

"Jermyn" has the meaning set forth in Section 1.1(a).

"Law" means any applicable law, statute, code, ordinance, regulation, rule, rule of common law, order, judgment, decree, injunction or treaty of any Governmental Entity.

"Long-Form Registration" has the meaning set forth in Section 3.1(a).

"Majority Voting Power" of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

"Merger" has the meaning set forth in the Recitals.

"Merger Agreement" has the meaning set forth in the Recitals.

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"Nasdaq" means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market, on which the Common Shares are listed.

"Nominating Holder" has the meaning set forth in Section 1.1(b)(ii).

"Percentage Interest" means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are Beneficially Owned by a Shareholder on such date, divided by (ii) the number of all issued and outstanding Voting Securities on such date.

"Permitted Transferee" means (i) any Affiliate of the Shareholder, (ii) any holder of equity interests in the Shareholder and each of such holders' direct and indirect equity holders and (iii) any other Shareholder or any Affiliate thereof (provided, in each case, that in connection with any Transfer of Voting Securities to such Person, such Person executes a joinder to this Agreement to the extent required by, and in accordance, with Section 2.1(d)).

"Person" means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

"Register," "registered," and "registration" shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

"Registrable Securities" means any of (i) the Common Shares received by any Shareholder in the Merger and owned by such Shareholder at the time of determination and (ii) any other securities issued by or issuable with respect to such Common Shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering and sale of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to Rule 144 (or any similar provision then in force) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

"Registration" has the meaning set forth in Section 3.2.

"Reporting Affiliate" means an Affiliate of a Shareholder that reports together as a Group with such Shareholder on such Shareholder's Schedule 13D.

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"Representatives" means, with respect to any Person, such Person's directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

"Required Information" has the meaning set forth in Section 1.1(b)(ii).

"Restricted Period" has the meaning set forth in Section 2.1(a).

"Rule 144" means such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

"Savanna" has the meaning set forth in Section 1.1(a).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholder Representative" has the meaning set forth in Section 1.3.

"Shares" has the meaning set forth in the Recitals.

"Short-Form Registration" has the meaning set forth in Section 3.1(b).

"Subsidiary" means, with respect to any Person, another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

"Sunset Date" means, with respect to a Shareholder, the earliest to occur of: (i) the date on which such Shareholder's Percentage Interest, if such Shareholder is a Nominating Holder, is less than five percent (5%) or the date such Shareholder's Percentage Interest, if such Shareholder is not a Nominating Holder, is less than two percent (2%), (ii) the occurrence of a Change of Control Transaction or Board Approval or other recommendation or endorsement by the Board of any potential Change of Control Transaction, (iii) a material breach of this Agreement by the Company (including any removal of any Shareholder Representative designated by such Shareholder from the Board in violation of this Agreement and any failure of the Company to include in any proxy statement the nomination of a Shareholder Representative designated by such Shareholder (other than a failure proximately caused by a material breach of this Agreement by such Shareholder) that is not cured by the Company promptly and within 30 days after notice of such breach, (iv) the announcement or commencement by any Person (other than the Shareholders and their Affiliates) of a tender offer or exchange offer with respect to Voting Securities or any "solicitation" (as such term is used in the Exchange Act) by any person other than management of the Company of proxies or consents relating to the election of directors of the Company, or (v) any winding up, dissolution, liquidation or voluntary or involuntary bankruptcy filing of the Company or any of its Subsidiaries.

"Transaction Shares" has the meaning set forth in Section 2.1(a).

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"Transfer" means any direct or indirect sale, assignment, pledge, sale or purchase of any option on, short sale, swap or other hedging arrangement, disposition or other transfer (by operation of Law or otherwise), or entry into any contract, option, or other arrangement or understanding with respect to any such transaction (by operation of Law or otherwise), of the applicable Capital Stock. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of Capital Stock or any interest in Capital Stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

"Voting Securities" means Common Shares and any other securities of the Company entitled to vote generally in the election of directors at any annual or special meeting of the Company's shareholders.

4.2              Terms Generally. The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to "$" or "dollars" means United States dollars. The definitions given for terms in this Article III and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding Common Shares by reason of an issuance of shares by the Company, a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

ARTICLE V
MISCELLANEOUS

5.1              Term. This Agreement is binding on the parties effective as of the effective time of the Merger and, except as otherwise set forth herein, will continue in effect thereafter until the earlier of (a) the time when no Common Shares are held by the Shareholders and (b) its termination by the consent of all parties hereto or their respective successors in interest.

5.2              Representations and Warranties. Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party, enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party's ability to perform its obligations hereunder.

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5.3              Legends; Securities Act Compliance.

(a)               A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Shareholder agrees that all certificates, book-entry shares or other instruments representing the Shares (other than Transaction Shares) will bear the following applicable legends substantially to the following effect (with the first legend applicable solely with respect to any unregistered Common Shares):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE SHAREHOLDERS AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b)               Notwithstanding Section 5.3(a), at the request of the Shareholders, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Shareholders and (ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Shareholders.

5.4              No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the Shareholders in this Agreement.

5.5              Amendments, Waivers, Consents; etc.

(a)               Subject to Section 5.5(b), the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) the Company and (b) each Shareholder.

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(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

5.6              Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by merger, consolidation, operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Shareholders may assign its rights hereunder to any Affiliate of such Shareholder; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Shareholder and (y) remains an Affiliate of the Shareholder for so long as this Agreement remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.6 shall be void.

5.7              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8              Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.9              Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement (including the documents and instruments referred to therein and the Definitive Documents (as defined in the Merger Agreement)), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.10          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Indiana or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the courts of the state of Indiana any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.14.

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5.11          WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.11 will not be fully enforced in all instances.

5.12          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.10, in addition to any other remedy to which they are entitled at law or in equity.

5.13          No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party's respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

5.14          Several Obligations. All obligations of the Shareholders shall be several and not joint (or joint and several) and in no event shall a Shareholder have any liability or obligation with respect to the acts or omissions of the other Shareholder.

5.15          Notices. Any notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be deemed duly given: (a) on the date of delivery, if delivered personally to the intended recipient; (b) on the date receipt is acknowledged, if delivered by certified mail, return receipt requested; (c) one Business Day after being sent by overnight delivery via national courier service (providing proof of delivery); and (d) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and shall be directed to the address or e-mail set forth below (or at such other address or e-mail as such party shall designate by like notice):

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If to the Company, to:

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Attention: Bob Leasure, Chief Executive Officer

Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282

Attn: Stephen J. Hackman

Email: Stephen.hackman@icemiller.com

If to any Shareholder, to its address set forth on Schedule I with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
Attn: Jonathan Schaffzin, Kimberly Petillo-Décossard and Ross Sturman
Email: jschaffzin@cahill.com, kpetillo-decossard@cahill.com and rsturman@cahill.com

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

INOTIV, INC.

By:
Name:
Title:

30

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

[JERMYN STREET ASSOCIATES LLC]

By:
Name:
Title:

[SAVANNAH HOLDINGS LLC]

By:
Name:
Title:

[LEONE HEALTHCARE HOLDINGS LLC]

By:
Name:
Title:

[HARLAN FAMILY PARTNERSHIP LP]

By:
Name:
Title:

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Schedule I

Shareholder	Notice Address

[Jermyn Street Associates LLC]

[Savannah Holdings LLC] [Leone Healthcare Holdings LLC] [Harlan Family Partnership LP]

Exhibit A

Initial Company Directors

Shareholder Representatives

Appointed by Jermyn Street Associates LLC

Name:

Board Class:

Appointed by Savanna Holdings LLC

Name:

Board Class:

Approved Director

Name:

Board Class:

Other Directors

Name	Board Class
1. Robert W. Leasure, Jr.	Class I
2. John E. Sagartz	Class III
3.
4.

Exhibit B

Company Competitors

EXHIBIT E

Parent Voting and Support Agreement

This Parent Voting and Support Agreement (this “Agreement”), dated as of September ____, 2021, is entered into by and between the undersigned stockholder (“Stockholder”) of Inotiv, Inc., an Indiana corporation (“Parent”), and Envigo RMS Holding Corp., a Delaware corporation (“Envigo”). Envigo and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with or following the execution of this Agreement, Envigo, Parent, Dolphin MergeCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Dolphin Merger Sub, LLC, an Indiana limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC” and, together with Merger Sub, “Merger Subs”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into Envigo pursuant to the terms and conditions of the Merger Agreement (the “First Merger”), with Envigo surviving the First Merger as a wholly owned subsidiary of Parent and (ii) the merger of Envigo with and into Merger Sub LLC pursuant to the terms and conditions of the Merger Agreement (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub LLC surviving the Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, in order to induce Envigo to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock of Parent (“Parent Common Stock”) Beneficially Owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Envigo has required that Stockholder execute and deliver, and Stockholder has agreed to execute and deliver, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a)               “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b)               “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2.                  Representations of Stockholder.

Stockholder represents and warrants to Envigo that:

(a)               Ownership of Shares. Stockholder: (i) is the Beneficial Owner of, and has good and marketable title to, all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)               Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than: (i) the Original Shares; and (ii) any options, warrants, or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)               Power and Authority; Binding Agreement. Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally.

(d)               No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Legal Requirement applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon Stockholder or any of the Shares.

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(e)               No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)                No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.                  Agreement to Vote Shares.

Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of Parent called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of Parent’s stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the increase in the number of authorized shares of Parent to a number recommended by the Board of Directors of Parent, (2) the issuance of Common Shares of Parent to the holders of equity interests in Envigo pursuant to the Merger Agreement, (3) the issuance of Common Shares of Parent upon conversion of any convertible notes issued by Parent in order to finance the payment of a portion of the cash consideration to be paid to the holders of equity interests in Envigo pursuant to the Merger Agreement, (4) the increase in the number of shares available for making equity awards under Parent's equity incentive plan in an amount recommended by the Board of Directors of Parent, (5) any proposal to adjourn or postpone such meeting of stockholders of Parent to a later date if there are not sufficient votes to approve the foregoing matters, and (6) any other matter recommended by the Board of Directors of Parent presented at an annual or special meeting at which any of the foregoing matters are presented; and (ii) against any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Parent under the Merger Agreement or of Stockholder under this Agreement, and any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, Envigo’s, Merger Sub’s or Merger Sub LLC’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to Parent’s Organizational Documents).

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4.                  No Voting Trusts or Other Arrangement.

Stockholder agrees that, during the term of this Agreement, Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Envigo.

5.                  Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law, or otherwise), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Envigo, to be bound by all of the terms of this Agreement.

6.                  Additional Shares.

Stockholder agrees that all Parent Common Shares that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, but excluding Parent Common Shares underlying unexercised Options, after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

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7.                  Termination.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the termination of this Agreement by mutual written consent of the Parties. Nothing in this Section 7 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

8.                  No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to Parent or its stockholders.

9.                  Further Assurances.

Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Envigo may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

10.              Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

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11.              Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

12.              Notices.

Any notice, request, consent, claim, demand, waiver or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no "bounce back" or similar message of non-delivery is received with respect thereto), in each case sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 12):

If to Envigo (prior to the Effective Time):

Envigo RMS Holding Corp.
8520 Allison Pointe Blvd
Indianapolis, IN 46250
Attention: Dr. Adrian Hardy, CEO
Email: Adrian.Hardy@Envigo.com

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
Attn: Jonathan Schaffzin, Kimberly Petillo-Décossard and Ross Sturman
Email: jschaffzin@cahill.com, kpetillo-decossard@cahill.com and rsturman@cahill.com

If to Stockholder, to the mailing address or email address set forth for Stockholder on the signature page hereof, with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, IN 46282

Attention: Stephen J. Hackman

Email: stephen.hackman@icemiller.com

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13.              Miscellaneous.

(a)               Governing Law. This Agreement, and all Matters (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b)               Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any Matter with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the U.S. District Court for the Southern District of Indiana or, if the U.S. District Court for the Southern District of Indiana declines to accept jurisdiction over a particular Matter, any state court sitting in Indianapolis, Indiana. Each of the Parties hereto agrees that service of process or other papers in connection with any such Matter in the manner provided for notices in Section 12 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Matter for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Matter with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(c)               Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A MATTER; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

(d)               Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Mergers are consummated.

(e)               Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g)               Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)               Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 13(h) shall be null and void.

(i)                 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[signature page follows]

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in WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ENVIGO RMS HOLDING CORP.

By
Name:
Title:

[Signature Page to Parent Voting and Support Agreement]

STOCKHOLDER

By
Name:
Number of Parent Common Shares Beneficially Owned as of the date of this Agreement:______________
Street Address:
City/State/Zip Code:
Email:

[Signature Page to Parent Voting and Support Agreement]